Exhibit 4.17

EXECUTION VERSION

MCE Cotai Investments Limited

New Cotai, LLC

and Others

Shareholders’

Agreement

Contents
1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	16
	1.3	Headings	17

2	Shareholders		17

3	Directors		17
	3.1	Number of Directors	17
	3.2	MCE Directors	17
	3.3	Minority Directors	18
	3.4	Minority Shareholder Observers	18
	3.5	Eligibility and rights of Observers	18
	3.6	Chairperson	19
	3.7	Vacation of office	19
	3.8	Removal of Directors	19
	3.9	Alternate directors	20
	3.10	Director duties	20
	3.11	Fees and expenses of Directors	20
	3.12	D&O Policy	20
	3.13	Indemnity deed	21

4	Board meetings		21
	4.1	Board meetings	21
	4.2	Minimum notice of meetings of Directors	21
	4.3	Provision of information for Board meeting	21
	4.4	Delay in meetings of Directors	22
	4.5	Quorum for meetings of Directors	22
	4.6	Voting entitlements	22
	4.7	Block voting	22
	4.8	Decisions of Directors	23
	4.9	Frequency of meeting of Directors	23
	4.10	Interested Directors	23
	4.11	Conduct of meetings of Directors	24

5	Shareholder meetings		24
	5.1	Shareholder meetings	24
	5.2	Notice of meetings	24
	5.3	Quorum	24
	5.4	Decisions of Shareholders	24
	5.5	Chairperson	24
	5.6	Conduct of meetings of Shareholders	25

6	Resolutions without a meeting		25
	6.1	Resolutions	25
	6.2	Execution	25

7	Corporate Governance		26
	7.1	General management	26
	7.2	Shareholder approval matters	26
	7.3	Disagreement	27
	7.4	Material Contracts	29
	7.5	Conduct of the business of the Group	30

8	Company Subsidiaries and Committees		30
	8.1	Incorporation of Company Subsidiaries	30
	8.2	Subsidiaries	30
	8.3	Committees	31
	8.4	Obligation	31

9	Land Grant		31
	9.1	Acknowledgement	31
	9.2	Board powers	32
	9.3	Co-operation	32

10	Senior Management		32
	10.1	President and Project Director	32
	10.2	Finance Director	33
	10.3	Performance reviews	34
	10.4	Steering Committee and Supervisory Board	34

11	Related Party Transactions and Conflicts		35
	11.1	Related Party Transactions and Conflicts	35
	11.2	Variation	35
	11.3	Implementation of Policy on Related Party Transactions	35
	11.4	Post IPO	36

12	Shared Vendor Contracts		36
	12.1	Shared Vendor Contracts	36
	12.2	Obligation	36
	12.3	Application	36
	12.4	Gaming Promoters	37
	12.5	Audit rights	37

13	Development and Pre-Opening		37
	13.1	Development and Pre-Opening Services Agreement	37
	13.2	Entertainment Agreement	38

14	Casino operation		39
	14.1	Casino operation	39
	14.2	Casino Management Agreement	39
	14.3	Gaming tables	39
	14.4	MCE Casinos	41

15	Project Plan and other administrative matters		41
	15.1	Project Plan	41

	15.2	Amendments	41
	15.3	Milestones	41
	15.4	Other administrative matters	41

16	Restrictions on issue of Securities		41
	16.1	Restriction on issue of Securities	41
	16.2	Exclusions	42
	16.3	Prohibitions	42
	16.4	Upstream Securities	42

17	Capital Calls		42
	17.1	Power to make a Capital Call	42
	17.2	Making a Capital Call	42
	17.3	Call Notice	43
	17.4	Capital Call amount	44
	17.5	Cap on all Capital Calls	44
	17.6	Date for payment of a Capital Call	44
	17.7	Payment of a Capital Call	44
	17.8	Failure to pay a Capital Call	44
	17.9	Revocation	44
	17.10	Expiration	44
	17.11	Related Party Transactions	45
	17.12	Securities	45
	17.13	Amendment	45

18	Failure to contribute capital		45
	18.1	Failure to contribute	45
	18.2	Clause 21 applies	46
	18.3	Defaulting Loans	46
	18.4	Related Party Transactions	46
	18.5	Election of remedies	47
	18.6	Company action in respect of MCE Shareholder default	47

19	Additional capital		47
	19.1	Requirement for additional capital	47
	19.2	Determination	47
	19.3	Additional Capital Notice	48
	19.4	Loan funds	48
	19.5	Additional Securities	48
	19.6	Requirement to advance funds	49
	19.7	Related Party Transactions	49

20	Project Financing		49
	20.1	Project financing	49
	20.2	Financial Support	50
	20.3	Financial Support Fee	50
	20.4	Financial Support is called on	50
	20.5	Securities Issue Notice	51

	20.6	Issue of Securities	51
	20.7	Securities not taken up	51
	20.8	Cessation of Financial Support	52
	20.9	Related Party Transactions	52
	20.10	No obligation	52

21	Pre-emptive rights on issue		52
	21.1	Pro rata offer	52
	21.2	Offer Notice	53
	21.3	Response to Offer	53
	21.4	Failure to respond	53
	21.5	Subscription by accepting Offerees	53
	21.6	Disposal to third parties	53

22	Transfers		54
	22.1	Shareholders	54
	22.2	MCE Shareholders	54
	22.3	Prohibition on Transfers	54
	22.4	Credit worthiness	55
	22.5	Transfers of Financial Interests	55
	22.6	Encumbrances	55

23	Permitted Transfers		56
	23.1	Permitted Transfers	56

24	Minority Shareholders		56
	24.1	Right of first offer	56
	24.2	Offer	56
	24.3	Sale Notice	57
	24.4	Response to Sale Offer	57
	24.5	Failure to respond	58
	24.6	Purchase by MCE Shareholders	58
	24.7	Disposal to third parties	58
	24.8	Transferor must provide details	58

25	Tag along		59
	25.1	Tag along right	59
	25.2	Proposed Sale Notice	59
	25.3	Exercise of tag along right	60
	25.4	Transfer of Securities to Proposed Purchaser	60
	25.5	Completion of the sale	61
	25.6	Lapsing of Tag Along Notice	61
	25.7	Warranties on Transfer of the Tagging Securities	61
	25.8	Liability and other terms	61

26	Drag along		62
	26.1	Drag Along Right	62
	26.2	Proposed Drag Notice	62
	26.3	Fairness Opinion	62

	26.4	Exercise of Drag Right	63
	26.5	Lapsing of Drag Along Notice	63
	26.6	Completion of the sale	63
	26.7	Application to New Shareholders	63
	26.8	Consideration for Dragged Securities	64
	26.9	Related Agreements	64
	26.10	Warranties on Transfer of the Dragged Securities	65
	26.11	Liability and other terms	65

27	Compulsory Transfer		66
	27.1	Competitor or Unsuitable Person	66
	27.2	Governmental Agency	66
	27.3	Existing holders	68
	27.4	Specific performance	68

28	Shareholders		68
	28.1	Deed of Accession	68
	28.2	Accession by holders of Upstream Securities	68
	28.3	Minimum transaction size	69

29	IPO		69
	29.1	Right to demand an IPO	69
	29.2	Revocation	69
	29.3	Condition to IPO	69
	29.4	Call by the Board	70
	29.5	Recognised Stock Exchange	70
	29.6	Requirement to negotiate	70
	29.7	Structure of the IPO	70
	29.8	Obligations of the parties	70

30	Information		71
	30.1	Shareholder holding 1%	71
	30.2	Shareholder holding 15%	72
	30.3	Gaming	72
	30.4	Access	73
	30.5	Shareholder information	73

31	Confidentiality and disclosure		73
	31.1	Disclosure by Directors	73
	31.2	Restrictions on disclosure	74
	31.3	Disclosure by Shareholders and holders of Upstream Securities	74
	31.4	Disclosure generally	74
	31.5	Exceptions	75
	31.6	Conditions to disclosure	75
	31.7	Prospective Purchaser	75
	31.8	Information to be held confidential	76
	31.9	Prohibition	76
	31.10	Disclosure document	76

32	Ethical screen		76
	32.1	Acknowledgement	76
	32.2	Ethical screen	76
	32.3	Sharing otherwise permissible	77

33	Warranties		77
	33.1	Warranties	77
	33.2	Warranties independent	77
	33.3	Liability	77

34	Fair Market Value		77
	34.1	Determination of Fair Market Value	77
	34.2	Process	77
	34.3	Methodology	78
	34.4	Valuation Expert Report	78

35	Shareholder Loan Agreement		78

36	Tax Matters		80
	36.1	Tax Treatment	80
	36.2	Tax Information	80
	36.3	Tax Allocations	81
	36.4	Amendment	81

37	Dispute		81
	37.1	Dispute	81
	37.2	Proper exercise of rights not a Dispute	82

38	Termination		82
	38.1	Term	82
	38.2	Certain provisions continue	82

39	Notices		82
	39.1	General	82
	39.2	How to give a communication	82
	39.3	Particulars for delivery of notices	83
	39.4	Communications by post	85
	39.5	Communications by fax	85
	39.6	After hours communications	85
	39.7	Receipt of notice	85

40	Duties, costs and expenses		85
	40.1	Fees and costs	85
	40.2	Duties	86

41	General		86
	41.1	Amendment	86
	41.2	Several obligations	86
	41.3	Counterparts	86

41.4	Assignment	86
41.5	Entire understanding	87
41.6	Further steps	87
41.7	Attorneys	87
41.8	Inconsistency with Memorandum and Articles of Association	87
41.9	Relationship of parties	87
41.10	Rights cumulative	87
41.11	Survival of obligations after termination	88
41.12	Waiver and exercise of rights	88
41.13	Consent	88
41.14	Equitable relief	88
41.15	Governing law and jurisdiction	88
41.16	Ownership thresholds	88

Schedule 1 – Financial Interest	92
Schedule 2 – Warranties	93
Schedule 3 – Reserved matters	94
Schedule 4 – Valuation Expert list	97
Annexure A – Amended and Restated Memorandum and Articles of Association
Annexure B – Deed of Accession	99
Annexure C – Confidentiality Deed
Annexure D – Shareholder Loan Agreement
Annexure E – Registration Rights Agreement
Annexure F-1 – MCE Commitment Letter
Annexure F-2 – Silver Point Funds Commitment Letter
Annexure F-3 – Oaktree Funds Commitment Letter
Annexure G – Other administrative matters	107
1 Definitions	107
2 Acknowledgment	107
3 Fees	107
Annexure H – Additional administrative matters	109
1 Definitions	109
2 Facility Operation Fees	109

Date

Parties

MCE Cotai Investments Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE Cotai)

New Cotai, LLC, a limited liability company formed in Delaware, United States of America, c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America (New Cotai)

Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE)

Cyber One Agents Limited, a company incorporated in the British Virgin Islands, with its registered office at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands (Company)

Background

A	MCE Cotai and New Cotai have agreed to enter into this document to govern their relationship in connection with, and the conduct and operations of, the Group.

B	MCE Cotai and New Cotai have agreed to invest further capital in the Company on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Accounting Standards means the applicable accounting standards under US GAAP or such other accounting standards (including Hong Kong IFRS and IFRS) as may be implemented by the Board from time to time.

Additional Capital Notice has the meaning given to that term in clause 19.3(b).

Affiliate means in relation to a person (First Person), any other person:

(a)	directly or indirectly controlling, controlled by, or under direct or indirect common control with, the First Person;

(b)	who is a director or officer of the First Person or any Subsidiary of the First Person or of any person referred to in paragraph (a) of this definition; or

(c)	who is a spouse or any person cohabiting as a spouse, child or stepchild, parent or step-parent, parent-in-law, grandchild, and grandparent of the First Person or of a person described in paragraph (b) of this definition.

Appointing Shareholder means a Minority Shareholder from time to time that:

(a)	is the Largest Minority Shareholder; and

(b)	holds at least 20% of the Securities on issue.

Appointment Date has the meaning given to that term in clause 10.2(a).

Audited Accounts means the annual audited accounts for the Group incorporating:

(a)	a statement of financial performance for the Financial Year;

(b)	a statement of financial position as at the last day of the Financial Year;

(c)	a statement of cash flows for the Financial Year; and

(d)	any notes, statements and reports attached to and forming part of those statements, including the certification of independent certified public accountants of recognized international standing selected by the Board, to the effect that, except as set forth therein, such statements have been prepared in accordance with Accounting Standards, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows for the periods covered thereby.

Authorisation means:

(a)	any consent, permit, license, or authorisation; or

(b)	exemption,

from, by, or with, a Governmental Agency.

Board means the board of Directors from time to time.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Business Plan means the Group business plan as set out in section II of the Project Plan and as amended from time to time subject to clause 7.2(a).

Call Notice has the meaning given to that term in clause 17.3(a).

Calling Shareholder has the meaning given to that term in clause 17.2(c).

Capital Call means a call on the Shareholders to contribute capital to the Company in exchange for Securities under clause 17.

Capital Issue Notice has the meaning given to that term in clause 20.7.

Casino Management Agreement means the services and right to use agreement between Melco Crown Gaming (Macau) Limited, New Cotai Entertainment, LLC and New Cotai Entertainment (Macau) Limited dated 11 May 2007.

Cause means, in respect of a person, the person’s:

(a)	conviction for fraud, embezzlement, any other serious criminal act or any other actions subject to serious civil or administrative actions by any Governmental Agency; or

(b)	gross misconduct, willful act or omission not done in good faith or done without reasonable belief that the action was in furtherance of the interests or business of the relevant Group Company.

Chairperson means the chairperson of the Board appointed from time to time pursuant to clause 3.6.

Commitment Letters means the letter agreements from MCE, the Silver Point Funds, and the Oaktree Funds to the Company attached to this document as Annexures F-1, F-2, and F-3.

Company Subsidiary means any company which is or becomes a Subsidiary of the Company from time to time.

Competitor means:

(a)	any person or entity (other than MCE and its Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof)) holding a gaming concession or subconcession to operate games of fortune and chance in a casino in Macau;

(b)	any person or entity holding a direct or indirect interest in any person specified in paragraph (a) of this definition and having the right to appoint a director on the board of any such entity; or

(c)	any subsidiary of any person specified in paragraph (a) of this definition.

Confidential Information means:

(a)	any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group (and includes any information provided under clauses 30.1, 30.2 or 30.4); and

(b)	any information relating to this document and the transactions contemplated by it including the existence of this document and the transactions contemplated by it and of the negotiations which preceded it;

provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)	becomes available to the receiving person on a non-confidential basis from a source other than the Company; provided, that such source is not known by such person to be bound by a confidentiality agreement with the Company.

Confidentiality Deed means the confidentiality deed attached to this document as Annexure C.

Conflicts Committee means a committee to approve certain transactions between any Group Company and any of the Shareholders, their Affiliates or Connected Persons.

Conflicts Committee Charter means guidelines for the membership and operations of the Conflicts Committee.

Connected Person has the meaning given to that term in the Rules.

Contracts means agreements, contracts, arrangements or understandings, whether formal or informal, written or oral.

control means, in relation to a person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, by contract, or otherwise.

Covered Persons means any Shareholder, any holder of Upstream Securities in that Shareholder, and any of their Affiliates (respectively), and in the case of any such persons that are investment funds, any funds managed by them or by any of their Affiliates.

D&O Policy means a directors and officers insurance policy taken out by the Company from time to time with a reputable insurer.

Deed of Accession means a deed of accession substantially in the form contained in Annexure B.

Defaulting Loan has the meaning given to that term in clause 18.1(b).

Defaulting Securities has the meaning given to that term in clause 18.2(a).

Defaulting Shareholder has the meaning given to that term in clause 18.1.

Demanding Shareholder has the meaning given to that term in clause 29.1(a).

Development and Pre-Opening Services Agreement means an agreement proposed to be entered into between MCE and one or more of its Affiliates, on the one hand, and one or more of the Group Companies, on the other, in relation to provision of services to the Group Companies related to the development, construction, design, fit-out, and completion of the MSC

Property, and the Opening, and the payment and the reimbursement of Development and Pre-Opening Services Costs.

Development and Pre-Opening Services Costs means the following categories of service fees to be charged by MCE to the Company and the costs and expenses incurred by MCE on behalf of the Company in relation to the development, construction, design, fit-out, installation, completion and pre-opening of the MSC Property, and the Opening including:

(a)	supervisory and project management costs directly involved with the development, construction, design, fit-out, installation, completion and pre-opening of the MSC Property and the Opening which are contained in the Project Budget;

(b)	development capital expenditures;

(c)	out of pocket costs & expenses under construction contracts;

(d)	design and construction consultancy fees;

(e)	other advisory fees and out of pocket costs and expenses in relation to MCE service fees;

(f)	costs and expenses incurred in relation to the operations of the MSC Property prior to the Opening or in connection with the Opening;

(g)	payroll costs including costs related to: payroll processing, management labour, City of Dreams employee dining room usage, employee shuttle usage, investigation cost for new employees, relocation accommodation for senior expatriate employees or corporate hotel room rates, and procurement costs;

(h)	MCE recruitment services fees and out of pocket costs and expenses;

(i)	marketing fees and out of pocket costs and expenses related to: pre-opening event, pre-opening launch (marketing and advertising), initial photography, website development, branding development, premium customer entertainment and visits;

(j)	rental costs including preopening offices if required and shared space;

(k)	office supplies;

(l)	travel and entertainment including: factory visits, key market launches and regulatory meetings;

(m)	transportation costs to site including MCE vehicle fleet;

(n)	external legal fees and expenses and in-house legal costs; and

(o)	accounting services including accounts payable and other finance processing.

Development Plan means the plan for the construction and development of the MSC Property as set out in section I of the Project Plan and as amended from time to time subject to clause 7.2(a).

Director means a member of the Board of the Company from time to time.

Disagreement has the meaning given to that term in clause 7.3(a).

Disagreement Notice has the meaning given to that term in clause 7.3(a).

Disclosing Shareholder has the meaning given to that term in clause 31.7(a).

Dispute has the meaning given to that term in clause 37.1(a).

Dispute Notice has the meaning given to that term in clause 37.1(b).

Disputing Parties has the meaning given to that term in clause 37.1(c).

Drag Along Notice has the meaning given to that term in clause 26.4.

Drag Along Right has the meaning given to that term in clause 26.1.

Dragged Securities has the meaning given to that term in clause 26.1.

Dragged Shareholders has the meaning given to that term in clause 26.1.

Dragging Shareholder has the meaning given to that term in clause 26.1.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount in respect of the above.

Effective Interest in Securities means the interest of a person or entity (the Person) in Securities calculated as the sum of:

(a)	the number of Securities on issue for which the Person is the registered holder; plus

(b)	the product of:

(i)	the fraction that is determined by multiplying the economic interest in the equity of an entity (the First Entity) held by the Person (expressed as a fraction of all the economic interests in the equity of the First Entity) by the economic interest in the equity of each other entity within the chain of entities between the First Entity and the Registered Holder (in each case expressed as a fraction of all the economic interests in the equity of each such entity) and, where the Person has an interest in Securities through more than one First Entity, the interest that is obtained by aggregating such Person’s fractional interest in all such First Entities, and

(ii)	the number of Securities on issue that are held by registered holders of Securities in which the Person holds an interest through the chain or chains of entities in paragraph (b)(i) (Registered Holder); and

expressed as a percentage of all the Securities on issue.

For the purposes of this definition, “economic interest in the equity of an entity” excludes any derivative or synthetic security that represents an interest in the underlying equity securities of such entity.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, hypothecation, trust or bill of sale,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Entertainment Agreement has the meaning given to that term in clause 13.2(a).

Entertainment Service Provider means eSun or any of its Affiliates.

eSun means eSun Holdings Limited.

Expert means an expert appointed under clause 7.3 or 26.3, as applicable.

Expert Request has the meaning given to that term in clause 7.3(e).

Fair Market Value is the value determined in accordance with clause 34.

Fairness Opinion has the meaning given to that term in clause 26.3(d).

Finance Director means the most senior finance executive of the Group from time to time and having whatever title or designation as the Company may confer from time to time.

Financial Interest means:

(a)	in respect of an initial Shareholder, that number set out opposite the Shareholder’s name in column 2 of the table in schedule 1 as may be increased or decreased under clause 22.5; and

(b)	in respect of any successor Shareholder who has entered into a Deed of Accession, the interest specified in that deed as may be increased or decreased under clause 22.5.

Financial Support has the meaning given to that term in clause 20.1(b).

Financial Supporter has the meaning given to that term in clause 20.4(a).

Financial Support Fee has the meaning given to that term in clause 20.3(a).

Financial Support Loan has the meaning given to that term in clause 20.4(a).

Financial Year means:

(a)	the period commencing on the date of this document and ending on 31 December; and

(b)	each subsequent 12 month period.

Financing and Funding Schedule means the funding and financing schedule of the Group as set out in sections V and VI (respectively) of the Project Plan and as amended from time to time subject to clause 7.2(a).

Force Majeure means:

(a)	any change in Law or rules or regulations of a Governmental Agency; or

(b)	any of the following (but only to the extent outside the control of the Group):

(i)	any act of God;

(ii)	any political conditions, including acts or war, armed hostilities or terrorism;

(iii)	any conditions resulting from natural disasters;

(iv)	any deterioration in global market conditions or the market conditions in Hong Kong, Macau or the People s Republic of China (except to the extent such deterioration has a significantly disproportionate impact on MCE and its Affiliates when taken as a whole relative to other participants in the gaming industry in Macau);

(v)	any crisis or material disruption in the global financial system or the financial systems of Hong Kong, Macau or the People s Republic of China;

(vi)	any pandemic;

(vii)	any labour shortage, or any labour or industrial action of any kind (stoppage, strike, slowdown or interruption of any kind) not specific to the MSC Property; or

(viii)	any failure to obtain any Authorisation, despite the Company having used commercially reasonable endeavours to obtain any such Authorisation.

Further Capital Notice has the meaning given to that term in clause 19.6.

Future Funding Date has the meaning given to that term in clause 19.6(b).

Gaming Authorisation means any gaming concession, subconcession, licensing or regulatory Authorisation to conduct gaming business in any jurisdiction.

Gaming Promoter means any gaming promoter duly licensed by the Macau government to act in any such capacity, and whose activity is to promote gaming in casinos in Macau by providing (among other things) amenities such as transport, lodgement, food and beverage and entertainment to patrons.

Gaming Regulator means any Governmental Agency responsible for the regulation of gaming, wagering or betting in any jurisdiction.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group means the Company and the Company Subsidiaries from time to time and the expressions member of the Group or Group member or Group Company mean any one of them.

HKIAC has the meaning given to that term in clause 7.3(f)(iii).

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Implementation Agreement means the agreement entered into between MCE, MCE Cotai, New Cotai and New Cotai Holdings, LLC dated     June, 2011.

IPO means an initial public offering of any class of equity securities by the Company (or a new holding company formed as a special purpose vehicle for the initial public offering (IPO HoldCo) provided that, as part of, or immediately after such offering, a Shareholder has the right, at its sole option, to cause the Company to exchange any or all of its Securities for equity securities of the class offered in such offering) in conjunction with a listing or quotation of those equity securities on a Recognised Stock Exchange.

Land means a plot of land situated in Macau, at the Cotai reclaimed land area, with gross area of 140,789 square meters, described at the Macau Immovable Property Registry under n.º 23059, comprised by lots G300, G310 and G400, denoted by the letter “A” on map no. 5899/2000 issued by Macao Cartography and Cadastre Bureau on 22 January 2001.

Land Grant means the land concession by way of lease, for the Land, for a period of 25 years as of 17 October 2001, renewable for successive periods of ten years up to 19 December 2049, registered with the Macau Immovable Property Registry in PropCo’s name under inscription no. 26642 of Book F, titled by Dispatch of the Secretary for Public Works and Transportation no. 100/2001 of 9 October 2001.

Largest Minority Shareholder means:

(a)	the Minority Shareholder holding the most Securities of all Minority Shareholders; or

(b)	if there is more than one Minority Shareholder holding the same number of Securities and more Securities than any other Minority Shareholder, each such Minority Shareholder.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency.

Macau means the Macau Special Administrative Region of the People’s Republic of China.

Majority of the Minority Shareholders means the holders of a majority of the Securities on issue held by all of the Minority Shareholders.

Management Accounts means the monthly unaudited management accounts for the Group which must include:

(a)	a statement of financial performance;

(b)	a statement of financial position;

(c)	cash flow statement; and

(d)	a statement of the source and application of funds for the Financial Year to date.

MCE Casino(s) means the casino(s) and gaming area(s) owned directly or indirectly (in whole or in majority) or operated (or both) by MCE, the MCE Subconcessionaire or any of their respective Affiliates.

MCE Director means a Director appointed by the MCE Shareholders under clauses 3.2(a) or 3.2(b) (as applicable).

MCE Shareholders means MCE and any Affiliate (under clause (a) of that definition, but not clause (b) or (c) thereof) of MCE to whom Securities are issued or Transferred under this document.

MCE Shareholder Valuation Expert means the Valuation Expert MCE notifies to the Company pursuant to the Implementation Agreement, provided that Shareholders holding a majority of the Securities on issue held by all of the MCE Shareholders may from time to time (but not more than once per year) change the MCE Shareholder Valuation Expert by selecting a different person from the list set out in schedule 4 and notifying the Company and each Minority Shareholder within 3 Business Days following such change.

MCE Subconcession means the trilateral agreement dated 8 September 2006 entered into by and among the Macau government, Wynn Resorts (Macau), S.A. (Wynn Macau) (as concessionaire for the operation of casino games of chance and other casino games in Macau, under the terms of a concession contract dated 24 June 2002 between Macau and Wynn Macau, as amended on 8 September 2006) and the MCE Subconcessionaire, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of Macau, Wynn Macau and the MCE Subconcessionaire, pursuant to the terms of which the MCE Subconcessionaire shall be entitled to operate casino games of chance and other casino games in Macau as an autonomous subconcessionaire in relation to Wynn Macau, including any supplemental letters or agreements entered into or issued by the Macau government and the MCE Subconcessionaire from time to time, and including any replacement concession or subconcession for the operation of casino games of chance and other casino games in Macau.

MCE Subconcessionaire means Melco Crown Gaming (Macau) Limited, a company incorporated in Macau, or any other Affiliate of MCE holding the MCE Subconcession from time to time.

Memorandum and Articles of Association means the memorandum and articles of association of the Company attached to this document as Annexure A as may be amended from time to time in accordance herewith.

Minority Director means a Director appointed by the Minority Shareholders under clause 3.3(a).

Minority Shareholders means any Shareholder as at the date of this document (other than any MCE Shareholder) and any person (other than any MCE Shareholder) to whom a Shareholder (other than, with respect to Transfers of Securities to persons who are not Minority Shareholders at the time of such Transfer, any MCE Shareholder) Transfers Securities.

Minority Shareholder Valuation Expert means the Valuation Expert New Cotai notifies to the Company pursuant to the Implementation Agreement, provided that the Majority of the Minority Shareholders may from time to time (but not more than once per year) change the Minority Shareholder Valuation Expert by selecting a different person from the list set out in schedule 4 and notifying the Company and MCE within 3 Business Days following such change.

Minority Transferor has the meaning given to that term in clause 24.2.

MSC Casino means the casino and gaming area to be constructed or operated within the MSC Property.

MSC Property means the Macau Studio City project to be developed and operated on the Land.

New Shareholder has the meaning given to that term in clause 26.7.

Non Defaulting Shareholders has the meaning given to that term in clause 18.1.

Notified Party has the meaning given to that term in clause 27.2(b).

Oaktree Funds means each of OCM Opportunities Fund V, L.P., OCM Asia Principal Opportunities Fund, L.P., and OCM Opportunities Fund VI, L.P.

Observer means an observer appointed to the Board in accordance with clause 3.4(a).

Offer has the meaning given to that term in clause 21.1.

Offer Notice has the meaning given to that term in clause 21.2.

Offeree has the meaning given to that term in clause 21.1.

Opening means the opening of the MSC Property to the public.

Performance Failure means, in respect of any employee of a Group Company:

(a)	continued failure to perform the duties and responsibilities described herein or in the person’s employment agreement for his or her position in any Group Company to the standard reasonably required by the Group Company (including the employee’s supervisor) or continued failure to follow a reasonable and lawful order or direction of the relevant Group Company (including that from the employee’s supervisor), other than any such failure resulting from employee’s sickness or disability;

(b)	misconduct, such conduct being inconsistent with the due and faithful discharge of his or her duties under his or her employment agreement with such Group Company; or

(c)	continued failure, habitual neglect of his or her duties and responsibilities under his employment agreement with such Group Company.

Permitted Transferee means:

(a)	in the case of an MCE Shareholder, any Affiliate of MCE;

(b)	in the case of a Minority Shareholder (i) any Affiliate of that Minority Shareholder or (ii) any holder of Upstream Securities in that Minority Shareholder or any Affiliate of that holder of Upstream Securities;

(c)	in the case of a holder of Upstream Securities in a Minority Shareholder, (I) any holder of Upstream Securities in that holder of Upstream Securities or in that Minority Shareholder or (II) any Affiliate of the holder of Upstream Securities or of any person in clause (I);

(d)	in the case of a natural person, any spouse or any other person cohabitating as a spouse, child or step-child, parent or step-parent, parent-in-law, grandchild or grandparent of that person; and

(e)	any Project Lender in accordance with clause 22.6.

A person who becomes a holder of Upstream Securities by purchasing such securities in a primary issuance shall not, as a result, become a Permitted Transferee. As used in this definition, Affiliate shall include clause (a) of that definition, but shall not include clause (b) or (c) of the definition thereof.

Policy on Related Party Transactions means a policy regulating the entry by Group Companies into certain transactions with Shareholders, their Affiliates and Connected Parties as initially approved by all of the Directors on the date of this document, and as amended from time to time in accordance with clause 11.2.

President means the most senior executive officer of the Company from time to time or the person holding substantially the same position and having whatever title or designation as the Company may confer from time to time.

Project Budget means the budget for the development and construction of the MSC Property (including pre-opening expenses) as set out in the subsection entitled “Development Budget” in section I of the Project Plan and in section III of the Project Plan, in each case as amended from time to time subject to clause 7.2(a).

Project Director means the most senior project development officer of the Group from time to time with the responsibility to manage the design, development, construction and completion of the MSC Property.

Project Lenders has the meaning given to that term in clause 20.1(b).

Project Plan means the plans and budget for the construction and development of the MSC Property as agreed to, and initialled by, each of New Cotai, MCE Cotai and MCE prior to the date of this document and amended from time to time subject to clause 7.2(a).

PropCo means East Asia-Televisão Por Satélite, Limitada, a company incorporated in Macau (also known as East Asia Satellite Television Limited).

Proposed Drag Notice has the meaning given to that term in clause 26.2.

Proposed Purchaser has the meaning given to that term in clause 25.2(d).

Proposed Sale Notice has the meaning given to that term in clause 25.2.

Proposed Seller has the meaning given to that term in clause 25.1.

Prospective Purchaser has the meaning given to the term in clause 31.7.

Qualified IPO means an IPO in which the total aggregate value of the Securities or shares of IPO HoldCo publicly sold (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than US$150 million.

Quarter means the:

(a)	the period commencing on the date of this document and ending on the immediately succeeding Quarter Date; and

(b)	each 3 month period after the period in (a) and ending on 31 December, 31 March, 30 June and 30 September of each calendar year (each such date, a Quarter Date).

Recognised Stock Exchange means the Stock Exchange of Hong Kong Limited, the Singapore Exchange, the New York Stock Exchange and the NASDAQ and such other exchange jointly designated as such by the MCE Shareholders and the Majority of the Minority Shareholders.

Registration Rights Agreement means the registration rights agreement attached to this document as Annexure E.

Related Agreement has the meaning given to that term in clause 26.9(a).

Reorganisation Event means:

(a)	a pro rata dividend of Securities;

(b)	a sub-division or consolidation of Securities; or

(c)	any other reorganisation or reconstruction of shares the Company is authorised to issue where the Company does not pay or receive cash.

Respective Proportion means the proportion the number of Securities on issue held by a Shareholder bears to the total number of Securities on issue held by all Shareholders.

Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time).

Sale Offer has the meaning given to that term in clause 24.2.

Sale Notice has the meaning given to that term in clause 24.3.

Sale Securities has the meaning given to that term in clause 25.2.

Securities Issue Notice has the meaning given to that term in clause 20.5.

Security means a fully paid share in the capital of the Company carrying the rights and obligations set out in this document and in the Memorandum and Articles of Association.

Share Sale means the Transfer of all of the Securities in the Company.

Shareholder means a holder of Securities from time to time.

Shareholder Group means each of the MCE Shareholders, on the one hand, and the Minority Shareholders, on the other hand, or either one of them (as the context requires).

Shareholder Loan Agreement means the agreement in the form set out in Annexure D as amended in accordance with clause 35 from time to time.

Shared Vendor Contracts has the meaning given to the term in clause 12.1.

Shared Vendors has the meaning given to the term in clause 12.1.

Silver Point Funds means each of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Master Fund, L.P.

Steering Committee has the meaning given to that term in clause 10.4(a).

Subsidiary has the meaning given to that term in the Companies Ordinance of Hong Kong (Cap 32 of the Laws of Hong Kong).

Supervisory Board has the meaning given to the term in clause 10.4(c).

Tag Along Notice has the meaning given to that term in clause 25.3.

Tagging Shareholders has the meaning given to that term in clause 25.4.

Tagging Securities has the meaning given to that term in clause 25.3.

Tax means tax, levy, impost, duty or other charge or withholding of a similar nature imposed by any Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Third Party Casino means those casinos or gaming areas operated but not majority owned or controlled by MCE or any of its Affiliates.

Third Party Purchaser has the meaning given to that term in clause 26.1.

Tier 1 Reserved Matters means the matters set out in Part A of schedule 3.

Tier 2 Reserved Matters means the matters set out in Part B of schedule 3.

Tier 3 Reserved Matter means the matter set out in Part C of schedule 3.

Tier 4 Reserved Matter means the matter set out in Part D of schedule 3.

Transaction Documents means this document, the Implementation Agreement, the Registration Rights Agreement, the Commitment Letters and the Memorandum and Articles of Association.

Transfer means to transfer, sell, assign, convey, or otherwise dispose of.

Unsubscribed Securities has the meaning given to that term in clause 21.3(b).

Unsuitable Person means a person or entity whose direct or indirect ownership of Securities could (on the facts then known):

(a)	based on the written advice of outside legal counsel to a Shareholder or MCE (as applicable); or

(b)	based on an objection received from a Gaming Regulator,

be reasonably expected to adversely impact the suitability or entitlement of:

(x) any member of the Group;

(y) any MCE Shareholder, any holder of Upstream Securities in any MCE Shareholder, or any of their respective Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons; or

(z) any Minority Shareholder, any holder of Upstream Securities in any Minority Shareholder, or any of their respective Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons, to maintain any Gaming Authorisation.

Upstream Securities means, in respect of a Shareholder, any equity securities or interests in equity securities issued by that Shareholder or by any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds an Effective Interest in Securities held by that Shareholder, but does not include any equity securities or interests in equity securities:

(a)	in any investment fund or account managed by any investment fund, or in any successors or Affiliates of the foregoing, or in any person that, directly or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in any such person;

(b)	in MCE, or any of its shareholders or any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in those shareholders; or

(c)	in any other Shareholder or holder of Upstream Securities whose shares are listed on an internationally recognised stock exchange.

Valuation Expert means each of the MCE Shareholder Valuation Expert, on the one hand, and the Minority Shareholder Valuation Expert, on the other hand, or either one of them (as the context requires).

Valuation Expert Report has the meaning given to the term in clause 34.4(a).

Warranties means the warranties in schedule 2 and Warranty means any of them.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	includes means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(f)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	a person or a party includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Hong Kong;

(vii)	“US$” or US dollars is a reference to the currency of the United States of America;

(viii)	“HK$” or HK dollars is a reference to the currency of Hong Kong;

(ix)	this or any other document includes the document as novated, varied or replaced in accordance with the terms hereof and thereof and despite any change in the identity of the parties;

(x)	this document includes all schedules, annexures and exhibits to it;

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(xii)	a reference to a meeting is a meeting in person, by conference telephone or similar equipment, so long as all of the participants can hear each other; and

(xiii)	if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will rounded up or down, as appropriate, with .5 or greater rounded up;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day;

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded; and

(i)	the schedules and annexures to this document shall be incorporated by reference herein and constitute a part hereof.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Shareholders

As at the date of this document the only Shareholders are New Cotai and MCE Cotai.

3	Directors

3.1	Number of Directors

(a)	The number of Directors must not be less than one or more than five (excluding alternate directors).

(b)	On the date of this document the number of Directors will be five.

3.2	MCE Directors

(a)	Subject to clause 3.2(b), the MCE Shareholders may, from time to time, appoint one Director for every 20% of the Securities on issue held by them in aggregate, including to fill vacancies created by removals under clause 3.2(c) or vacancies created as a result of the application of clauses 3.7(b) or 3.7(c).

(b)	Despite clause 3.2(a), the MCE Shareholders may, from time to time, by notice to the Company, appoint up to three Directors for so long as they hold in aggregate:

(i)	more than 40% of the Securities on issue; and

(ii)	more Securities on issue than any other Shareholder and its Affiliates to whom Securities have been issued or Transferred in accordance with this document, in the aggregate.

(c)	Subject to clause 3.2(d), the MCE Shareholders may remove any Director appointed by them under clauses 3.2(a) or 3.2(b) (as applicable) by notice to the Company.

(d)	Any notice under clause 3.2(c) must be signed by Shareholders holding a majority of the Securities on issue held by all of the MCE Shareholders as at the date of the notice.

3.3	Minority Directors

(a)	The Minority Shareholders may, by action of the Majority of the Minority Shareholders, for so long as they hold in aggregate:

(i)	20% or more of the Securities on issue, appoint two Directors; and

(ii)	10% or more, but less than 20% of the Securities on issue, appoint one Director, including in each case to fill vacancies created by removals under clause 3.3(c) or vacancies created as a result of the application of clauses 3.7(b) or 3.7(c), in each case by written notice to the Company.

(b)	Subject to clause 3.3(c), the Minority Shareholders may, by action of the Majority of the Minority Shareholders, remove any Director appointed by them under clause 3.3(a) by notice to the Company.

(c)	Any notice under clause 3.3(b) must be signed by the Majority of the Minority Shareholders as at the date of the notice.

3.4	Minority Shareholder Observers

(a)	The Majority of the Minority Shareholders may, for so long as the Minority Shareholders hold, in aggregate, an Effective Interest in Securities of 5% or more but less than 20%, designate by notice to the Company one Observer.

(b)	The Majority of the Minority Shareholders may change any Observer designated by them under clause 3.4(a) by notice to the Company.

(c)	Any notice under clauses 3.4(a) or 3.4(b) must be signed by the Majority of the Minority Shareholders as at the date of the notice.

(d)	No more than one Observer may be designated under this clause 3.4.

3.5	Eligibility and rights of Observers

(a)	An Observer is entitled to attend each meeting of the Board.

(b)	An Observer must be given the same notice of each meeting of the Board, at the same time and in the same form, as given to the Directors.

(c)	An Observer must be provided with all of the information provided to Directors at the same time as such information is provided to the Directors, including all board packs, agendas and any information to be presented to the Board.

(d)	An Observer is not entitled to vote at meetings of the Board.

(e)	It is a condition of the designation of an Observer under clause 3.4(a) that the Observer enters into, or is already covered by, a confidentiality deed with the Company on terms substantially the same as the Confidentiality Deed or otherwise acceptable to the Company.

3.6	Chairperson

(a)	For so long as clauses 3.2(b)(i) and 3.2(b)(ii) are satisfied, the MCE Shareholders may from time to time by notice to the Company appoint an MCE Director as the Chairperson and may remove from office any person so appointed and appoint another MCE Director as the Chairperson in their place.

(b)	If clause 3.2(b)(i) or 3.2(b)(ii) is not satisfied, the holders of a majority of the Securities then on issue may from time to time by notice to the Company appoint a Director as the Chairperson and may remove from office any person so appointed and appoint another Director as the Chairperson in their place.

3.7	Vacation of office

The office of a Director will be vacated if:

(a)	the Director is removed under clause 3.2(c) or 3.3(b) (as applicable);

(b)	the Director gives notice to the Company that he or she resigns as a Director; or

(c)	the Director dies.

3.8	Removal of Directors

(a)	If the number of Directors appointed by a person under clause 3.2 or 3.3 is greater than the number of Directors entitled to be appointed by that person under the relevant clause, then that person must, within two Business Days of ceasing to be so entitled, give notice to the Company removing that number of Directors in excess of its entitlement.

(b)	If any person to whom clause 3.8(a) applies does not give notice removing the required number of Directors within the period specified in that clause, any person entitled to appoint a Director under clauses 3.2 or 3.3 may give such a notice removing any such Directors.

3.9	Alternate directors

(a)	A Director may, with the prior written approval of the Board, appoint an alternate director by notice to the Company.

(b)	An alternate director may attend any Board meeting and vote on any resolution of the Board provided the Director that appointed the alternate is not present at the meeting and is a Director at the time of the meeting.

(c)	An alternate director is entitled to a separate vote for each Director the alternate director represents in addition to any vote that alternate director may have as a Director if that alternate director is also a Director.

3.10	Director duties

Each Director and director of a Company Subsidiary shall be required to have regard to, and act in the best interests of, the Company and all of its Shareholders; provided that, to the maximum extent permitted by law and without detracting from or limiting the foregoing obligation, Directors and directors of Company Subsidiaries shall be permitted to also have regard to the interests of the Shareholder Group that appointed that Director in carrying out his or her duties as a Director or a director of any Company Subsidiary to the extent that those interests are consistent with the best interests of the Company and all of its Shareholders.

3.11	Fees and expenses of Directors

(a)	The Company must:

(i)	pay the reasonable expenses properly incurred by Directors and members of the Supervisory Board in relation to the business of the Group, including accommodation expenses in travelling to and from meetings of the Board, any Group Company, or any committee of any such Company, and any meeting of the Supervisory Board, and provided such expenses are supported by valid receipts; and

(ii)	pay the cost of any insurance policies taken out by the Company in respect of the Directors.

(b)	No Director is entitled to be paid any fees in connection with his or her appointment or role as a Director.

3.12	D&O Policy

The Company must:

(a)	maintain a D&O Policy in respect of each Director and each director of a Company Subsidiary that provides a level of coverage consistent with that maintained by similarly sized companies that engage in activities similar to those undertaken by the Company and the Company Subsidiaries; and

(b)	pay the premiums in respect of that D&O Policy in relation to the Director s term in office and for six years after the expiry of the Director s term (to the maximum extent permitted by Law).

3.13	Indemnity deed

Each Group member must enter into a deed of access and indemnity with each director of such a company (on terms acceptable to the Board) under which it indemnifies the directors to the maximum extent permitted by law and gives each director a right (subject to certain limitations) to have access to and make copies of board papers and minutes in respect of the period during which the relevant director is or was a director of such a company.

4	Board meetings

4.1	Board meetings

This clause 4 applies to each meeting of Directors.

4.2	Minimum notice of meetings of Directors

(a)	Unless agreed to the contrary by all the Directors, each Director must receive:

(i)	in the case of an emergency, not less 48 hours notice; and

(ii)	in all other cases, not less than five days’ notice, of a meeting of the Directors.

(b)	Any notice of a meeting of Directors must specify the resolutions to be voted on and the location, date and time of the meeting.

(c)	Minority Directors (if there are any) shall be permitted to include additional items for discussion at the Board meeting.

(d)	Notice of any meeting that is determined by the Company to be an emergency meeting shall specify that determination, which must be reasonable, the nature of the emergency in reasonable detail and information for participating telephonically or by video-conferencing.

4.3	Provision of information for Board meeting

After the notice referred to in clauses 4.2(a) and 4.2(b) , the Company must:

(a)	in the case of an emergency, not less than 24 hours prior to the meeting; and

(b)	in all other cases, not less than 2 days prior to the meeting,

deliver to each of the Directors the materials to be discussed at the Board meeting the subject of the notice in clause 4.2(a) (including board packs, agendas and other information to be presented to the Board).

4.4	Delay in meetings of Directors

(a)	A Director may, on receipt of a notice of a meeting of the Directors under clause 4.2(a), by notice to the Company and each other Director, require the meeting to be delayed:

(i)	in the case of an emergency meeting, for up to 24 hours; and

(ii)	in the case of all other meetings, for up to 48 hours.

(b)	Any notice under clause 4.4(a) must specify the date and time the delayed meeting is to be held (but not the place, which will be the same place as the meeting notified under clause 4.2(a)).

(c)	Any particular meeting may not be delayed by the Minority Directors as a group and the MCE Directors as a group under clause 4.4(a) more than once each and, in any event, for more than 24 hours in the case of an emergency meeting, and 48 hours in all other cases.

4.5	Quorum for meetings of Directors

(a)	A quorum for a meeting of Directors is one MCE Director, provided that clauses 4.2(a), 4.2(b) and 4.4 have been complied with.

(b)	An alternate director who is present at a meeting of the Directors in place of his or her appointor will count for the purposes of determining whether a quorum is constituted.

4.6	Voting entitlements

(a)	Subject to clause 4.7, each Director is entitled to one vote.

(b)	The Chairperson does not have a casting vote in addition to the vote the Chairperson has as a Director.

4.7	Block voting

If at a meeting of the Directors:

(a)	there are Directors (or their alternates) present who comprise less than the total number of Directors then appointed by the relevant Shareholder Group (as applicable) and who are otherwise entitled to attend and vote on a resolution at such meeting; or

(b)	a Shareholder Group has not exercised its rights to appoint all of the Directors entitled to be appointed by it under clause 3.2(a) , 3.2(b) or 3.3(a) (as the case may be),

then in each case the Directors appointed by the relevant Shareholder Group present at the meeting will be entitled to cast (in aggregate) the number of votes all the Directors appointed by the Shareholder Group (whether appointed or not) would have been entitled to cast had all the Directors entitled to be appointed by that Shareholder Group been appointed and present at the meeting.

4.8	Decisions of Directors

(a)	Subject to clause 4.8(b), a properly noticed meeting of Directors at which a quorum is present is competent to exercise powers and discretions vested in or exercisable by the Directors under this document or the Memorandum and Articles of Association.

(b)	Except as set out in clauses 6.2(a)(i)(B), 8.3(b), 13.1(a) and 18.6, any question, matter or issue arising at a meeting of Directors and all resolutions must be decided by a simple majority of votes cast.

4.9	Frequency of meeting of Directors

(a)	A meeting of the Directors will be held at least once every three months.

(b)	Subject to clause 4.9(c), any Director may call a meeting of Directors.

(c)	The Minority Directors may not call more than six meetings of Directors (in aggregate) in any calendar year.

4.10	Interested Directors

(a)	Subject to clause 4.10(b), a Director who has a material personal interest in a matter being considered by the Board must not consider the matter in question, vote on the matter or sign any written resolution of the Directors concerning the matter, unless:

(i)	that Director has disclosed in sufficient detail the general nature and extent of that interest to the Board at a meeting of the Directors prior to that matter being considered or voted on or written resolution signed; and

(ii)	the Board has resolved to permit the Director to consider the matter in question, vote on the matter or sign any written resolution of the Directors concerning the matter (and for the purposes of any such resolution, the interested Director will not have a vote (including as an alternate director or on behalf of any other Director) nor may any vote be cast under clause 4.7 in respect of such Director).

(b)	A Director will not be deemed to have a material personal interest under clause 4.10(a) solely because that Director:

(i)	is a director, officer, employee or agent of any Shareholder, of any holder of Upstream Securities (and for this purpose sub-paragraphs (a) and (b) of that definition will be disregarded) in that Shareholder, or of any Affiliate of any such person; or

(ii)	is, or any of his or her Affiliates is, a holder of Securities or Upstream Securities (and for this purpose sub-paragraphs (a) and (b) of that definition will be disregarded) in a Shareholder.

4.11	Conduct of meetings of Directors

Directors shall be entitled to participate in meetings by telephone, video-conferencing or similar equipment, such participation will be as effective as if the Directors had met in person, and the Company must use reasonable efforts to accommodate time zone differences when scheduling such meetings.

5	Shareholder meetings

5.1	Shareholder meetings

This clause 5 applies to each meeting of the Shareholders and the shareholders of each Company Subsidiary (with defined terms being adjusted to apply to such Company Subsidiary, as appropriate).

5.2	Notice of meetings

(a)	Subject to any express provision of this document or the Memorandum and Articles of Association to the contrary, unless an MCE Shareholder (for so long as there is an MCE Shareholder) and the Majority of the Minority Shareholders consent in writing to shorter notice, at least seven days’ notice in writing must be given to all Shareholders entitled to receive notice of any meeting of Shareholders.

(b)	Any notice of a meeting of Shareholders must specify the matters to be voted on and include all other materials to be discussed (including agendas and any other information to be presented to the Shareholders) at that meeting, the location, date and time of the meeting and information for participating telephonically.

5.3	Quorum

The quorum for a meeting of Shareholders is one Shareholder (which must be a representative of an MCE Shareholder for so long as the MCE Shareholder holds at least 40.1% of the Securities on issue), and provided clause 5.2 has been complied with, otherwise a quorum is holders of a majority of the Securities on issue.

5.4	Decisions of Shareholders

Subject to any special majority required as a matter of Law and any other express provision of this document (including clause 7.2(a)) or the Memorandum and Articles of Association to the contrary, questions arising at a general meeting are to be decided by affirmative vote of the holders of a simple majority of votes cast by Shareholders on a poll entitled to vote on the resolution and present in person or by proxy or attorney and voting and any such decision is for all purposes a decision of all of the Shareholders.

5.5	Chairperson

(a)	The Chairperson must be the chairperson of the meeting of Shareholders or, if the Chairperson is not present in person or by telephone, video-conferencing or other similar equipment, any Director notified by the Chairperson to the Company prior to commencement of the meeting must be the chairperson of the meeting.

(b)	If at any meeting of the Shareholders neither the Chairperson nor his or her nominee is present, the Directors present must elect one of their number as chairperson of that meeting and if no Director is present then holders of a majority of the Securities on issue present in person or by telephone, video-conferencing or other similar equipment at that meeting must elect one of their number as chairperson of that meeting.

5.6	Conduct of meetings of Shareholders

Shareholders shall be entitled to participate in meetings by telephone or video conference or similar equipment, and such participation will be as effective as if the Shareholders had met in person.

6	Resolutions without a meeting

6.1	Resolutions

Subject to clause 6.2, if Shareholders holding the requisite number of Securities or if the requisite number of Directors (as the case may be) sign a document which:

(a)	was sent to all Shareholders or to all Directors (as the case may be); and

(b)	contains a statement to the effect that they are in favour of a particular resolution set out in the document,

then for the purpose of this document a resolution in those terms is to be taken as having been passed at a Shareholder meeting or Board meeting (as the case may be), which meeting is taken to have been held on the day and at the time at which the document was last signed.

6.2	Execution

(a)	For the purposes of clause 6.1:

(i)	a document is signed by the requisite number of:

(A)	Shareholders, if it is signed by the Shareholders entitled to vote on the resolution at a Shareholder meeting (including the quorum requirements in clause 5.3) holding a majority of Securities then on issue and held by all of the Shareholders entitled to vote on that resolution, or as otherwise required by applicable Law, this document or the Memorandum and Articles of Association; and

(B)	Directors, if it is signed by all Directors entitled to vote on the resolution; and

(ii)	two or more separate documents in identical terms, each of which is signed by one or more Shareholders or Directors (as the case may be), are to be taken to constitute one document.

(b)	The MCE Directors, on the one hand, and Minority Directors, on the other hand, may, by prior written notice to the Company and each of the other Directors, to the extent permitted by Law, authorise any one or more of their number to sign a resolution under clause 6.2(a) and such resolution, if signed by that person will be as if it was signed by all of the MCE Directors or Minority Directors (as applicable) who gave such an authority.

7	Corporate Governance

7.1	General management

(a)	Without limiting clause 7.2, the Board is responsible for the overall management of the Group.

(b)	The Board may, without limiting clause 7.2, delegate to management of members of the Group or any committee of the Board some or all matters relating to the day to day affairs of the Group.

7.2	Shareholder approval matters

(a)	The Company must not undertake, and must procure that the other members of the Group do not undertake:

(i)	any Tier 1 Reserved Matter without the prior written consent of each Minority Shareholder holding more than 20% of the Securities on issue;

(ii)	any Tier 2 Reserved Matter without the prior written consent of each Minority Shareholder holding 20% or more of the Securities on issue;

(iii)	the Tier 3 Reserved Matter without the prior written consent of each Minority Shareholder holding 20% or more of the Securities on issue, if the suitability or entitlement of such Minority Shareholder, or any holder of Upstream Securities in any such Minority Shareholder, or any of their respective Affiliates, to hold Gaming Authorisations could reasonably be expected to be adversely affected by the taking of any action which is the subject of the Tier 3 Reserved Matter; or

(iv)	the Tier 4 Reserved Matter without the prior written consent of each Minority Shareholder holding more than 2% of the Securities on issue.

(b)	Each Shareholder must exercise all of its rights as a Shareholder to procure that the Company does not undertake any Tier 1 Reserved Matter, Tier 2 Reserved Matter or Tier 3 Reserved Matter unless approved under clause 7.2(a).

(c)	The Shareholders must, if required by the Company, do all things reasonably required by the Company (including vote in favour of any Shareholder resolution) to give effect to the relevant matter if the relevant matter has been approved under clause 7.2(a).

(d)	A notice (i) signed by a Minority Shareholder (or its duly authorised agent or representative) having approval rights in respect of a particular matter referred to in clause 7.2(a) and (ii) specifically referencing such matter shall be deemed to constitute such Minority Shareholder s written consent when such notice is delivered to the Company.

(e)	Clauses 5 and 6 shall not apply to this clause 7.2.

(f)	Clause 7.2(a) does not apply to issuances of Securities or the making of loans to the Company under clauses 17 through 21, except to the extent expressly set out in such clauses.

7.3	Disagreement

(a)	If any Shareholder having approval rights under clause 7.2(a) is, or becomes, aware that a Group Company proposes to undertake any matter:

(i)	which, in the reasonable opinion of that Shareholder, relates to any of the matters specified in item 2 of the Tier 1 Reserved Matters, or item 8 of the Tier 2 Reserved Matters; and

(ii)	in respect of which consent has not been, or is not proposed to be, sought under clause 7.2(a) in respect of that matter,

that Shareholder may, by notice to the Company with a copy to each other Shareholder (Disagreement Notice), refer the matter as to whether consent must be sought under clause 7.2(a) (Disagreement) to the representative of such Shareholder and MCE under clauses 7.3(b) and 7.3(c) (as applicable).

(b)	A Disagreement Notice must:

(i)	specify in reasonable detail, the reasons why, in the reasonable opinion of the relevant Shareholder, consent is required under clause 7.2(a); and

(ii)	except in the case of MCE, designate a representative of such Shareholder for the purposes of this clause 7.3.

(c)	The representative of MCE for the purposes of this clause 7.3 is the person MCE notifies to the Company pursuant to the Implementation Agreement or such other person as MCE may notify to the Company and each Shareholder from time to time.

(d)	The representatives of the applicable Shareholder(s) and MCE must meet and attempt in good faith to resolve the Disagreement within three Business Days of receiving a Disagreement Notice.

(e)	If the representatives of the applicable Shareholder(s) and MCE do not resolve the Disagreement within three Business Days after the delivery of the Disagreement Notice, either the applicable Shareholder(s) or MCE may refer the matter for resolution under clause 7.3(f) by serving on the other party a request for expert determination (Expert Request).

(f)	Any Disagreement referred by the applicable Shareholder(s) or MCE to expert determination under clause 7.3(e) must be determined in accordance with the following provisions:

(i)	an Expert appointed under this clause is to resolve the matters set out in the Disagreement Notice served under clause 7.3(a);

(ii)	the applicable parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of his appointment within 7 days of the receipt of the Expert Request by the receiving party;

(iii)	if the applicable parties are unable to agree on an Expert or the terms of his appointment within the period under clause 7.3(f)(ii), either party shall then be entitled to request the Hong Kong International Arbitration Centre (HKIAC) to appoint an independent Expert who is a member of good standing at the Hong Kong Bar Association with at least 20 years of experience of civil practice and for the HKIAC to agree with the Expert the terms of his appointment;

(iv)	the Expert is required to prepare a written decision and give notice (including a copy) of the decision to the applicable parties within a maximum of 30 days of the written agreement by the Expert of the terms of his appointment;

(v)	if the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then (x) either applicable party may apply to the HKIAC to discharge the Expert and to appoint a replacement independent Expert with the required background, and (y) this clause applies in relation to the new Expert as if he were the first Expert appointed;

(vi)	all matters under this clause must be conducted, and the Expert’s decision shall be written, in English;

(vii)	the applicable parties are entitled to make brief written submissions to the Expert in such manner and within such time as the Expert may direct, and will provide the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision;

(viii)	to the extent not provided for by this clause, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate;

(ix)	each party shall with reasonable promptness supply each other with all information and give each other access to all documentation as the other party reasonably requires to make a submission under this clause;

(x)	the Expert shall act as an expert and not an arbitrator and the Expert shall determine the matters set out in the Disagreement Notice, which may include any issue involving the interpretation of any provision of this document, his jurisdiction to determine the matters and issues referred to him or his terms of reference;

(xi)	if the Expert decides as a preliminary question that he has jurisdiction following a challenge by either party, any party may request, within seven days after having received notice of that decision, that the jurisdictional issue be decided by way of arbitration in accordance with clauses 37.1(d) to 37.1(g), and the decision of the arbitral tribunal shall not be subject to appeal (except in the case of fraud or manifest error); while such a request is pending, the Expert may continue the expert determination proceedings and make a determination on the substantive issues;

(xii)	the Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud;

(xiii)	each party shall bear its own costs in relation to the reference to the Expert, and the fees of the Expert and any costs properly incurred by him in arriving at his determination shall be allocated among the parties by the Expert having regard to his or her decision in clause 7.3(f)(xii); and

(xiv)	all matters concerning the process and result of the determination by the Expert shall be kept confidential among the applicable parties and the Expert.

(g)	After a Disagreement Notice is deemed given in accordance with clauses 7.3(b) and 39, no Group Company may undertake the applicable matter until the Disagreement has been resolved in accordance with this clause 7.3.

7.4	Material Contracts

The Company must, and must procure that each Group Company must, use commercially reasonable endeavours to ensure that each material Contract entered into by a Group Company contains a provision permitting the relevant Group Company to terminate the Contract if the failure to terminate the Contract could reasonably be expected to adversely impact the suitability or entitlement of any Shareholder holding at least 5% of the Securities on issue, any holder of Upstream Securities having an Effective Interest in Securities of at least 5%, or any of their respective Affiliates, to maintain any Gaming Authorisation.

7.5	Conduct of the business of the Group

The Company must procure and each Shareholder must, to the maximum extent of its rights hereunder, exercise all its rights as a Shareholder to procure, that each other member of the Group complies with this document and the other Transaction Documents (to the extent applicable).

8	Company Subsidiaries and Committees

8.1	Incorporation of Company Subsidiaries

(a)	In addition to the rights and powers of the Company at Law, the parties acknowledge and agree that the Company may, or may instruct a Company Subsidiary to, from time to time, but subject to clause 8.1(b) and without limitation of clause 36, incorporate one or more Company Subsidiaries.

(b)	It is a condition of the incorporation of any Company Subsidiary under clause 8.1(a) that the memorandum and articles of association (or similar constituent documents) of the relevant Company Subsidiary include (and, as to any Company Subsidiary existing immediately after the date of this document, its constituent documents must be revised as soon as practicable to include) a requirement that any action of the Company Subsidiary which, if undertaken by the Company, would require approval under clause 7.2(a) or approval of the Board, also require approval under that clause and, if applicable, by the Board to be valid (unless such requirement cannot be implemented due to the Laws of the jurisdiction in which the Company Subsidiary is incorporated, in which case the Company will implement such alternative arrangements as would, as closely as possible, give effect to that requirement).

8.2	Subsidiaries

(a)	The parties acknowledge and agree that the Board may, from time to time:

(i)	subject to clause 8.1 and without limitation of clause 36, incorporate one or more Company Subsidiaries;

(ii)	to the extent permitted by applicable Law and subject to approval under clause 7.2(a) (if applicable):

(A)	procure the Company Subsidiaries to do any act (including execute any documents), or omit to do any act as required by the Board;

(B)	delegate to any Company Subsidiary the authority to do any act (including execute any documents), or omit to do any act, as may be done by the Company; and

(C)	authorise any person to do any thing (including execute any document) on behalf of any Company Subsidiary; and

(iii)	subject to clauses 8.1(b) and 8.2(d), appoint such directors to the boards of each Company Subsidiary as it determines.

(b)	Without limiting clause 7.2(a), the binding form of any document executed by a Company Subsidiary will require the signature of one director appointed by the MCE Shareholders or any other person authorised by the Board from time to time for so long as the MCE Shareholders are entitled to appoint three Directors.

(c)	The parties agree that the Board may require that the Company Subsidiaries (including any Company Subsidiaries incorporated by the Board under clause 8.2(a)) have only the minimum number of directors required by the Law of the jurisdiction in which the Company Subsidiary is incorporated.

(d)	The parties acknowledge that PropCo will for so long as it is required by Law to have a minimum of three directors have a board of three directors, two of which will be appointed by the MCE Shareholders and one of which will be appointed by the Minority Shareholders (in each case, for so long as the MCE Shareholders and Minority Shareholders are entitled to appoint three Directors and at least one Director (respectively)).

8.3	Committees

(a)	Subject to clause 8.3(b), the Board may, from to time, establish any one or more committees of the Board.

(b)	The Board must not establish any committee under clause 8.3(a) or amend such committee’s charter without the prior approval of a Minority Director (for so long as the Minority Shareholders are entitled to appoint a Director).

(c)	The Board may determine the membership of, powers of, and the practices and procedures of any committee established by it under this clause.

8.4	Obligation

The parties agree to do all things reasonably required to give effect to this clause 8 (including exercising all their rights as Shareholders, if applicable).

9	Land Grant

9.1	Acknowledgement

The parties acknowledge and agree that the Company intends, as soon as practicable, to cause PropCo to seek:

(a)	an amendment to the Land Grant consistent in all material respects with the development of the MSC Property as set out in the Project Plan;

(b)	the approval of the Macau government to the amendment of the Land Grant; and

(c)	publication of the Land Grant amendment in the Macau Official Gazette.

9.2	Board powers

Despite anything to the contrary in this document and without limiting the powers of the Board, the parties agree that the Board has the sole and exclusive authority to:

(a)	seek the modification of the Land Grant as contemplated by clause 9.1(a); and

(b)	procure that PropCo does all things (including the payment of fees and premiums to the Macau government, take all other actions, and execute all documents) required in connection with the modification of the Land Grant as contemplated by clause 9.1(a) (including grant all authorisation letters and powers of attorney by or on behalf of PropCo).

9.3	Co-operation

The Minority Shareholders agree to reasonably co-operate with and not interfere with, and despite anything to the contrary in this document (but without limiting their rights under clause 7.2(a) (if applicable)) do all things reasonably required by the Board including take all reasonable actions and execute all documents) in connection with, or related to, the modification of the Land Grant as contemplated by clause 9.1(a).

10	Senior Management

10.1	President and Project Director

(a)	The Board may, after consultation with the Appointing Shareholder, appoint and, except where clause 10.1(b) applies, remove the President and Project Director from time to time.

(b)	The Board will not be required to consult with the Appointing Shareholder under clause 10.1(a) prior to removing the President or Project Director for:

(i)	Cause; or

(ii)	a Performance Failure.

(c)	The Board must give the Appointing Shareholder a reasonable opportunity to meet any person proposed to be appointed as the President or Project Director prior to that person being appointed (it being agreed that notice and an opportunity to meet a candidate at least 25 Business Days prior to such candidate's appointment will be deemed reasonable for such purpose).

(d)	The form and amount of compensation of the President and Project Director will be solely determined by the Board but in each case not less than a majority of each person’s total compensation, and substantially all of that person’s cash compensation, must be determined having sole regard to:

(i)	in the case of the President, the performance of the Company; and

(ii)	in the case of the Project Director, the timely development of the MSC Property having regard to the Development Plan and Project Budget.

(e)	For the avoidance of doubt, subject only to the consultation rights in clause 10.1(a), the appointment and removal of the President and the Project Director will be within the sole control of, and the responsibilities and reporting line of the President and Project Director will be solely determined by, the Board from time to time.

10.2	Finance Director

(a)	The Appointing Shareholder, if any, may from time to time, nominate a person to be the Finance Director by giving notice to the Company and the MCE Shareholders:

(i)	specifying the name of the proposed Finance Director;

(ii)	attaching the resume of, and all reports prepared by or on behalf of the Company in relation to, the proposed Finance Director; and

(iii)	specifying the proposed date of appointment (which must be no earlier than the date 25 Business Days from the date of receipt of the notice (Appointment Date)).

(b)	The MCE Shareholders may veto the appointment of a proposed Finance Director by giving notice to the Appointing Shareholder (with a copy to the Company) no later than 25 Business Days after receipt of the notice in clause 10.2(a).

(c)	The Appointing Shareholder must, if requested by the MCE Shareholders, give the MCE Shareholders reasonable opportunity to meet the proposed appointee, assess the proposed appointee’s work references and conduct any executive assessment and any other due diligence process as may be required during the period 25 Business Days after receipt of the notice in clause 10.2(a).

(d)	If the appointment of the proposed Finance Director is not vetoed by the MCE Shareholders under clause 10.2(b), that person will be deemed to be appointed on the Appointment Date unless the proposed appointment is withdrawn prior to that date by notice by the Appointing Shareholder to the Company and the MCE Shareholders.

(e)	The Finance Director may be removed at any time by:

(i)	the Appointing Shareholder, after consultation with the MCE Shareholders;

(ii)	the Board for Cause; or

(iii)	under clause 10.3(c).

(f)	Subject to clause 10.2(g), the terms of employment of the Finance Director will be determined by the Board provided that his or her responsibilities will include oversight over the Company’s expenses, receipts and disbursements, maintenance of books and records related thereto, financial reporting, operating and capital budgeting, oversight of the Company’s financial systems and controls, supervisory authority over all other finance and accounting employees, and such other responsibilities not inconsistent therewith as determined by the Board from time to time.

(g)	The form and amount of compensation of the Finance Director will be solely determined by the Appointing Shareholder (subject to the Company’s annual budget as approved by the Board) after consultation with the MCE Shareholders and having regard to the terms then applicable to employees having similar positions in comparable companies.

(h)	The Finance Director will report to the President, or as otherwise determined by the Board from time to time.

10.3	Performance reviews

(a)	The employment contract of the Finance Director must provide for regular performance reviews (such reviews to occur at the end of his or her probation period and, after that, at least once every calendar year).

(b)	The performance reviews under clause 10.3(a) will be conducted by the President having regard to the terms of the Finance Director’s employment and after consultation with the Appointing Shareholder.

(c)	Subject to the approval of the Conflicts Committee and the outcome of the performance reviews conducted under clause 10.3(b), in addition to its right to terminate the Finance Director under clause 10.2(e)(ii), the Board may terminate the employment of the Finance Director for Performance Failure.

10.4	Steering Committee and Supervisory Board

(a)	The parties agree that it is the intent of the Board to establish a steering committee (Steering Committee) as soon as practicable.

(b)	The Steering Committee will:

(i)	consist of such persons as may be appointed by the Board from time to time (which will include the Project Director and the Finance Director); and

(ii)	serve as a working committee of the Company’s project development team to facilitate the development and construction and completion of the MSC Property.

(c)	The Steering Committee will be supervised and directed by a supervisory body (Supervisory Board).

(d)	The Supervisory Board will be appointed by the Board and will consist of:

(i)	a representative of the Minority Shareholders (for so long as the Minority Shareholders are entitled to appoint a Director) with such representative to be appointed and removed from time to time by the Majority of the Minority Shareholders; and

(ii)	such other persons as determined by the Board.

(e)	The Steering Committee and Supervisory Board will:

(i)	meet periodically as and when determined by the Board; and

(ii)	be subject to the direction of the Board.

(f)	For the avoidance of doubt, the Steering Committee and Supervisory Board will not be committees of the Board.

11	Related Party Transactions and Conflicts

11.1	Related Party Transactions and Conflicts

The parties agree that subject to the approval by all of the Directors, the Company proposes to:

(a)	adopt a Conflicts Committee Charter; and

(b)	establish a Conflicts Committee.

11.2	Variation

(a)	The parties agree that the Conflicts Committee may, subject to clause 11.2(b), amend the Policy on Related Party Transactions from time to time.

(b)	The Conflicts Committee must not amend any of the criteria for the approval of related party transactions under the Policy on Related Party Transactions or any of the material provisions of that policy without the prior written consent of holders of a majority of Securities on issue held by Minority Shareholders holding at least 10% of the Securities on issue.

11.3	Implementation of Policy on Related Party Transactions

(a)	The Company must implement the Policy on Related Party Transactions and must use reasonable efforts (including putting in place appropriate internal procedures) with the objective of procuring that employees of each Group Company comply with that policy.

(b)	Without limiting clause 11.3(a), the Company must comply, and the Company shall procure that each Group member shall comply, with Sections IV. (4) and V. (C) of the Policy on Related Party Transactions as if it were set forth herein and constituted a part hereof.

11.4	Post IPO

Following an IPO, Related Party Transactions must be approved by an audit committee of independent Directors, unless the rules of the relevant exchange require an alternative approval process by independent Directors (in which case that process will apply).

12	Shared Vendor Contracts

12.1	Shared Vendor Contracts

The parties acknowledge that MCE and its Affiliates may from time to time enter into Contracts with a supplier, vendor or other party or its Affiliates or Connected Persons (Shared Vendors) for the provision of various goods and services to more than one MCE Casino (Shared Vendor Contracts).

12.2	Obligation

Subject to clause 12.3, MCE must, for so long as any Minority Shareholder holds 10% or more of the Securities on issue, use commercially reasonable endeavours:

(a)	to obtain on behalf of the Group, to the extent possible, economic and other terms at least as favourable (when taken as a whole and after taking into account, among other things, the passing of time, inflation and the then prevailing economic conditions) to the Group as the economic and other terms it obtains from the applicable Shared Vendor for any of the other MCE Casinos in respect of similar goods and services; and

(b)	to utilise the services of, and obtain goods from, the Shared Vendors and to obtain volume and pricing discounts on such services and goods from such Shared Vendors for the benefit of the Group.

12.3	Application

(a)	The parties agree that clause 12.2 will not apply in respect of any the following Shared Vendors:

(i)	any utility operators (water, electricity, gas and telephone and whether public or private) in Hong Kong or Macau;

(ii)	a financier or lender to MCE or any of its Affiliates;

(iii)	a Governmental Agency;

(iv)	a Gaming Promoter; or

(v)	a Third Party Casino.

(b)	The parties agree that clause 12.2(b) does not apply to any Shared Vendor Contract which is the subject of any dispute, claim, or other proceedings or the performance of which, or the goods provided under which, do not in the reasonable opinion of MCE or any of its Affiliates, meet appropriate standards of performance.

12.4	Gaming Promoters

MCE will use commercially reasonable efforts to ensure that there is no bias or discrimination by or at the direction of MCE or any of its Affiliates against the Group with respect to:

(a)	the use or selection of Gaming Promoters;

(b)	the allocation of customers by Gaming Promoters (to the extent it is within the control of MCE); or

(c)	the commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for the Group as compared to commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for any of the other MCE Casinos (excluding Third Party Casinos).

12.5	Audit rights

(a)	If clause 12.2 applies, the Majority of the Minority Shareholders may on an annual basis jointly request the Company to instruct the Company’s auditors to audit the compliance by MCE with its obligations under clause 12.2 and to share the results thereof with the Directors appointed by the Minority Shareholders.

(b)	The parties agree that any audit conducted under clause 12.5(a) will be limited to a review of a random sample of Shared Vendor Contracts of an appropriate size to be determined by the auditor to verify compliance by MCE with clause 12.2(a).

(c)	Any work conducted by the Company’s auditors in respect of clause 12.5(a) will be at the expense of the Company.

(d)	MCE must instruct the auditors of the other MCE Casinos (other than Third Party Casinos) to reasonably cooperate with the Company’s auditors in connection with any work conducted by the Company’s auditors under clause 12.5(a) (but subject to clause 12.5(b)).

13	Development and Pre-Opening

13.1	Development and Pre-Opening Services Agreement

(a)	The parties acknowledge and agree that the Company intends to enter into the Development and Pre-Opening Services Agreement and that entry into that document will require the approval of all of the Directors.

(b)	The parties acknowledge and agree that prior to the Opening the Company intends to enter into a services agreement with MCE and certain of its Affiliates in relation to the provisions of services to the Company during the operational phase of the MSC Property and that the Policy on Related Party Transactions will apply to the entry into that agreement and any services to be provided thereunder.

13.2	Entertainment Agreement

(a)	The parties acknowledge and agree that one or more of MCE and its Affiliates propose to enter into an agreement with the Entertainment Service Provider under which that person will provide certain entertainment and related services to or at the direction of one or more of MCE and its Affiliates (Entertainment Agreement). The final version of the Entertainment Agreement has been provided to the Minority Shareholders prior to execution of this document.

(b)	Subject to the entry into the Entertainment Agreement by each of the parties to that agreement, the Company may, from time to time by written notice to MCE, request that the services to be provided under that agreement are provided to a Group Company.

(c)	Any notice under clause 13.2(b) must specify, in reasonable detail, the services to be provided and the time for providing such services.

(d)	Subject to the receipt by MCE of a notice under clause 13.2(b) and subject to clause 13.2(f), MCE must use commercially reasonable endeavours to procure that (so far as it is able to do so and is permitted under the Entertainment Agreement to do so) the services specified in the notice are provided by the Entertainment Service Provider to the relevant Group Company when required.

(e)	The Company must, on the relevant Group Company being provided with the services requested by the Company under clause 13.2(c), promptly pay to MCE (and in any event prior to any amounts owed by MCE for any such services to the Entertainment Service Provider becoming delinquent) the amount payable by MCE or its Affiliates in respect of such services.

(f)	The total amount payable by the Company for services provided by the Entertainment Service Provider under this clause 13.2 may not exceed US$5 million and the parties agree that MCE will be under no obligation to procure any services are provided if the total amount payable in respect of all services provided to the Group is, at that time, greater than, or will following the provision of such services, be greater than, that amount.

(g)	So long as clause 13.2(d) is satisfied, the Company agrees (on behalf of itself and each Company Subsidiary to whom services are provided under the Entertainment Agreement) that MCE and its Affiliates have no liability to any Group Company in respect of any services provided by any person to any Group Company under or in connection with the Entertainment Agreement.

(h)	MCE agrees that it will promptly provide to the Company a copy of the Entertainment Agreement and any amendments to that agreement (from time to time).

(i)	For the avoidance of doubt, the Policy on Related Party Transactions will not apply to any services provided under this clause 13.2.

14	Casino operation

14.1	Casino operation

(a)	The MCE Subconcessionaire is the holder of the MCE Subconcession under which the MCE Subconcessionaire is authorised by the Macau government to conduct the operation of casino games of chance and other casino games in Macau.

(b)	The parties acknowledge that the MCE Subconcessionaire shall operate the MSC Casino within the MCE Subconcession on terms substantially similar to the Casino Management Agreement (as amended under clause 14.2 and any other contractual arrangements referenced in annexure G of the Implementation Agreement).

(c)	The MCE Subconcessionaire must apply for an extension of the MCE Subconcession prior to any expiration from time to time and, in any event, continue to operate the MSC Casino for as long as the MCE Subconcession is in effect.

14.2	Casino Management Agreement

(a)	The parties agree that the Company and MCE shall use commercially reasonable efforts to procure, so far as they are able to, that the Casino Management Agreement is amended as set forth in the Implementation Agreement and that the other matters set forth in annexure G of the Implementation Agreement are implemented.

(b)	None of the Company, any Company Subsidiary or the MCE Subconcessionaire may cause (by action or inaction) a breach of the Casino Management Agreement (as amended under this clause 14.2 and any other contractual arrangements referenced in annexure G of the Implementation Agreement).

(c)	The parties acknowledge that any amendment to the Casino Management Agreement will be subject to the approval of the Macau government.

14.3	Gaming tables

(a)	The parties agree that:

(i)	after consultation, the MCE Shareholders and the Majority of the Minority Shareholders will agree (and any such agreement will be binding notwithstanding any change in the composition of the Minority Shareholders, absent subsequent agreement by the MCE Shareholders and the Majority of the Minority Shareholders) on the initial number of gaming tables to be applied for in relation to the MSC Casino; and

(ii)	the initial number of gaming tables included in the MSC Casino on Opening will be determined by the Macau government, and may be less than the number applied for in accordance with clause 14.3(a)(i).

(b)	Any additional gaming tables authorised by the Macau government to be utilised by the MCE Subconcessionaire after initial allocation of gaming tables by the Macau government to the MSC Casino will (to the extent permitted by the Macau government) be allocated by the MCE Subconcessionaire to the MSC Casino and the other MCE Casinos:

(i)	in proportion to the number of tables the MSC Casino and the other MCE Casinos have (or have allocated to them) at that time; and

(ii)	if the number of additional gaming tables authorised by the Macau government to be utilised by the MCE Subconcession is disproportionately more than the number of gaming tables authorised to other concession and subconcession holders in Macau (based on the number of gaming tables held by each of them and including circumstances in which the percentage of additional gaming tables allocated to the MCE Subconcessionaire exceeds the percentage of gaming tables allocated to other gaming concession or subconcession holders in Macau under the table cap regime implemented by the Macau government from time to time), the amount of the excess will (to the extent permitted by the Macau government) be allocated by the MCE Subconcessionaire between the MSC Casino and the other MCE Casinos based on:

(A)	the relative gaming expansion plans approved by the Macau government; or

(B)	if no such plans exist, pro rated based on the respective number of tables at (or allocated to) the MSC Casino and the other MCE Casinos.

(c)	In the event that, after initial allocation of gaming tables by the Macau government to the MSC Casino, the number of gaming tables authorised by the Macau government to be utilized by the MCE Subconcession is reduced, MCE and the Majority of the Minority Shareholders must discuss in good faith whether there is to be any reduction in the number of gaming tables at the MSC Casino having regard to (among other things) a fair and appropriate allocation of gaming tables to all MCE Casinos and after taking into account any Macau government requirement and the capital expenditures of each of the MCE Casinos and, in any event, the number of gaming tables at the MSC Casino must not be disproportionately reduced relative to the reduction of gaming tables at other MCE Casinos (unless the MCE Shareholders and a Majority of the Minority Shareholders agree otherwise).

14.4	MCE Casinos

Despite any other clause of this document, but without limitation of clause 14.3(b) , the parties agree that if the Macau government approves less gaming tables than applied for in clause 14.3(a)(i), MCE and its Affiliates are under no obligation to allocate additional gaming tables to the MSC Casino to make up for any gaming tables applied for under clause 14.3(a)(i) but not allocated by the Macau government.

15	Project Plan and other administrative matters

15.1	Project Plan

The Project Plan is incorporated by reference herein and constitutes a part hereof.

15.2	Amendments

(a)	The Company may make any amendment to the Project Plan other than the matters in respect of which approval is required under clause 7.2(a).

(b)	Except as contemplated in clause 15.2(a), nothing in this clause 15.2 limits any of the rights of the Minority Shareholders under clause 7.2 to approve any changes to the Project Plan.

15.3	Milestones

The parties shall act in good faith in connection with the design, development and construction of the MSC Property and shall procure, to the extent they are able to do so, the Company to use commercially reasonable endeavours to meet project milestones and to commence significant commercial operations in respect of the MSC Property in accordance with the Development Plan as may be amended from time to time in accordance with the approval rights described in clause 7.2.

15.4	Other administrative matters

The parties agree to be bound by and comply with annexures G and H.

16	Restrictions on issue of Securities

16.1	Restriction on issue of Securities

The Company must not issue any Securities except:

(a)	under clauses 17, 18, 19, or 20;

(b)	under clause 21 but subject to the Company having first complied with the Policy on Related Party Transactions except where such issue occurs after Opening; or

(c)	in connection with an IPO in accordance with clause 29.

16.2	Exclusions

The restrictions in clause 16.1, do not apply to any issue of Securities:

(a)	under a Reorganisation Event approved by the Minority Shareholders (if required under clause 7.2(a) or applicable Law), provided that the Reorganisation Event does not dilute any Shareholders’ interests in Securities or otherwise adversely affect any Shareholder's economic interest in the Company; or

(b)	to an employee pursuant to the Group’s employee incentive plan as approved by the Board from time to time, subject to clause 7.2(a) , or to the President, Project Director or Finance Director under clauses 10.1(d) or 10.2(f) (as applicable).

16.3	Prohibitions

The Company must not, and must procure that each Company Subsidiary does not, issue any Securities, or securities in any Company Subsidiary, to any Competitor or Unsuitable Person.

16.4	Upstream Securities

A Shareholder must not, and must procure that each of the holders of Upstream Securities in that Shareholder do not:

(a)	issue any Upstream Securities to any Competitor or Unsuitable Person; or

(b)	enter into any arrangement with any person other than another Shareholder or, in the case of a holder of Upstream Securities, another holder of Upstream Securities in the same entity or with the entity in which the Upstream Securities were issued, in respect of the voting of any Securities or Upstream Securities (as the case may be) or that otherwise has the effect of defeating the purposes or intent of clause 24.

17	Capital Calls

17.1	Power to make a Capital Call

(a)	A Capital Call may only be made by the Board, or if clause 17.2(c) applies, a Calling Shareholder.

(b)	So long as any Capital Calls may still be made by the Board, the Company may not issue or sell Securities to any person other than pursuant to clauses 17 and 18 or in the case of an IPO under clause 29.

17.2	Making a Capital Call

(a)	In determining when to make, and the amount of, a Capital Call, the Board must subject to clause 17.2(b) act in a manner consistent with the funding requirements of the Group for the pre-Opening development of the MSC Project as set out in the Financing and Funding Schedule.

(b)	The Board may, if it determines that, despite the Financing and Funding Schedule, capital is not required to be called at the time contemplated by the Financing and Funding Schedule, defer calling that capital to a future date prior to the Opening by notice to the Shareholders.

(c)	If the Board does not make a Capital Call on or before the date three months after the last date for the making of that Capital Call as set out in the Financing and Funding Schedule and:

(i)	the failure to make that Capital Call would reasonably be expected to result in a delay in the completion of the development, construction and Opening; and

(ii)	making that Capital Call and the amount of the Capital Call is, in the circumstances, commercially reasonable and consistent with the Development Plan and the Project Budget,

then any Minority Shareholder holding more than 20% of the Securities on issue may, after consultation with MCE, give a Call Notice (Calling Shareholder) unless clause 17.2(d) applies.

(d)	A Calling Shareholder may not give a Call Notice if the failure of the Board to make a Capital Call is a result of Force Majeure which has a material adverse effect on the Group and the timely development of the MSC Property.

(e)	The issue price for Securities must be Fair Market Value.

17.3	Call Notice

(a)	If the Board or Calling Shareholder wishes to make a Capital Call it must serve a notice on each of the Shareholders (Call Notice) specifying:

(i)	a Capital Call is being made;

(ii)	the aggregate amount of the Capital Call in US$;

(iii)	the amount in US$ required to be contributed by each Shareholder and the number of Securities that amount corresponds to (determined under clause 17.2(e)); and

(iv)	subject to clause 17.6, the date and time for payment of the Capital Call.

(b)	A Capital Call is made on the date the Call Notice is deemed given in accordance with clause 39.

(c)	A Capital Call must be made on all Shareholders and not some only and must be on the same terms for each Shareholder (other than as to the amount and number of Securities).

17.4	Capital Call amount

The proportion of any Capital Call required to be contributed by a Shareholder is equal to the proportion the Financial Interest of that Shareholder bears to the aggregate Financial Interests held by all Shareholders at the time of the relevant Capital Call.

17.5	Cap on all Capital Calls

The maximum amount payable on all Capital Calls under this clause 17 by all Shareholders in the aggregate is US$800 million (less any amounts subscribed for or advanced to the Company under clause 18 and the amount of Financial Support provided under clause 20.2(a)), and in no event shall more than US$150 million be called prior to receipt by the Company of (and subject to the continued effectiveness and availability of) definitive project financing or other debt commitments (together with funded debt) from third party lenders for at least US$1.4 billion in the aggregate.

17.6	Date for payment of a Capital Call

(a)	A Call Notice may not be given any earlier than the Quarter immediately preceding the Quarter to which the use of capital relates.

(b)	The date for payment of a Capital Call must be at least 25 Business Days after the date the Call Notice is deemed made under clause 17.3(b) and must be consistent with the Financing and Funding Schedule.

17.7	Payment of a Capital Call

Each Shareholder must pay the amount of the Capital Call set out in the Call Notice in immediately available funds to an account notified by the Company from time to time to the Shareholders.

17.8	Failure to pay a Capital Call

Clause 18 will apply on a failure by any Shareholder to pay the amount of a Capital Call in full on or before the date required for payment.

17.9	Revocation

(a)	A Call Notice may be revoked by the party that gave the Call Notice by notice to the Shareholders at any time before the date that is 15 Business Days prior to the date for payment of a Capital Call.

(b)	Any amendment or modification to a Call Notice shall be deemed a revocation thereof and issuance of a new Call Notice subject to the terms of this clause 17.

17.10	Expiration

(a)	No Shareholder will be required to contribute any capital to the Company under this clause 17 on or after the earlier of Opening and the date five years after the date of this document:

(i)	unless clause 17.10(b) applies; or

(ii)	except, as to any Shareholder, to the extent that Shareholder has failed to contribute capital when required under this clause 17 (except to the extent such Shareholder’s liability and obligation in respect thereof has been eliminated as provided in clause 18.5).

(b)	The Board may, by notice to each of the Shareholders, prior to expiry of the period in clause 17.10(a) (as extended under this clause 17.10(b)), extend the date by which Capital Calls may be made for an additional period of up to 12 months (in aggregate) if the Opening has not occurred as a result of Force Majeure.

(c)	The Board may give one or more notices under clause 17.10(b) but may not extend the period in which Capital Calls may be made by more than 12 months (in aggregate).

17.11	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities under this clause 17.

17.12	Securities

Upon receipt by the Company of payment of the amount of the Capital Call the Company must issue to the Shareholder the Securities subscribed for by that Shareholder, update the share register and issue share certificates for the Securities.

17.13	Amendment

Clauses 17.4, 17.5, 17.6, and 17.10 may not be amended or modified except with the prior written consent of each Shareholder who is to be bound thereby.

18	Failure to contribute capital

18.1	Failure to contribute

If any Shareholder (Defaulting Shareholder) fails to subscribe for Securities required to be subscribed by it under clause 17 on or before the date specified in the Call Notice, the Defaulting Shareholder will have no further right to subscribe for such Securities and the Company must offer to each of the Shareholders other than the Defaulting Shareholders (Non Defaulting Shareholders) under this clause 18 the right to either:

(a)	purchase those Securities (together with certain additional Securities contemplated by this clause 18) under clause 18.2 ; or

(b)	advance to the Company a shareholder loan on the terms set out in the Shareholder Loan Agreement (Defaulting Loan) under clause 18.3.

18.2	Clause 21 applies

Clause 21 will apply to an issue of Securities under this clause 18, except that:

(a)	the number of Securities offered to be issued will be 1.3 times the number of Securities failed to be subscribed for by the Defaulting Shareholders (Defaulting Securities);

(b)	the Defaulting Securities will be offered to each of the Non Defaulting Shareholders only;

(c)	each Non Defaulting Shareholder is entitled to subscribe for the proportion of the Defaulting Securities equal to the proportion of the Securities on issue held by it to the total number of Securities held by all the Non Defaulting Shareholders immediately prior to the relevant Capital Call;

(d)	the total issue price for the Defaulting Securities offered must be, in aggregate, the same amount that would have been payable by the Defaulting Shareholders under clause 17 in respect of the Call Notice (Default Amount) and the issue price of each Defaulting Security must be the same for all of the Defaulting Securities of the same class being offered; and

(e)	the time periods specified in clauses 21.2 and 21.3 shall be shortened to 30 and 15 Business Days, respectively.

18.3	Defaulting Loans

(a)	Instead of purchasing Defaulting Securities under clause 18.2, a Non Defaulting Shareholder may elect to advance a loan to the Company in an amount equal to the product of the Default Amount multiplied by a fraction, the numerator of which is the number of Securities on issue held by such Non Defaulting Shareholder, and the denominator of which is the total number of Securities on issue held by all Non Defaulting Shareholders immediately prior to the relevant Capital Call.

(b)	If a Non-Defaulting Shareholder wishes to advance a loan to the Company under this clause 18.3 it must give notice of its intent to do so to the Company within 20 Business Days after the date the Offer Notice is deemed to be given in accordance with clauses 18.2 and 39.

(c)	Any such Non Defaulting Shareholder electing to advance a loan under this clause 18.3 must advance such loan no later than the date the Securities are required to be purchased under clause 18.2 and deliver to the Company the Shareholder Loan Agreement duly executed by such Non Defaulting Shareholder.

(d)	The Company must deliver to any such Non Defaulting Shareholder the Shareholder Loan Agreement duly executed by the Company on the date such loan is made.

18.4	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities or making of Defaulting Loans under this clause 18.

18.5	Election of remedies

The liability and obligation of a Defaulting Shareholder in respect of a particular Capital Call shall be eliminated to the extent that the Default Amount has been subscribed for by any Non Defaulting Shareholder under clause 18.2. If the Default Amount is not subscribed for, the Defaulting Shareholder will remain liable for such amount and this clause does not affect the rights that the Company or Non Defaulting Shareholder may have against the Defaulting Shareholder. In the event that there are two or more Defaulting Shareholders in respect of the same Capital Call and some, but not all, of the Default Amount is subscribed for by any Non Defaulting Shareholders, the amount of the liability and obligation of each Defaulting Shareholder that is eliminated thereby shall be in proportion to their respective portions of the Default Amount. Upon elimination of the liability and obligation of a Defaulting Shareholder under the foregoing provisions, no claims for damages or otherwise may be made or continued against that Defaulting Shareholder, or any other person who may have made guarantees or commitments, in each case in respect of the applicable Default Amount.

18.6	Company action in respect of MCE Shareholder default

In the event an MCE Shareholder is a Defaulting Shareholder, the Minority Directors shall have the power to direct the Company to pursue all appropriate remedies, subject to clause 18.5, against the Defaulting Shareholder and against any party that has made an equity commitment to the Company in respect of the obligations of that Defaulting Shareholder and the Company shall be required to act in accordance with any such direction. Any such act that requires approval of the Board may be taken with the approval of all of the Minority Directors notwithstanding any contrary action by the MCE Directors.

19	Additional capital

19.1	Requirement for additional capital

If, after the maximum amount payable in respect of all Capital Calls has been subscribed for or advanced (less any amounts called under clause 17 and which have not been subscribed for or advanced under that clause or clause 18), the Board determines that additional capital is currently required or imminently likely to be required to fund the construction and development of the MSC Property, then the Board may (i) seek the required capital from third parties either in the form of a loan (subject to clause 7.2(a)) or through the issuance of additional securities in accordance with clause 21 or (ii) serve a notice to MCE and the Shareholders under clause 19.3(a) .

19.2	Determination

Any Board determination that additional capital is required under clause 19.1 must be consistent with the Project Plan.

19.3	Additional Capital Notice

(a)	If the Board determines that additional capital is required under clauses 19.1 and 19.2, it may serve a notice on MCE and the Shareholders stating that additional capital is required and the amount of that capital.

(b)	Upon receipt of the notice in clause 19.3(a), MCE may serve notice on the Company and the Shareholders (Additional Capital Notice):

(i)	stating the amount (if any) of such capital it will advance to the Company in the form of a loan (Loan Amount) under clause 19.4 and the amount (if any) of such capital it requires the Company to issue additional Securities to fund under clause 19.5 (which may be less than the amount notified in clause 19.3(a)); and

(ii)	specifying the date the additional capital will be provided (which may be no earlier than the date 20 Business Days and no later than 40 Business Days after the date the notice is deemed given in accordance with clause 39).

19.4	Loan funds

(a)	If MCE notifies the Company and the Shareholders under clause 19.3 that it will advance funds to the Company in the form of a loan, it must on the date specified in the Additional Capital Notice:

(i)	advance to the Company the amount notified under clause 19.3(b)(i); and

(ii)	deliver to the Company the Shareholder Loan Agreement duly executed by MCE.

(b)	The Company must deliver to MCE the Shareholder Loan Agreement duly executed by the Company on the date specified in the Additional Capital Notice.

19.5	Additional Securities

If MCE notifies the Company and the Shareholders under clause 19.3 that additional Securities are required to be issued, clauses 21.1 to 21.5 will apply to that issue of Securities, and the Company must comply with those clauses, except that:

(a)	the issue price for the Securities must be Fair Market Value;

(b)	the proposed subscription date is the date specified in the Additional Capital Notice; and

(c)	each Shareholder (including each MCE Shareholder) is not entitled to subscribe for more than its Respective Proportion of the Securities proposed to be issued.

19.6	Requirement to advance funds

(a)	If any Securities are not taken up under clause 19.5, then the Company must, within five Business Days after the date the Securities are required to be taken up, give a notice to MCE and each Shareholder (Further Capital Notice):

(i)	specifying the aggregate amount, in US$, which has not been subscribed for under clause 19.5 (excluding any amounts not subscribed for as a result of a breach of this clause 19); and

(ii)	notifying MCE that it or its Affiliates must advance to the Company by way of a loan (or arrange for an unrelated third party to so advance) the amount specified in clause 19.6(a)(i) (Further Loan Amount).

(b)	Within 15 Business Days of the date the Further Capital Notice is given (Future Funding Date), MCE or one of its Affiliates must, or an unrelated third party arranged by MCE must:

(i)	advance to the Company the Further Loan Amount; and

(ii)	deliver to the Company the Shareholder Loan Agreement duly completed and executed by MCE or, in the case of a loan by an unrelated third party, deliver such form of loan agreement that may be acceptable to the Board and the third party in relation to the Further Loan Amount.

(c)	The Company must deliver to MCE (or its Affiliate or an unrelated third party, as applicable) the Shareholder Loan Agreement (or in the case of a loan by an unrelated third party, such form of loan agreement that may be acceptable to the Board and the third party in relation to the Further Loan Amount) duly completed and executed by it on the Future Funding Date.

19.7	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities or the advance of any amounts by way of loan under this clause 19.

20	Project Financing

20.1	Project financing

The parties acknowledge and agree that:

(a)	it is the intent of the Company to seek non-recourse debt financing from third party lenders to enable the development and construction of the MSC Property; and

(b)	the third party lenders to the MSC Property (Project Lenders) may, as a condition of, or in connection with, providing the financing referred to in clause 20.1(a), require that the Shareholders provide, procure or arrange a guarantee, letter of credit, or other form of financial support to either or both of the Project Lenders and the MSC Property (Financial Support).

20.2	Financial Support

(a)	If the Project Lenders require Financial Support, the Shareholders will, if requested by the Board, not unreasonably refuse to provide support up to a total amount of (in aggregate) US$800 million minus the aggregate equity contribution set out in the applicable financing scenario in the Financing and Funding Schedule.

(b)	Subject to clause 20.2(a), each Shareholder must provide that proportion of the aggregate amount of Financial Support to be provided under that clause equal to the proportion that the Financial Interest of that Shareholder bears to the aggregate Financial Interests held by all Shareholders at the time requested by the Board under that clause.

(c)	If the Project Lenders require additional Financial Support (in addition to the Financial Support provided under clause 20.2(a)) each of the Shareholders agree to negotiate in good faith as to the form, terms, and amount of additional Financial Support (if any) that Shareholder or its Affiliates is prepared to provide.

20.3	Financial Support Fee

(a)	If the Project Lenders require Financial Support, the parties agree that the Shareholder providing, procuring or arranging the Financial Support may charge the Company a fee (Financial Support Fee), to be determined under clause 20.3(b).

(b)	The parties agree that the Financial Support Fee charged by each Shareholder will be equal to two percent per annum of the aggregate amount of the non-recourse debt supported by that Shareholder.

(c)	The Financial Support Fee (or portion of that amount) will be charged to the Company each Quarter of each year in which the Financial Support is provided.

(d)	In addition to the Financial Support Fee, each Shareholder may charge to the Company all reasonable costs incurred by the Shareholder in providing the Financial Support (including all establishment and administration fees and reasonable legal fees and expenses and, in the case of a letter of credit, all interest, fees and charges) from time to time.

(e)	If two or more persons provide support in respect of the same facility, the fees in respect of that facility and the payment of those fees will be proportionate to the amount of support provided by each such person but in no event will the fee exceed two percent of the amount supported in aggregate.

(f)	The Financial Support Fee must be paid prior to any dividends or other distributions in respect of Securities.

20.4	Financial Support is called on

(a)	If for whatever reason, the Financial Support provided by a Shareholder or former Shareholder (Financial Supporter) is called on, or will be imminently called on, the Financial Supporter may advance the amount called on to the Company in the form of a loan (Financial Support Loan).

(b)	Any loan made under clause 20.4(a) must be on the terms of the Shareholder Loan Agreement.

20.5	Securities Issue Notice

If at any time after providing the Financial Support Loan, a Financial Supporter wishes to convert that loan into Securities, the Financial Supporter may serve a notice on the Company (Securities Issue Notice):

(a)	stating that it requires the Company to issue additional Securities;

(b)	specifying the issue price of the Securities (which must be Fair Market Value);

(c)	specifying the number of Securities to be issued having an aggregate subscription price up to the principal plus accrued and unpaid interest on the Financial Support Loan; and

(d)	specifying the date the Securities are required to be subscribed for (which may be no earlier than the date 20 Business Days and no later than 40 Business Days after the date the notice is deemed given in accordance with clause 39).

20.6	Issue of Securities

Clause 21 will apply to the issue of any Securities under clause 20.5, except that:

(a)	the issue price for the Securities must be Fair Market Value;

(b)	the proposed subscription date is the date specified in the notice in the Securities Issue Notice;

(c)	each Shareholder is not entitled to subscribe for more than its Respective Proportion of the Securities proposed to be issued; and

(d)	the time periods specified in clauses 21.2 and 21.3 shall be shortened to 30 and 15 Business Days, respectively.

20.7	Securities not taken up

If any Securities are not taken up under clause 20.6 then the Company must within five Business Days after the date the Securities are required to be taken up serve a notice on each Shareholder (Capital Issue Notice):

(a)	specifying the aggregate amount, in US$, which has not been subscribed for under clause 20.6; and

(b)	that amount of the Financial Support Loan made by the Financial Supporter that was seeking to convert its Financial Support Loan into Securities representing the portion of the Securities not taken up shall automatically convert into Securities at Fair Market Value.

20.8	Cessation of Financial Support

Each Financial Supporter agrees that if advised by the Project Lenders that Financial Support is no longer required, and subject to being released from the obligation to provide Financial Support by the Project Lenders, that Financial Supporter will stop providing that support as soon as practicable and any break fees, early termination fees or similar fees payable by the Financial Supporter to the Project Lenders in connection with that cessation will be charged to the Company.

20.9	Related Party Transactions

The Policy on Related Party Transactions will not apply to the making of any loan or the issue of any Securities or the payment of the Financial Support Fee under this clause 20, but it will apply to payment by the Company of any other fees in connection with, or the granting of any priorities, encumbrances or other economic benefits in respect of, the provision of Financial Support.

20.10	No obligation

Except as expressly provided for in this clause 20, no Shareholder or any of their respective Affiliates is required to provide Financial Support or, except as expressly set out in this document (and in particular clause 17), under any obligation to provide any other financial accommodation, guarantee or other similar commitment or comfort in relation to any Group Company.

21	Pre-emptive rights on issue

21.1	Pro rata offer

(a)	If the Board resolves to issue any Securities, the Securities must, subject to the Policy on Related Party Transactions being complied with (except where such Securities are issued after Opening in which case the Policy on Related Party Transactions will not apply), be offered to all the Shareholders (each an Offeree) on the following terms (Offer):

(i)	each Offeree is entitled to subscribe for up to its Respective Proportion of the Securities proposed to be issued;

(ii)	the Offeree, if it accepts the Offer, must subscribe for the Securities it applies for; and

(iii)	the issue price of the Securities must be the same for all of the Securities of the same class being offered.

(b)	Despite clause 21.1(a), in the case of clauses 17, 18, 19, 20 and 29, this clause 21 shall only apply as provided in such clauses, with such changes as are provided therein.

(c)	After Opening, Securities proposed to be issued under this clause 21 must be issued at Fair Market Value which shall be determined in accordance with the procedures in clause 34, except that references to each Quarter in such clause shall instead be deemed to refer to the date of the applicable Offer Notice under clause 21.2.

21.2	Offer Notice

The Company must make the Offer to each Offeree by giving a notice in writing (Offer Notice) to each Offeree specifying:

(a)	the total number of Securities proposed to be issued;

(b)	the number of Securities the Offeree is entitled to subscribe for (up to its Respective Proportion of the aggregate of all Securities to be issued); and

(c)	the terms of issue of the Securities (including the issue price, which must, after Opening, be at Fair Market Value, and the proposed subscription date which must be no earlier than the date 40 Business Days after the date the notice is deemed given in accordance with clause 39).

21.3	Response to Offer

Within 20 Business Days after the date the Offer Notice is deemed given in accordance with clause 39, each Offeree must give notice to the Company stating:

(a)	that the Offeree accepts all or any portion of the Securities offered to it in the Offer Notice or declines the Offer in full; and

(b)	if the Offeree wants to subscribe for a greater number of Securities than offered to it in the Offer Notice, the Offeree offers to subscribe for a specified number of additional Securities if not applied for by other Offerees under their Offers (Unsubscribed Securities).

21.4	Failure to respond

If an Offeree does not give a notice to the Company within the period stated in clause 21.3, the Offeree is deemed to have declined its Offer.

21.5	Subscription by accepting Offerees

If an Offeree accepts all or any portion of the Securities offered to it in the Offer, the Offeree must subscribe for the number of Securities specified in its notice of acceptance of its Offer on the terms specified in the Offer Notice.

21.6	Disposal to third parties

If any Securities are not taken up under the Offers (or any of the Offerees default in respect of any such subscription obligation) then the Company may issue any Securities not taken up (on the same terms as specified in the Offer Notice):

(a)	firstly, to any Offerees that have offered to subscribe for Unsubscribed Securities under clause 21.3(b) (and, if there is competition between them, on a pro rata basis to their acceptances under clause 21.3(a) ) but on the basis that no Offeree will be required to subscribe for more than the number of additional Securities specified in its notice under clause 21.3(b); and

(b)	secondly, to any person (other than any Shareholder), at any time within 180 days after the end of the period referred to in clause 21.3 (subject to the extension of such 180 day period for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on terms no more favourable to such person than those offered to the Offerees.

22	Transfers

22.1	Shareholders

Shareholders (other than MCE Shareholders) must not Transfer any Securities, and must procure that no holder of Upstream Securities Transfers any Upstream Securities, in each case except:

(a)	under clauses 23 or 24;

(b)	on exercise of a tag along right under clause 25.3;

(c)	in the case of Securities, on exercise of a Drag Along Right under clause 26.4;

(d)	as required under clause 27; or

(e)	in the case of an IPO, in accordance with clause 29.

22.2	MCE Shareholders

MCE Shareholders may Transfer any Securities, and any holder of Upstream Securities in the MCE Shareholders may Transfer any Upstream Securities to any person, in each case only in compliance with clause 23, 25, or 27 or, in the case of an IPO, clause 29, except:

(a)	if, following that Transfer, MCE would have an Effective Interest in Securities less than or equal to 40%, such Transfer may only be made pursuant to clause 26 in a transaction in which the Dragging Shareholders have required all of the Dragged Shareholders to Transfer their Dragged Securities to the Third Party Purchaser (or to such person as the Third Party Purchaser directs) in accordance with, and provided the Dragging Shareholders have complied with, clause 26.

(b)	no such Transfer may be made to eSun or any of its Affiliates without the prior written consent of the Majority of the Minority Shareholders.

22.3	Prohibition on Transfers

(a)	A Shareholder must not, and must procure that each of the holders of Upstream Securities in that Shareholder do not, Transfer any Securities or Upstream Securities to any Competitor or Unsuitable Person.

(b)	A Transfer of any Securities or Upstream Securities in breach of this document will be void and of no force or effect and, where applicable, the Shareholder in whom the applicable holder of Upstream Securities holds a direct or indirect interest must procure that the transferee of Upstream Securities Transferred in breach of this document re-transfers those securities.

22.4	Credit worthiness

A Shareholder must not Transfer any Securities under clauses 23, 24 or 27 unless:

(a)	the person to whom the Securities are proposed to be Transferred or other suitably creditworthy entity:

(i)	proves to the reasonable satisfaction of MCE (in the case of a Transfer by a Minority Shareholder) or the Majority of the Minority Shareholders (in the case of a Transfer by an MCE Shareholder) that it has sufficient financial resources to meet the funding requirements of the proposed transferee (including making all Capital Calls) and otherwise comply with the obligations of Shareholders under this document; and

(ii)	if required by MCE or the Majority of the Minority Shareholders, as the case may be, provides an undertaking to the Company to meet the funding requirements of the proposed transferee (including to making all Capital Calls) on similar terms to that provided by the person, if any, currently undertaking to meet the transferor funding obligations under this document; or

(b)	the Shareholder that proposes to Transfer Securities (and, if applicable, the person then undertaking to meet that Shareholder's obligations to meet its funding requirements (including making all Capital Calls)) undertakes to meet those obligations should the transferee fail to do so when required.

22.5	Transfers of Financial Interests

So long as any Capital Calls may still be made by the Board, any Transfer of Securities by a Shareholder to a person in accordance with this document must be accompanied by a Transfer of that proportion of the Financial Interests held by that Shareholder equal to the proportion that the Securities on issue transferred by that Shareholder bears to the total number of Securities on issue held by that Shareholder immediately prior to the transfer. For the avoidance of doubt, a Transfer of Financial Interests by a Shareholder as provided by this clause 22.5 shall relieve that Shareholder of any further liability or obligation in respect of the Financial Interests subject to such Transfer.

22.6	Encumbrances

A Shareholder must not grant or create an Encumbrance over any of its Securities except in favour of any Project Lender and must, if required by any Project Lender, grant or create such Encumbrance on such terms as may reasonably be requested by the Project Lenders.

23	Permitted Transfers

23.1	Permitted Transfers

A Shareholder may Transfer some or all of its Securities to a Permitted Transferee without complying with, and a holder of Upstream Securities in that Shareholder may Transfer some or all of its Upstream Securities to a Permitted Transferee without the relevant Shareholder being required to comply with, clauses 24 or 25.

24	Minority Shareholders

24.1	Right of first offer

(a)	If a Minority Shareholder proposes to Transfer any Securities it must, or if a holder of Upstream Securities in any Minority Shareholder proposes to Transfer any Upstream Securities the Minority Shareholder must, ensure this clause 24 is complied with prior to such Transfer, except:

(i)	where the Transfer involves a primary issuance of Upstream Securities;

(ii)	where the Transfer is permitted under clause 23;

(iii)	on exercise of a Tag Along Right under clause 25.3;

(iv)	where the Transfer is required under clause 26.4;

(v)	where the Transfer is required under clause 27; or

(vi)	in the case of an IPO in accordance with clause 29.

(b)	If a Shareholder to whom any MCE Shareholder has Transferred any Securities proposes to Transfer any Securities it must, or if a holder of Upstream Securities of any such Shareholder proposes to transfer any Upstream Securities that Shareholder must, ensure this clause 24.1 is complied with, except in circumstances where clauses 24.1(a)(i) to 24.1(a)(vi) applies, and for that purpose all references in this clause 24 to Minority Shareholder will be interpreted to refer to that Shareholder, all references to an MCE Shareholder will be interpreted to refer to the Minority Shareholders and the Sale Offer must be made to all Minority Shareholders based on their respective proportions of the Securities subject to such Sale Offer, provided that any Minority Shareholder shall have the right to purchase any such Securities not taken up by any other Minority Shareholder.

24.2	Offer

If:

(a)	a Minority Shareholder wishes to Transfer any Securities; or

(b)	a holder of Upstream Securities in any Minority Shareholder wishes to Transfer any Upstream Securities,

not covered by an exception in clause 24.1(a)(i) to 24.1(a)(vi) , the applicable Minority Shareholder (Minority Transferor) must offer to the MCE Shareholders the right to purchase Securities held by the Minority Transferor on the following terms (Sale Offer):

(A)	the MCE Shareholders are entitled to purchase the number of Securities held by the Minority Transferor equal to:

(i)	in the case of a sale of Securities, that number of Securities proposed to be Transferred; and

(ii)	in the case of a sale of Upstream Securities, the Effective Interest in Securities the relevant Upstream Securities proposed to be Transferred correspond to;

(B)	the MCE Shareholders must, if they accept the Sale Offer, purchase all and not some only of the Securities offered for sale; and

(C)	the price of the Securities must be the same for each Security and, in the case of a Transfer of Upstream Securities, the same, in aggregate, as the amount payable for those Upstream Securities.

24.3	Sale Notice

The Minority Transferor must make the offer to the MCE Shareholders under clause 24.2 by giving a notice in writing to the MCE Shareholders (Sale Notice):

(a)	in the case of a sale of Securities, specifying the number of Securities proposed to be Transferred;

(b)	in the case of a sale of Upstream Securities, specifying:

(i)	the Effective Interest in Securities the relevant Upstream Securities proposed to be Transferred correspond to; and

(ii)	the number of Securities that the Effective Interest in Securities in clause 24.3(b)(i) corresponds to; and

(c)	specifying the terms of the Transfer (including the purchase price) and the proposed completion date of the Transfer.

24.4	Response to Sale Offer

Within 20 Business Days after the date the Sale Notice is deemed to be given in accordance with clause 39, the MCE Shareholders must give notice to the Minority Transferor stating:

(a)	the MCE Shareholders accept all (but not some only) of the Securities offered to them in the Sale Notice or reject the Sale Offer in full; and

(b)	if the MCE Shareholders so accept, the number of Securities to be purchased by each MCE Shareholder (which must be no less, in aggregate, than all of the Securities offered to them in the Sale Notice).

24.5	Failure to respond

If the MCE Shareholders do not give a notice to the Minority Transferor within the period stated in clause 24.4 of the MCE Shareholders’ acceptance or rejection of the Sale Offer in its entirety under clause 24.2, the MCE Shareholders are deemed to have rejected the Sale Offer in its entirety.

24.6	Purchase by MCE Shareholders

If the MCE Shareholders accept the Sale Offer in its entirety, the MCE Shareholders must purchase those Securities referred to in the Sale Notice on the terms specified therein.

24.7	Disposal to third parties

If the Securities are not taken up under the Sale Offer then:

(a)	the Minority Transferor may, in the case of a proposed sale of Securities under clause 24.2, Transfer those Securities; or

(b)	in the case of a Transfer of Upstream Securities under clause 24.2, the holder of those Upstream Securities may Transfer those Upstream Securities,

on the same terms as specified in the Sale Notice to any person (including any Shareholder, at any time within 180 days after the end of the period referred to in clause 24.4 (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on terms not substantially less favourable, in aggregate, to the Minority Transferor or the holder of Upstream Securities, as the case may be, than those offered to MCE Shareholders (other than to price which may be not less than 85% of the price, on a per security basis, specified in the Sale Notice).

24.8	Transferor must provide details

(a)	If a holder of Upstream Securities proposes to Transfer some or all of its Upstream Securities other than pursuant to one of the exceptions in clause 24.1(a), the Shareholder in relation to whom the Upstream Securities are proposed to be Transferred must, prior to that Transfer, provide to the MCE Shareholders details of (Relevant Information):

(i)	the terms applicable to the sale; and

(ii)	details of all of the assets and liabilities of the entity in respect of which Upstream Securities are to be Transferred.

(b)	If, following receipt of the Relevant Information the Shareholder in respect of whom the Upstream Securities are proposed to be Transferred and MCE Shareholders cannot agree on the value of the Securities that correspond to the Effective Interest in Securities to be Transferred by the holder of Upstream Securities, then despite the other provisions of this clause 24, the Shareholder must procure that the holder of the Upstream Securities does not Transfer those securities.

(c)	This clause 24.8 shall apply equally to a Transfer by holders of Upstream Securities in any MCE Shareholder under clause 25.1, except that reference to MCE Shareholders (i) in clause 24.8(a) shall instead be deemed to refer to the Minority Shareholders and (ii) in clause 24.8(b) shall instead be deemed to refer to the Minority Shareholders, by action of the Majority of the Minority Shareholders.

25	Tag along

25.1	Tag along right

If any MCE Shareholder wishes to Transfer Securities, or any holder of Upstream Securities in any MCE Shareholder wishes to Transfer any Upstream Securities (Proposed Seller) and following that Transfer MCE will hold, in aggregate, an Effective Interest in Securities of less than 50.1% and more than 40%, MCE must comply with clauses 25.2 to 25.6 except where:

(a)	the Drag Along Right under clause 26 is exercised; or

(b)	in the case of an IPO in accordance with clause 29.

25.2	Proposed Sale Notice

If any MCE Shareholder, or any holder of Upstream Securities in any MCE Shareholder, proposes to Transfer any Upstream Securities or Securities (Sale Securities) and clause 25.1 applies, MCE must give a notice (Proposed Sale Notice) to the Minority Shareholders on or before the date 20 Business Days prior to the proposed date of Transfer:

(a)	in the case of Securities, specifying the number of Securities proposed to be Transferred;

(b)	in the case of a sale of Upstream Securities, specifying:

(i)	the Effective Interest in Securities the Upstream Securities corresponds to;

(ii)	the Effective Interest in Securities held by MCE following the Transfer; and

(iii)	the number of Securities that the Effective Interest in Securities in clause 25.2(b)(ii) corresponds to;

(c)	specifying the aggregate consideration payable for the Sale Securities, and in the case of:

(i)	a sale of Securities, the consideration per Security for which the Proposed Seller wishes to Transfer the Securities, or

(ii)	a sale of Upstream Securities, the consideration per Security if Securities calculated under clause 25.2(b)(iii) were proposed to be Transferred under this clause 25;

(d)	specifying the name and address of the person to whom the Proposed Seller wishes to Transfer the Sale Securities to (Proposed Purchaser);

(e)	specifying the proposed date of Transfer of the Sale Securities;

(f)	specifying all other terms and conditions on which the Proposed Seller proposes to Transfer the Sale Securities; and

(g)	notifying the Minority Shareholders of their right to sell Securities under this clause 25.

25.3	Exercise of tag along right

Each Minority Shareholder may serve a notice (Tag Along Notice) on MCE on or before the date 15 Business Days after the date the Proposed Sale Notice is deemed given in accordance with clause 39 specifying that it wishes to Transfer to the Proposed Purchaser a fraction of its Securities up to (but not to exceed) such fraction of its Securities as is equal to the fraction given by the following formula:

TS	=	ES – RS ES

Where:

TS or Tagging Securities is the fraction of the Securities entitled to be sold by the Minority Shareholder under this clause 25.

RS is the Effective Interest in Securities held by MCE following completion of the Transfer of the Sale Securities to the Proposed Purchaser.

ES is, if MCE holds prior to the date of such Transfer an Effective Interest in Securities:

(a)	greater than 50.1, 50.1; or

(b)	less than 50.1, that lower amount.

25.4	Transfer of Securities to Proposed Purchaser

If MCE receives a Tag Along Notice from one or more of the Minority Shareholders (Tagging Shareholders), then the Proposed Seller must not, and MCE must procure that the Proposed Seller does not, Transfer the Sale Securities to the Proposed Purchaser unless the Proposed Purchaser purchases the Tagging Securities of the Tagging Shareholders:

(a)	at the same time as the acquisition of the Sale Securities;

(b)	for:

(i)	in the case of a Transfer of Securities, the same form and amount of consideration per Security calculated under clause 25.2(c)(i), or

(ii)	in the case of a Transfer of Upstream Securities, the same form and amount of consideration per Security calculated under clause 25.2(c)(ii), in either case as specified in the Proposed Sale Notice; and

(c)	subject to clause 25.7 on terms no less favourable to the Tagging Shareholders than the terms on which the Proposed Seller proposes to sell the Sale Securities.

25.5	Completion of the sale

Completion of the Transfer (including payment) of the Tagging Securities must take place on the same date as the completion of the sale of the Sale Securities.

25.6	Lapsing of Tag Along Notice

If a Tag Along Notice is not served by a Minority Shareholder on MCE on or before the date 15 Business Days after the date the Proposed Sale Notice is deemed given in accordance with clause 39, then the Proposed Seller will be free to sell the Sale Securities to the Proposed Purchaser on or before the date 180 days after the date of the Proposed Sale Notice (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on the terms set out in the Proposed Sale Notice.

25.7	Warranties on Transfer of the Tagging Securities

The Tagging Shareholders must, if requested by the Proposed Seller, represent and warrant to the Proposed Purchaser on completion of the Transfer of the Tagging Securities that they are the legal owners of the Tagging Securities and have full power and authority to Transfer the Tagging Securities free of any Encumbrances but will not be required to provide any other representations or warranties.

25.8	Liability and other terms

(a)	The liability of any Tagging Shareholder to the Proposed Purchaser in connection with any warranty, representation, indemnity, obligation, escrow, holdback, retention or similar provision will be several (and not joint or joint and several) and will be pro rata based on the consideration received by the Proposed Seller and each Tagging Shareholder, in each case limited to the amount actually received by the Tagging Shareholder in respect of the Transfer of that Shareholder’s Tagging Securities.

(b)	MCE must procure that the Transfer of the Tagging Securities to the Proposed Purchaser be on terms no more onerous to the Tagging Shareholders than the terms on which the Proposed Purchaser proposes to purchase the Sale Securities.

(c)	The Proposed Purchaser must assume all Financial Interests of the Tagging Shareholders.

26	Drag along

26.1	Drag Along Right

If one or more Shareholders that together own a majority of the Securities on issue (Dragging Shareholders) receive a bona fide offer from an unrelated third party (Third Party Purchaser) to purchase all of the Securities on issue solely for cash or cash equivalents (whether by Transfer, merger or other similar transaction) then the Dragging Shareholders have the right (Drag Along Right) to require all of the other Shareholders (Dragged Shareholders) to Transfer all their Securities (Dragged Securities) to the Third Party Purchaser (or to such person as the Third Party Purchaser directs) in accordance with, and provided the Dragging Shareholders have complied with, this clause 26.

26.2	Proposed Drag Notice

If the Dragging Shareholders propose to exercise the Drag Along Right they must give notice to the Company and the Dragged Shareholders (Proposed Drag Notice) on or before the date 30 Business Days prior to the proposed date of Transfer of all of the Securities to the Third Party Purchaser, specifying:

(a)	the name and address of the Third Party Purchaser;

(b)	the consideration per Security (or class of Security) payable (directly or indirectly) for the Dragged Securities;

(c)	the proposed date of Transfer of the Dragged Securities;

(d)	details of any payments or other consideration reasonably expected to be received, directly or indirectly, by the Dragging Shareholders from the Third Party Purchaser in connection with the Transfer, including in connection with any potential Related Agreements under clause 26.9;

(e)	details of any potential Related Agreements under clause 26.9;

(f)	the name of a reputable internationally recognised investment bank proposed to be instructed by the Dragging Shareholders to prepare the Fairness Opinion; and

(g)	all other material terms and conditions on which the Dragged Securities are to be Transferred.

26.3	Fairness Opinion

(a)	On or before the date five Business Days after the date of the Proposed Drag Notice, holders of a majority of the Dragged Securities must serve a notice on the Dragging Shareholders stating whether they consent to the appointment of the investment bank specified in the Proposed Drag Along Notice.

(b)	If such holders of Dragged Securities do not consent to the appointment of the investment bank specified in the Proposed Drag Along Notice, or fail to give a notice consenting to that appointment within the period specified in clause 26.3(a), the Dragging Shareholders, on the one hand, and such objecting holders of Dragged Securities, on the other hand, must meet within 5 Business Days to attempt in good faith to agree to an investment bank to prepare the Fairness Opinion.

(c)	If such Shareholders cannot agree on an investment bank within 3 Business Days of first meeting under clause 26.3(b) , any such Shareholder may request the HKIAC to appoint an independent Expert having the qualifications set out in clause 7.3(f)(iii) and to instruct that Expert to promptly nominate an investment bank to prepare the Fairness Opinion.

(d)	The Dragging Shareholders must promptly instruct the investment bank agreed to under this clause 26.3 or appointed under clause 26.3(b) to prepare an opinion as to the fairness of the proposed transaction to the Dragged Shareholders from a financial perspective (Fairness Opinion) and clauses 37.1(a) to 37.1(h) will not apply to such Fairness Opinion.

26.4	Exercise of Drag Right

If in the opinion of the investment bank agreed to under clause 26.3 or appointed under clause 26.3(b) the proposed transaction is fair from a financial point of view to the Dragged Shareholders, the Dragging Shareholders may serve a notice on each of the Dragged Shareholders (Drag Along Notice) requiring them to Transfer all of their Securities on the terms set out in the Proposed Drag Along Notice but no sooner than 15 Business Days after the Drag Along Notice is deemed given in accordance with clause 39.

26.5	Lapsing of Drag Along Notice

(a)	A Drag Along Notice is irrevocable but will lapse if all of the Securities are not Transferred to the Third Party Purchaser within 180 days after the Drag Along Notice is deemed given in accordance with clause 39 (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation).

(b)	The Dragging Shareholders may serve further Proposed Drag Notices and Drag Along Notices following the lapse of any Drag Along Notice, in compliance with the provisions of this clause 26.

26.6	Completion of the sale

Completion of the sale (including payment) of the Dragged Securities must take place on the same date as the completion of the sale of the Securities held by the Dragging Shareholders.

26.7	Application to New Shareholders

If any person (other than a Third Party Purchaser), following the issue of a Drag Along Notice, becomes a Shareholder, whether pursuant to the exercise of pre-existing options to acquire Securities or otherwise (New Shareholder), then a Drag Along Notice will be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice, and each such New Shareholder will be required to sell Securities acquired by it to the Third Party Purchaser (or such person as the Third Party Purchaser directs) and the provisions of this clause 26 will apply, with appropriate changes, to the New Shareholder.

26.8	Consideration for Dragged Securities

The consideration payable by the Third Party Purchaser for the Dragged Securities must be solely in cash or cash equivalents and must be the same in value, on a per Security basis, as payable by the Third Party Purchaser to the Dragging Shareholders for their Securities of that same class.

26.9	Related Agreements

(a)	If the Dragging Shareholders or any of their Affiliates have entered into or propose to enter into any Contract (Related Agreement) in connection with, in anticipation of or related to, the proposed Transfer of Securities under this clause 26, including:

(i)	to provide consulting or other services (including as to casino management), or for the discontinuation of any services (including as to casino management), to any Group Company, the Third Party Purchaser or any of their respective Affiliates; or

(ii)	not to compete with any of the persons specified in clause 26.9(a)(i),

the Dragging Shareholder must within 20 Business Days of completion of the sale of all the Securities, instruct a person selected from the list set out in schedule 4 to determine the net present value of the Related Agreements under clause 26.9(c).

(b)	If one or more of the Shareholders that hold 5% or more of the Securities on issue disagree with the determination of net present value of the Related Agreements under clause 26.9(a) made by the person selected by the Dragging Shareholder, the net present value of the Related Agreements shall be determined under clause 26.9(c) by taking the arithmetic mean of the determination of net present of value by such person and the determination of net present value by a different person selected by the holders of a majority of the Securities on issue held by all such objecting 5% or greater Shareholders from the list set out in schedule 4. If the difference between the two calculations of net present value made by those persons is greater than 10% of the value of the higher calculation, then an internationally recognised accounting firm that is independent of the Company and MCE must be selected by those two persons and the final net present value shall be the value that is the arithmetic mean of the valuation calculated by such accounting firm and the valuation of such first two persons that is closest to the valuation of the accounting firm.

(c)	The net present value of the Related Agreements must be determined as at the date of completion of the sale of all the Securities and will be equal to:

(i)	the amount of any payment received, or reasonably likely to be received, by the Dragging Shareholders or any of their Affiliates under the Related Agreements; less

(ii)	any costs of the type reimbursable under the Casino Management Agreement or, as to services other than casino management, any other reasonable costs ordinarily incurred in providing any of the services under the Related Agreements, but excluding any amounts under clause 26.9(c)(i) (not exceeding 2% of the aggregate purchase price for the Securities) for services (other than casino management services) that are not being provided to a Group Company prior to completion of the sale of the Securities and which are entered into on arm’s length terms.

(d)	The Dragging Shareholders must within 20 Business Days of the final determination of net present value of the Related Agreements, pay to each of the Dragged Shareholders in cash the proportion of such amount that the number of Securities held by them immediately prior to completion of the sale of the Securities bears to the total number of Securities held by all Shareholders at such time.

26.10	Warranties on Transfer of the Dragged Securities

The Dragged Shareholders must, if requested by the Dragging Shareholder, represent and warrant to the Third Party Purchaser that they are the legal owners of the Dragged Securities and have full power and authority to Transfer their Securities free of any Encumbrances but will not be required to provide any other representations or warranties.

26.11	Liability and other terms

(a)	The liability of any Dragged Shareholder to the Third Party Purchaser in connection any warranty, representation, indemnity obligation, escrow, holdback, retention or similar provision will be several (and not joint or joint and several) and will be pro rata based on the consideration received by the Dragging Shareholders and each Dragged Shareholder, in each case limited to the amount actually received by the Dragged Shareholder in respect of the Transfer of that Shareholder’s Dragged Securities.

(b)	The Dragging Shareholders must procure that the Transfer of the Dragged Securities to the Third Party Purchaser be on terms no more onerous to the Dragged Shareholders than the terms on which the Third Party Purchaser proposes to purchase the Securities held by the Dragging Shareholders.

(c)	The Third Party Purchaser must assume all Financial Interests of the Dragged Shareholders.

27	Compulsory Transfer

27.1	Competitor or Unsuitable Person

(a)	A Shareholder must promptly notify the Company and each other Shareholder if it has actual knowledge that any holder of Upstream Securities in that Shareholder, has become, or is reasonably likely to become, a Competitor or Unsuitable Person (and for this purpose, paragraphs (a) and (b) of the definition of Unsuitable Person will not apply).

(b)	If at any time a Shareholder, or holder of Upstream Securities in a Shareholder, other than a person to whom clause 27.3 applies, becomes a Competitor or an Unsuitable Person (Prohibited Investor) and any Shareholder affected thereby serves, at any time, a notice on the relevant Shareholder (with a copy to the Company) to that effect, the Shareholder on whom notice has been served must:

(i)	where the Shareholder has become a Competitor or an Unsuitable Person, subject to clause 27.3, immediately offer all the Securities held by it for sale on a pro rata basis to each other Shareholder and the Shareholder must use commercially reasonable endeavours to procure the sale of any Securities which have not been purchased following the completion of that process to a third party (but subject to the terms of this document); and

(ii)	where a holder of Upstream Securities in a Shareholder has become a Competitor or an Unsuitable Person, immediately procure that the holder transfers all of its interests in the Upstream Securities to a person that is not a Competitor or an Unsuitable Person (but subject to the restrictions on Transfer in this document).

27.2	Governmental Agency

(a)	Each Shareholder acknowledges that each other Shareholder, each holder of Upstream Securities, and their respective Affiliates from time to time are or may be engaged in businesses that are the subject of regulation by Governmental Agencies (including Gaming Regulators).

(b)	If any Shareholder, holder of Upstream Securities or any of their respective Affiliates (Notified Party):

(i)	is directed by any Governmental Agency to terminate its association with any other Shareholder, or any holder of Upstream Securities in any other Shareholder, or any of their respective Affiliates; or is advised in writing by a Gaming Regulator that such direction will be made; or

(ii)	receives notice in writing from any Governmental Agency that:

(A)	any other Shareholder, or any holder of Upstream Securities in any other Shareholder, or any of their respective Affiliates; or

(B)	any officer, director or employee of any of the persons in clause 27.2(b)(ii)(A),

is an Unsuitable Person, or in the opinion of the Gaming Regulator is a person who may result in such Notified Party or its Affiliates being directed to terminate its association with the relevant Shareholder, holder of Upstream Securities, or Affiliate or, in the case of MCE or its Affiliates, that such association may result in the ability of MCE Subconcessionaire to operate games of fortune and chance and other games in casino in Macau being materially adversely affected, then the Notified Party (in the case of a Shareholder), the Shareholder that is an Affiliate of the Notified Party (in the case of an Affiliate of a Shareholder), or the Shareholder that is related to the holder of Upstream Securities or Affiliate thereof (in the case of a holder of Upstream Securities or an Affiliate thereof) must give a notice (Suitability Notice) in writing to the relevant Shareholder (Relevant Holder) to that effect.

(c)	If a Relevant Holder, other than a person to whom clause 27.3 applies, receives a Suitability Notice under clause 27.2(b) , it must:

(i)	where the Notified Party has been directed by any Governmental Agency to terminate its association with that Relevant Holder, or where the Notified Party has received a notice under clause 27.2(b)(ii)(A) in relation to that Relevant Holder, immediately offer all the Securities held by such Relevant Holder for sale on a pro rata basis to each other Shareholder and use commercially reasonable endeavours to procure the sale of any Securities which have not been purchased following the completion of that process to a third party (but subject to the terms of this document);

(ii)	where the Notified Party has been directed by any Governmental Agency to terminate its association with a holder of Upstream Securities or any of its Affiliates or where a notice has been received by a Notified Party under clause 27.2(b)(ii)(A) in relation to a holder of Upstream Securities or any of its Affiliates, immediately procure that such holder of Upstream Securities Transfers all of its interests in the Upstream Securities to a person that is not a Competitor or Unsuitable Person (but subject to the terms of this document);

(iii)	where the Notified Party has been directed by any Governmental Agency to terminate its association with an Affiliate of that Relevant Holder, or where the Notified Party has received a notice under clause 27.2(b)(ii)(A) in relation to any Affiliate of that Relevant Holder, immediately terminate its association with such Affiliate or comply with clause 27.2(c)(i) or 27.2(c)(ii), as applicable; or

(iv)	where a notice has been received by the Notified Party under clause 27.2(b)(ii)(B) in relation to any officer, director or employee of any of the persons specified in clause 27.2(b)(ii)(A) , procure that the relevant director, officer or employee is terminated or resigns their office.

27.3	Existing holders

The parties agree that if, in respect of any person who is, as at the date of this document, a Shareholder, or the holder of Upstream Securities in a Shareholder:

(a)	that person or any Permitted Transferee to whom those Securities or Upstream Securities are transferred in accordance with this document becomes a Competitor or an Unsuitable Person; or

(b)	that person is the subject of any notice from a Governmental Agency under clause 27.2(b)(ii),

clauses 27.1(b) and 27.2(c) (as the case may be) will not apply and instead MCE and the relevant Shareholder will meet to agree on a process for resolving the issue.

27.4	Specific performance

Each Shareholder acknowledges that:

(a)	any breach of the obligations in clause 27.2 may result in any party to this document suffering damage, for which damages may not be an adequate remedy; and

(b)	a party is entitled to seek specific performance as a remedy in respect of a breach by a party of its obligations under clause 27.2 (in addition to any other remedies available at Law).

28	Shareholders

28.1	Deed of Accession

(a)	A Shareholder who proposes to Transfer any Securities to anyone other than another Shareholder must ensure that the transferee enters into a Deed of Accession before the Transfer takes place.

(b)	Before issuing Securities to anyone other than another Shareholder the Company must ensure that the person to whom the Securities are to be issued enters into a Deed of Accession.

28.2	Accession by holders of Upstream Securities

Each Shareholder must procure that each holder of Upstream Securities having an Effective Interest in Securities as at the date of this document of 1% or more, and each person to whom Upstream Securities are proposed to be Transferred and who would following that Transfer have an Effective Interest in Securities greater than 1%, must enter into an agreement (in a form reasonably acceptable to the Company and consistent with clause 27) under which that person agrees to comply with clause 27 and to keep confidential any information provided to them under clause 30 or 31 on the terms of that clause (and in any event no more onerous to them than the terms of the Confidentiality Deed).

28.3	Minimum transaction size

Minority Shareholders must not Transfer less than 2% of the Securities on issue to any one person other than to the MCE Shareholders under clause 24.

29	IPO

29.1	Right to demand an IPO

(a)	Subject to clause 29.1(b) any Shareholder (other than an MCE Shareholder) holding more than 20% of the Securities (Demanding Shareholder) on issue may, by notice to the Company (with a copy to MCE), demand an IPO.

(b)	A Demanding Shareholder may only demand an IPO on or after the Opening.

(c)	For the avoidance of doubt, in determining the percentage of Securities held by a Demanding Shareholder, any reduction in the percentage arising out of Securities issued subsequent to the date hereof or in the IPO will be disregarded, except where such issue occurs under clause 17 or 18.

29.2	Revocation

A call for an IPO is revocable, however if revoked prior to the IPO, the Shareholder that called for the IPO may not call for an IPO again for another 12 months from the date the call was revoked.

29.3	Condition to IPO

Despite clause 29.1, it is a condition to any IPO demanded by a Demanding Shareholder that the Demanding Shareholder has complied with clause 29.6 and that either:

(a)	the total aggregate value of the Securities or shares of IPO HoldCo publicly offered in the IPO (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than US$150 million; or

(b)	the number of Securities or shares of IPO HoldCo publicly offered in the IPO (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than 10% of the total number of Securities or shares of IPO HoldCo, as applicable, on issue immediately following the IPO.

29.4	Call by the Board

The Board may, at any time, call for an IPO and clause 29.3 will not apply to any such IPO.

29.5	Recognised Stock Exchange

Any IPO must take place on a Recognised Stock Exchange nominated by the Board after consultation with each Minority Shareholder holding more than 20% of the Securities on issue, or where a demand is made under clause 29.1(a) , nominated by the Demanding Shareholder after consultation with MCE.

29.6	Requirement to negotiate

(a)	The Demanding Shareholder and MCE must, following receipt by MCE of a demand under clause 29.1(a):

(i)	engage in good faith negotiations for a period of not less than 45 days, as to the purchase by MCE (or any of its Affiliates) of all the Securities held by the Demanding Shareholder; and

(ii)	each appoint a financial advisor to assist them in determining the fair market value of the Company and the Securities proposed to be publicly offered in the IPO.

(b)	The negotiations under clause 29.6(a) must include at least one face to face meeting between a duly authorised representative of the Demanding Shareholder and MCE.

(c)	The Company shall, during the 45-day period referred to in clause 29.6(a)(i), comply with its obligations hereunder and under the Registration Rights Agreement with respect to an IPO.

(d)	This clause 29.6 is without prejudice to the rights of a Demanding Shareholder to demand an IPO under clause 29.1(a).

29.7	Structure of the IPO

Where a demand is made under clause 29.1(a) , the Demanding Shareholder and MCE will have the joint right to approve the structure of the IPO (such approval by either party not to be unreasonably withheld, conditioned, or delayed), which structure will, among other things, attempt to minimise, to the extent permitted by applicable Law and to the extent possible, any recognition of taxable income with respect to the Shareholders’ interests in the Company being sold in the IPO in advance of the receipt of the proceeds therefor and will take into account the Minority Shareholders’ desires for liquidity.

29.8	Obligations of the parties

(a)	If a demand is made under clause 29.1(a), or the Board calls for an IPO under clause 29.4, then the Company must give a notice to each Shareholder requiring them to co-operate and use their commercially reasonable endeavours in applying to a Recognised Stock Exchange selected for the IPO under clause 29.5 for:

(i)	the admission of the Company or a new holding company of the Company to the official list of that stock exchange; and

(ii)	the official quotation of the Securities or shares of IPO HoldCo on that stock exchange,

as soon as reasonably practicable after service of the notice.

(b)	On and after the date on which a notice is given under clause 29.1(a) , or the Board calls for an IPO under clause 29.4, each Shareholder and the Company must use all commercially reasonably endeavours to enable the IPO to occur in accordance with this document and the Registration Rights Agreement including:

(i)	in the case of Shareholders only, consenting to and voting in favour of a conversion of the Company into a corporation or other limited liability entity or other matters necessary to effect the structure agreed upon pursuant to clause 29.7; and

(ii)	taking all other reasonable actions in connection with consummation of the IPO,

in each case as mutually agreed by Shareholders holding a majority of all Securities then on issue that are held by Minority Shareholders and the MCE Shareholders and achieve the listing of the Company or the holding company and quotation of the Securities or shares of IPO HoldCo on the Recognised Stock Exchange selected for the IPO under clause 29.5 on which the IPO is to occur, provided that each Shareholder is at all times treated the same (if the Board has called for an IPO), or the same as the Demanding Shareholder (in the case of a notice under clause 29.1(a)).

(c)	The Shareholders must, in exercising their respective rights to agree to the actions reasonably required to enable an IPO to successfully occur under clause 29.8(b), cause the Company to act reasonably and in good faith and with a view to expeditiously consummating the IPO.

(d)	The terms of the Registration Rights Agreement shall apply to such transaction.

30	Information

30.1	Shareholder holding 1%

The Company must provide to each Shareholder holding 1% or more of the Securities on issue:

(a)	a copy of the Management Accounts for that Quarter on or before the date 20 Business Days after the end of each Quarter or the date provided to the Project Lenders (if applicable and later);

(b)	a copy of the Audited Accounts for that Financial Year on or before the date four months after the end of each Financial Year or the date provided to the Project Lenders (if applicable and later); and

(c)	such other information as that Shareholder may reasonably request from time to time for the sole purpose of enabling that Shareholder to prepare and file any Tax returns.

30.2	Shareholder holding 15%

The Company must provide to each Shareholder holding 15% or more of the Securities on issue (in addition to what must be delivered pursuant to clause 30.1):

(a)	copies of all information provided to the Project Lenders at the same time that such information is provided to those lenders (if applicable);

(b)	copies of reports (to be prepared not less frequently than monthly) as to the status of the project development; and

(c)	any other information reasonably requested from time to time by such Shareholders.

30.3	Gaming

(a)	For so long as any Shareholder, holder of Upstream Securities in a Shareholder, or any of their respective Affiliates, is required to provide information to any Gaming Regulator in relation to their interest in the Company (including any information about another Shareholder or any holder of Upstream Securities in that Shareholder), the Company will and will procure that each Company Subsidiary will, to the extent permitted by law, cooperate in good faith to obtain and endeavour to provide that information where requested in writing by that person.

(b)	Despite clause 30.3(a), if reasonable to do so, the Company may limit the information provided to such information as is required by the Gaming Regulator or otherwise customarily provided to any such Gaming Regulator.

(c)	Any person to whom information is provided under clause 30.3(a) must agree, as a condition of being provided with that information, to cooperate with the Company to seek to limit or protect the information required to be provided, if the Company determines (acting reasonably) that providing such information would:

(i)	materially compromise the competitiveness of the MSC Property; or

(ii)	be prohibited by applicable Laws or the listing or exchange rules of any stock exchange on which the Securities are listed or MCE s equity securities are listed.

30.4	Access

Each Shareholder holding 15% or more of the Securities on issue has the right to:

(a)	visit and inspect any property of the Group at all reasonable times and on reasonable notice to the Company;

(b)	inspect and take copies of documents relating to the business of each Group member at all reasonable times and on reasonable notice to the Company; and

(c)	discuss each Group member’s affairs, finances and accounts with such of the Group member’s officers, employees, agents and advisers (including auditors) at all reasonable times and as often as the Shareholder may reasonably request.

30.5	Shareholder information

Each Shareholder must provide to the Company on the date of this document, and within 5 Business Days of being requested by MCE or the Company in writing, a complete and accurate list of:

(a)	all of the persons or entities holding Upstream Securities in relation to that Shareholder;

(b)	the person that issued the Upstream Securities; and

(c)	a calculation of the Effective Interest in Securities held by each of the persons in clause 30.5(a) .

31	Confidentiality and disclosure

31.1	Disclosure by Directors

(a)	Each Director must not disclose any Confidential Information except:

(i)	in the case of information of a type which is, or would be, the subject of clause 30.1, to any Shareholder or holder of Upstream Securities who would be entitled to receive that information under that clause or clause 31.3(a), as applicable;

(ii)	in the case of information of a type which is, or would be, the subject of clause 30.2 or 30.4, to any Shareholder or holder of Upstream Securities who would be entitled to receive that information under those clauses or clause 31.3(b), as applicable;

(iii)	to any officer, manager, employee, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities specified in the applicable paragraphs of this clause 31.1; and

(iv)	in the case of a Director employed by an investment fund or a management company of an investment fund (as applicable) that holds, or has any Affiliates that hold, an Effective Interest in Securities, to any partner, officer, manager, employee or director (or equivalent) of that investment fund or management company.

(b)	Each Shareholder must procure that the Director appointed by them complies with the Director’s obligations under this clause 31 (subject to such Director’s fiduciary duties).

31.2	Restrictions on disclosure

A person (other than a Director) must not disclose any Confidential Information except:

(a)	in the case of a Shareholder or holder of Upstream Securities, where permitted under clauses 31.3, 31.4, 31.5 or 31.6; or

(b)	in any other case, where permitted under clauses 31.4, 31.5 or 31.8.

31.3	Disclosure by Shareholders and holders of Upstream Securities

Each Shareholder and holder of Upstream Securities, as applicable, may, subject to clauses 31.6 and 28.2, disclose any Confidential Information:

(a)	received by that Shareholder under clause 30.1 or 31.1(a)(i) to any holder of Upstream Securities that has an Effective Interest in Securities of 1% or more, and any such holder of Upstream Securities may further disclose such Confidential Information to any other holder of Upstream Securities that has an Effective Interest in Securities of 1% or more;

(b)	received by that Shareholder under clause 30.2, 30.4 or 31.1(a)(ii) to any holder of Upstream Securities that has an Effective Interest in Securities of 15% or more, and any such holder of Upstream Securities may further disclose such Confidential Information to any other holder of Upstream Securities that has an Effective Interest in Securities of 15% or more;

(c)	to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities, so long as those persons own Effective Interests in Securities of at least 4% in aggregate; or

(d)	to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in the applicable paragraphs of this clause 31.3.

31.4	Disclosure generally

A person may disclose any Confidential Information received by it:

(a)	in the case of a person that is an investment fund, to any partner in that fund;

(b)	to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in this clause 31.4;

(c)	to any Project Lender; and

(d)	to any Financial Supporter.

31.5	Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 31.5(b), a person may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)	A party who is required to disclose information under clause 31.5(a) must use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

31.6	Conditions to disclosure

Each Shareholder shall be responsible for ensuring that each holder of its Upstream Securities does not disclose Confidential Information that is not permitted to be disclosed under clauses 31.3, 31.4 and 31.5 unless the Company, acting in its reasonable discretion at the request of a Shareholder, executes a Confidentiality Deed or other similar agreement with any particular holder of Upstream Securities.

31.7	Prospective Purchaser

(a)	A Shareholder (Disclosing Shareholder) must not disclose, and must procure that no holder of Upstream Securities discloses, any Confidential Information to a prospective purchaser of Securities or Upstream Securities (Prospective Purchaser) unless the Prospective Purchaser, prior to being provided with any such information, enters into a confidentiality agreement on terms no less onerous to the Prospective Purchaser than those set out in the Confidentiality Deed or otherwise reasonably acceptable to the Company.

(b)	The Disclosing Shareholder must require that a Prospective Purchaser return or destroy any information provided by the Disclosing Shareholder to the Prospective Purchaser under clause 31.2 (subject to customary exceptions) if the Prospective Purchaser has not purchased the Disclosing Shareholder’s Securities or the Upstream Securities on or before the date 6 months after the date of entry into the confidentiality agreement referred to in clause 31.7(a).

31.8	Information to be held confidential

Each Shareholder must procure that any person to whom information is disclosed by that Shareholder or any Director appointed by that Shareholder under clauses 31.1 and 31.2 keeps that information confidential and, except as permitted by this clause 31, does not disclose the information to any other person.

31.9	Prohibition

A Shareholder must not, and, subject to clause 31.6, must procure that the holder of Upstream Securities in respect of such Shareholder does not, knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their directors, officers, or employees.

31.10	Disclosure document

The obligations of confidentiality in this clause 31 do not apply to any information concerning the Group, its business or its assets in any document publicly available in connection with an IPO.

32	Ethical screen

32.1	Acknowledgement

(a)	MCE acknowledges that the Covered Persons may from time to time, directly or indirectly, own interests in or manage entities (or both) that, directly or indirectly, engage in gaming and associated businesses throughout the world, including in the Asia Pacific region.

(b)	The parties acknowledge there is no restraint on the ability of the Covered Persons to, directly or indirectly, own interests in or engage (or both), directly or indirectly, in gaming and associated businesses throughout the world, including in the Asia Pacific region.

32.2	Ethical screen

Despite clause 32.1(b), if at any time a Covered Person:

(a)	has appointed a Director or is entitled to receive information under clause 30.2 or 30.4 or under clause 31.3(b), and

(b)	has appointed a director to the board of a Competitor or is entitled to receive similar confidential information in relation to that Competitor as provided under clause 30.2 or 30.4 or under clause 31.3(b), the Covered Person’s Shareholder must:

(i)	ensure that no person appointed as a Director is also appointed as a director of the Competitor;

(ii)	ensure that the principal members of the deal teams managing the investments of such Covered Person in the Company and any such Competitor are at all times different individuals; and

(iii)	implement an ethical screen to ensure that confidential information provided to it (or its director designees) about the Company not be disclosed to any such Competitor and, upon the request of the Company, certify to the Company that it has implemented, and is complying with, such an ethical screen.

32.3	Sharing otherwise permissible

For the avoidance of doubt, nothing in clause 32.2 shall limit the ability of Covered Persons to share Confidential Information within their respective organizations so long as they comply with the provisions of clause 32.2.

33	Warranties

33.1	Warranties

In consideration of the entry by each of the parties into this document, each of the parties (other than the Company) represents and warrants to each other party as at the date of this document that the Warranties are true and accurate.

33.2	Warranties independent

Each Warranty is to be construed independently of the others and is not limited by reference to any other Warranty.

33.3	Liability

Liability for breach of the Warranties will not be discharged or limited by the entry by the parties into this document.

34	Fair Market Value

34.1	Determination of Fair Market Value

Fair Market Value must be determined:

(a)	by the persons specified in clause 34.2; and

(b)	applying the methodology in clause 34.3.

34.2	Process

(a)	Subject to clause 34.2(d), the Fair Market Value of Securities as of the last day of each Quarter shall be calculated by each Valuation Expert no later than 10 days after the last day of the end of each Quarter.

(b)	If the Fair Market Value of Securities is required to be determined under clause 17.2, clause 19.5, clause 20.5 or clause 21.1 during any Quarter, the Fair Market Value of Securities shall be deemed to be the arithmetic mean of the calculations of Fair Market Value set out in the Valuation Expert Reports for the immediately preceding Quarter.

(c)	Each Shareholder Group must notify the Company of the Valuation Expert appointed by that Shareholder Group from time to time.

(d)	The Fair Market Value of Securities will not be required to be determined each Quarter under clause 34.2(a) after the Opening.

34.3	Methodology

(a)	Subject to clause 34.4, in determining the Fair Market Value:

(i)	the Securities are to be valued on a going concern basis as between a willing but not anxious seller and a willing but not anxious buyer and utilizing methodologies determined by each Valuation Expert but which shall (to the extent deemed appropriate in the exercise of such Valuation Expert’s reasonable judgment) include discounted cash flows, an analysis of comparable companies and an analysis of precedent transactions;

(ii)	any reduction in value which may be ascribed to the Securities by virtue of the fact that they represent a minority interest is to be ignored; and

(iii)	the Securities are capable of Transfer without restriction.

34.4	Valuation Expert Report

(a)	The Company must instruct the Valuation Experts notified by the Shareholder Groups under clause 34.2(c) to prepare and deliver to the parties a report (Valuation Expert Report) setting out the Valuation Experts’ calculation of the Fair Market Value as soon as practicable, and in any event no later than 10 days after the last day of each Quarter.

(b)	Each Shareholder Group has the right to meet with the Valuation Experts and discuss the Company and its businesses and prospects, and the parties must provide all information and assistance to the Valuation Experts as the Valuation Experts reasonably require for the purposes of preparing the Valuation Expert Reports.

(c)	The Valuation Experts may make any inquiries or investigations as the Valuation Experts determine are necessary.

(d)	Each Valuation Experts’ decision will be final and binding on the parties (except in the case of fraud or manifest error).

(e)	The Company will be responsible for payment of the Valuation Experts’ costs under this clause 34.4.

(f)	The final determination of Fair Market Value for each Quarter shall be final and binding on the parties (except in the case of fraud or manifest error).

35	Shareholder Loan Agreement

(a)	The parties agree that the form of the Shareholder Loan Agreement may be amended from time to time with the prior written consent of each of the Company and the Largest Minority Shareholder.

(b)	The parties agree that any amount advanced to the Company under a Shareholder Loan Agreement will be subordinated to any funds advanced by any Project Lenders if requested by them and on such terms as they may require. Without limitation of the foregoing, the parties agree that the Shareholder Loan Agreement will be amended, to the extent reasonably requested by any Project Lender, to facilitate any and all financings which may be provided from time to time by any Project Lenders (Senior Loans), including without limitation, amendments to:

(i)	subordinate and make junior any amount advanced to the Company under a Shareholder Loan Agreement, including, interest which may accrue from time to time thereon (collectively, Subordinate Loan) and any documents evidencing the Subordinate Loan (Subordinate Loan Documents), and all rights, remedies, terms and covenants contained therein to (A) any and all Senior Loans, (B) the liens and security interests created by the documents evidencing and securing the Senior Loans and all extensions, supplements, amendments and modifications to and restatements and consolidations of the foregoing (collectively, Senior Loan Documents), and (C) all of the terms, covenants, conditions, rights and remedies contained in, the Senior Loan Documents and any extensions, supplements, amendments and modifications to and restatements and consolidations of the Senior Loan Documents; and

(ii)	subordinate all rights to payment of the Subordinate Loan and the obligations evidenced by the Subordinate Loan Documents to all of a Project Lenders’ rights to payment of any Senior Loan and the obligations secured by any Senior Loan Documents.

(c)	Unless an Event of Default (as defined in the Shareholder Loan Agreement) has occurred and has not been waived, a party must not require payment of any amount advanced to the Company under a Shareholder Loan Agreement or any interest thereon unless:

(i)	it is permitted to do so under the terms of any subordination agreed with the Project Lenders; and

(ii)	such payment is made from amounts that would otherwise be available for distribution in respect of Securities under this document (including any amounts in respect of which a dividend or distribution may or might have been declared but has not yet been paid).

(d)	Payment of any amount advanced to the Company under a Shareholder Loan Agreement or any interest thereon in accordance with the terms of the Shareholder Loan Agreement and this document shall not be subject to approval under clause 7.2(a) nor shall such payment be deemed a Related Party Transaction.

36	Tax Matters

36.1	Tax Treatment

(a)	The Company has previously elected to be treated as a partnership for US federal income tax purposes and each Company Subsidiary has previously elected to be treated as a disregarded entity for US federal income tax purposes. None of the Company, any Company Subsidiary, or any Shareholder shall take any action or position (whether in a filing or otherwise) (1) inconsistent with such classification or (2) to revoke or seek to revoke any election made by or for the Company or any Company Subsidiary pursuant to United States Treasury Regulation Section 301.7701-3 to be classified, for US federal income tax purposes, as a partnership, in the case of the Company, or a disregarded entity, in the case of any Company Subsidiary.

(b)	Each Company Subsidiary formed or acquired after the date hereof (New Entity) shall be an “eligible entity” within the meaning of United States Treasury Regulation Section 301.7701-3.

(c)	Each New Entity with only one owner for U.S. federal income tax purposes shall make an election pursuant to United States Treasury Regulation Section 301.7701-3 to be classified as a disregarded entity for US federal income tax purposes. Each New Entity with two or more owners for U.S. federal income tax purposes shall make an election pursuant to United States Treasury Regulation Section 301.7701-3 to be classified as a partnership for US federal income tax purposes. None of the Company, any Company Subsidiary, any New Entity, or any Shareholder shall take any action or position (whether in a filing or otherwise) (1) inconsistent with such classification of a New Entity or (2) to revoke or seek to revoke any election made by or for a New Entity pursuant to United States Treasury Regulation Section 301.7701-3 so to be classified.

36.2	Tax Information

On or before April 10 of each fiscal year, the Company shall provide to each applicable Minority Shareholder a draft based on reasonable estimates of United States Internal Revenue Form K-1 or substitute K-1 for the prior fiscal year. On or before June 15 of each fiscal year, the Company shall provide to each applicable Minority Shareholder a United States Internal Revenue Form K-1 or substitute K-1 the information necessary for the Minority Shareholder (including its direct and indirect owners) to file its United States income tax returns with respect to the operations and business of each of the Company and Company Subsidiaries for such prior fiscal year. The Company shall make its employees and those of any Company Subsidiary reasonably available to assist the Minority Shareholder in obtaining any additional information with respect to the Company, any Company Subsidiary, or any New Entity reasonably necessary for the Minority Shareholder to complete its tax filings.

36.3	Tax Allocations

All items of income, gain, loss, deduction and credit realized by the Company shall, for each fiscal period, be allocated pro rata among the Shareholders for U.S. federal, state and local or franchise tax purposes.

36.4	Amendment

This clause 36 may not be amended or modified except in accordance with clause 7.2(a) .

37	Dispute

37.1	Dispute

(a)	If a dispute (Dispute) arises out of or relates to this document (including any dispute as to the existence, breach or termination of this document or as to any claim in tort, in equity or pursuant to any statute but excluding any disagreement the subject of clause 7.3) a party to the document may only commence arbitration proceedings relating to the Dispute if the procedures set out in clauses 37.1(b) to 37.1(h) have been fulfilled.

(b)	A party to this document claiming the Dispute has arisen under or in relation to this document must give written notice (Dispute Notice) to the other parties to the Dispute specifying the nature of the Dispute.

(c)	On receipt of the Dispute Notice by the other parties, all the parties to the Dispute (Disputing Parties) must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)	If the Disputing Parties do not resolve the Dispute within 20 days of receipt of the Dispute Notice the Dispute shall be determined by way of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules.

(e)	The number of arbitrators shall be three and the nationality or residence of the chairman of the arbitral tribunal shall not be the United States, Hong Kong or Macau.

(f)	The arbitral proceedings shall be conducted in the English language and the place of arbitration shall be Hong Kong.

(g)	By agreeing to arbitration pursuant to clause 37.1(d), the parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a party to seek modification or vacation of the relief granted by a national court. For purposes of this clause 37.1(g), the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Hong Kong and any courts which have jurisdiction to hear appeals from those courts and waive any right to object to any proceedings being brought in those courts.

(h)	Any dispute that arises under this document (other than any disagreement the subject of clause 7.3) must be resolved in accordance with this clause 37.

37.2	Proper exercise of rights not a Dispute

For the avoidance of doubt, the proper exercise by a Shareholder or Shareholder Group of its rights hereunder shall not constitute a Dispute merely because such exercise is contrary to the interests of the Company or another Shareholder or Shareholder Group.

38	Termination

38.1	Term

Subject to clause 38.2, this document continues in full force and effect until:

(a)	terminated by written agreement between the parties;

(b)	completion of a Qualified IPO, when it automatically terminates; or

(c)	in the case of a Shareholder, that Shareholder ceases to hold any Securities.

38.2	Certain provisions continue

The termination of this document with respect to a party does not affect:

(a)	any obligation of that party which accrued prior to that termination and which remains unsatisfied or which has been breached; and

(b)	any provision of this document which is expressed to come into effect on, or to continue in effect after, that termination including those specified in clause 41.11.

39	Notices

39.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

39.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

39.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e- mail address for notices, and (v) designated person or office to whom notices are to be addressed, are as initially set out below and in the Deed of Accession (as the case may be):

Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

MCE Cotai Investments Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

New Cotai, LLC

c/o New Cotai Holdings, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

United States of America

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

facsimile number: + 1 213 621 5288

email address: jeffrey.cohen@skadden.com

attention: Jeffrey Cohen

Cyber One Agents Limited

Offshore Incorporations Centre

PO Box 957

Road Town, Tortola

British Virgin Islands

with copy to (which copy will not constitute notice for the purposes of this clause 39):

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39)

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

39.4	Communications by post

Subject to clause 39.6, a communication is deemed given five days after being sent under clause 39.2(c) .

39.5	Communications by fax

Subject to clause 39.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

39.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

39.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

40	Duties, costs and expenses

40.1	Fees and costs

(a)	The Company must pay the reasonable legal and other costs and expenses incurred by the parties in negotiating, preparing, executing, and registering this document and the other Transaction Documents and provided that receipts for such expenses are provided to the Company prior to such payment.

(b)	If a party other than the Company pays the reasonable legal and other costs and expenses incurred by it of negotiating, preparing, executing, and registering this document or any of the other Transaction Documents then the Company must reimburse that amount to the paying party on demand.

(c)	Except as otherwise expressly stated in this document, each party must pay its own legal and other costs and expenses of performing its obligations under this document and of any dispute that may arise in connection with any amendment to this document.

40.2	Duties

(a)	The Company, as between the parties, is liable for and must pay all Duty (including any fine or penalty except where it arises from default by another party) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it except in respect of any Transfer of Securities, where unless otherwise agreed by the parties to such Transfer, Duty in respect of such Transfer will be borne by the transferee.

(b)	If a party other than the Company pays any Duty (including any fine or penalty) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it, the Company must reimburse that amount to the paying party on demand provided that such costs and/or expenses are reasonable.

41	General

41.1	Amendment

No amendment to this document will be effective unless it is:

(a)	in writing; and

(b)	signed by the Company, MCE, the majority of the MCE Shareholders and the Majority of the Minority Shareholders; or

(c)	made in compliance with clause 7; or

(d)	made in compliance with clause 17.13, if applicable; or

(e)	made in compliance with clause 36.4, if applicable.

41.2	Several obligations

(a)	The obligations of the Minority Shareholders under this document (and each of their Permitted Transferees to whom Securities are Transferred or issued under this document) are several and not joint or joint and several.

(b)	The obligations of MCE Shareholders under this document (and each of their Permitted Transferees to whom Securities are Transferred or issued under this document) are joint and several.

41.3	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one document.

41.4	Assignment

(a)	Except in connection with Transfers of Securities that are expressly permitted under this document and otherwise to the extent expressly permitted under this document, a party must not assign, charge, declare a trust over or otherwise deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported assignment, charge, declaration of trust or dealing in breach of this clause 41.4 is of no effect.

(c)	The Company may assign its rights, and the Shareholders may assign their rights, under this document to any Project Lender if required by that lender in connection with, providing the financing referred to in clause 20.1(a).

41.5	Entire understanding

(a)	This document together with the other Transaction Documents constitutes the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

41.6	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document (including voting their Securities in favour of any resolution).

41.7	Attorneys

Each of the attorneys executing this document declares that the attorney has no notice of the revocation of the power of attorney under which the attorney executes this document.

41.8	Inconsistency with Memorandum and Articles of Association

(a)	If there is any inconsistency between this document and the Memorandum and Articles of Association, this document prevails as between the Shareholders only to the extent of that inconsistency.

(b)	At the written request of any party, all parties must take all necessary steps, including voting in favour of any resolution, to amend the Memorandum and Articles of Association to remove that inconsistency.

41.9	Relationship of parties

This document is not intended to create a partnership, joint venture, fiduciary or agency relationship between the parties.

41.10	Rights cumulative

Except as otherwise expressly stated in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

41.11	Survival of obligations after termination

Clauses 1 (Interpretation),3.2 (MCE Directors), 3.3 (Minority Directors), 3.7 (Vacation of office), 3.8 (Removal of Directors), 3.9 (Alternate directors), 3.10 (Director duties), 3.11 (Fees and expenses of Directors), 3.12 (D&O Policy), 3.13 (Indemnity deed), 11.4 (Post IPO), 12 (Shared Vendor Contract), 14.1 (Casino operation), 14.3 (Gaming tables), 15.4 (Other administrative matters), 30.3 (Gaming), 31 (Confidentiality and disclosure), 37 (Dispute), 38 (Termination), 39 (Notices), 40 (Duties, costs and expenses), and 41 (General) of this document will remain in full force and effect and survive the expiry or termination of this document.

41.12	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

(c)	A right relating to this document may only be waived in writing signed by the party or parties waiving the right.

41.13	Consent

Unless this document expressly provides otherwise, a party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion.

41.14	Equitable relief

The parties acknowledge that:

(a)	the Securities cannot be readily purchased or sold in an open market and that damages or an account of profits may be an inadequate remedy to compensate a Shareholder for a breach of this document; and

(b)	a Shareholder is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach by a party of this document, in addition to any other remedies available to them at law or in equity.

41.15	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

41.16	Ownership thresholds

(a)	In determining the number of Securities held by a Shareholder for purposes of any threshold in this document or in the Policy on Related Party Transactions, Securities held by an Affiliate of a Shareholder shall be deemed to be held by that Shareholder.

(b)	In determining the number of Upstream Securities held by a person in an entity for the purposes of any threshold in this document or in the Policy on Related Party Transactions, Upstream Securities held by an Affiliate of that person in that same entity shall be deemed to be held by that person.

(c)	In determining the percentage of Securities held by a Shareholder for purposes of any threshold in this document or in the Policy on Related Party Transactions, such percentage shall not be reduced by the issue of Securities subsequent to the date hereof or in the IPO, except where such issue occurs under clause 17 or 18.

Executed as an agreement SIGNED by	)
/s/ Lawrence Ho for and on behalf of	)
MCE COTAI INVESTMENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:	)
/s/ Lawrence Ho Authorised Representative
/s/ Pamela Yeung Name of witness: Pamela Yeung
Title of witness: Executive Assistant

SIGNED by	)
/s/ Lawrence Ho	)
for and on behalf of
MELCO CROWN ENTERTAINMENT LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:	)
/s/ Lawrence Ho Authorised Representative
/s/ Pamela Yeung Name of witness: Pamela Yeung
Title of witness: Executive Assistant

Signature Pages of the Shareholders’ Agreement

SIGNED by	)
)
/s/ Thomas R. Banks for and on behalf of	)
NEW COTAI, LLC	)
as its authorised representative	)
with authority from the board	)
in the presence of:
/s/ Thomas R. Banks Authorised Representative
/s/ Karla Beauregard Name of witness: Karla Beauregard
Title of witness: Administrative Assistant

Signature Pages of the Shareholders’ Agreement

[The rest of this page has been intentionally left blank]

SIGNED by	)
)
/s/ Geoffry Davis for and on behalf of	)
CYBER ONE AGENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:
/s/ Geoffry Davis Authorised Representative
/s/ Angie Ng Name of witness: Angie Ng
Title of witness: Administrator, Finance

Signature Pages of the Shareholders’ Agreement

Schedule 1

Financial Interest

Shareholder	Financial Interest
New Cotai	40
MCE Cotai	60

Schedule 2

Warranties

Part A - Warranties

A.	Capacity and authority

1	It is a corporation, partnership, limited liability company, or other organization, as applicable, duly incorporated, formed, or organized, as applicable, and validly existing under the laws of the country of its registration, formation, or organization, as applicable

2	It has full power and authority to enter into this document and has taken all necessary action to authorise the execution, delivery and performance of this document in accordance with its terms.

3	This document constitutes the legally valid and binding obligations of the party enforceable in accordance with its terms.

4	The execution, delivery and performance of this document by it will not violate any provision of:

(a)	any law or regulation or any order or decree of any Governmental Agency of Macau or Hong Kong or any state or territory or relevant jurisdiction in which it is incorporated;

(b)	its constitution or equivalent constituent documents; or

(c)	any Encumbrance or other document which is binding on it and does not and will not result in the creation or imposition of any Encumbrance or restriction of any nature over any of its assets or the acceleration of the date of payment of any obligation existing under any Encumbrance or other document which is binding on it.

5	The execution, delivery and performance of this document by it will not require any Authorisation.

B.	Solvency

1	No order has been made, application filed, resolution passed or notice of intention given to pass a resolution for the winding up or deregistration of the party.

2	No liquidator, provisional liquidator, receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of the party nor has it entered into any arrangement or composition or compromise with all or any class of its creditors.

3	It is able to pay its debts as and when they fall due.

Schedule 3

Despite any provision of this document to the contrary, these Reserved Matters will not apply to any transaction solely between two or more Group Companies.

Part A - Tier 1 Reserved Matters

1	Enter into any sale, assignment, exchange, transfer, mortgage, pledge, encumbrance, lease, or other disposition of properties or assets of any Group Company or purchase or acquire any amount of stock or assets of any other person or entity where the value of such properties or assets is US$30,000,000 or more (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent).

2	Adopt, or make any material change to, or material deviation from, the Development Plan, the Project Budget, the Business Plan or the Financing and Funding Schedule.

3	Approve or amend in any material respect the Group’s employee equity incentive plan.

4	Approve or amend in any material respect the credit policies of the casino to be operated within the MSC Property.

5	Approve or amend any contract, transaction or arrangement with eSun or any of its Affiliates.

Part B - Tier 2 Reserved Matters

1	Amend this document or amend the constituent documents of the Company or make any material amendment to the constituent documents of any Company Subsidiary (other than amendments to the constituent documents of any Company Subsidiary that do not adversely affect the rights of any of the Minority Shareholders).

2	Declare or pay non-pro rata dividends or distributions on Securities or repurchase or redeem any Securities (other than repurchases of Securities from employees of any Group Company pursuant to the terms of repurchase or other agreements in effect from time to time).

3	Modify any of the rights attaching to any Securities or any securities of any Company Subsidiary or issue or Transfer any securities in any Company Subsidiary other than to the Company or a wholly owned Company Subsidiary.

4	Cease the gaming business of the MSC Property.

5	Take or refuse to take any action that could reasonably be expected to adversely impact the ability of the MCE Subconcessionaire to perform its obligations under the Casino Management Agreement to conduct gaming operations at the MSC Property.

6	File any petition by or on behalf of the Company or any material Company Subsidiary seeking relief, or consenting to the institution of any proceeding against the Company or any material Company Subsidiary seeking to adjudicate it as bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

7	Liquidate, dissolve, reorganise, or recapitalise the Company or any Company Subsidiary other than any Company Subsidiary that is dormant or has no assets or liabilities or merge or consolidate the Company or any Company Subsidiary (other than any Company Subsidiary that is dormant or has no assets or liabilities) with any other person other than a wholly owned Company Subsidiary.

8	Approve or amend in any material respect any transaction, Contract, understanding, loan, arrangement, advance or guarantee, with respect to any Group Company, whether in a single transaction or series of related transactions, having:

(a)	a value of, or gross revenues or lifetime cost or otherwise involving amounts of, not less than US$30 million (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent); or

(b)	a term of at least 5 years and a value of, or gross revenues or cost or otherwise involving amounts of not less than US$6 million per year (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent), provided, however, that the payment of any fee or premium to the Macau government in connection with the amendment to the Land Grant will not require approval under this matter or otherwise.

Part C - Tier 3 Reserved Matter

1	Issue any Securities, directly or indirectly, to any person or entity that could (on the facts then known) reasonably be expected to adversely impact the suitability or entitlement of any Shareholder holding 20% or more of the Securities on issue (or any holder of Upstream Securities in any such Shareholder, or any of their respective Affiliates) to maintain any Gaming Authorisation; provided, that such determination is based on either:

(a)	written advice of outside legal counsel to such Shareholder (a copy of which shall be provided to MCE); or

(b)	an objection received from a Gaming Regulator.

Part D - Tier 4 Reserved Matter

1	Amend clause 36.

Schedule 4

Valuation Expert list

•	Deloitte & Touche

•	PricewaterhouseCoopers

•	Ernst & Young

•	KPMG

•	UBS

•	Credit Suisse

•	Morgan Stanley

•	Deutsche Bank

•	JP Morgan Chase

•	Bank of America Merrill Lynch

•	Jones Lang LaSalle

•	Houlihan Lokey

•	Alvarez & Marsal

•	American Appraisal

•	Union Gaming Group

Annexure A

Amended and Restated Memorandum and Articles of Association

BC NO: 399970

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

Memorandum of Association

and

Articles of Association

of

CYBER ONE AGENTS LIMITED

Incorporated on 2 August 2000

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

CYBER ONE AGENTS LIMITED

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 13;

“Distribution” in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder in relation to Shares held by a Shareholder, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Memorandum” means this Memorandum of Association of the Company;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

CYBER ONE AGENTS LIMITED	Page 1

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Shareholders Agreement” means the shareholders agreement attached as Schedule 1, dated on or around [14 June 2011] between MCE Cotai Investments Limited, New Cotai, LLC, Melco Crown Entertainment Limited and the Company, as amended from time to time in accordance with the terms thereof;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2.	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause “ is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

1.3.	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

1.4.	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

CYBER ONE AGENTS LIMITED	Page 2

2.	NAME

The name of the Company is CYBER ONE AGENTS LIMITED.

3.	RE-REGISTRATION

The Company was first incorporated on 2 August 2000 under the International Business Companies Act, 1984 and was automatically re-registered under the Act on 1 January 2007. Immediately before its re-registration under the Act, it was governed by the International Business Companies Act, 1984.

4.	STATUS

The Company is a company limited by shares.

5.	REGISTERED OFFICE AND REGISTERED AGENT

5.1.	The first registered office of the Company is at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

5.2.	The first registered agent of the Company is Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

5.3.	At the date of filing the notice of election to disapply Part IV of Schedule 2 of the Act the registered office of the Company was situated at the office of the registered agent, Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

6.	CAPACITY AND POWERS

6.1.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

6.2.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

7.	NUMBER AND CLASSES OF SHARES

7.1.	The Company is authorised to issue a maximum of 200,000 Shares of par value USD1.00 each.

7.2.	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

CYBER ONE AGENTS LIMITED	Page 3

7.3.	Shares shall be issued in the currency of the United States of America.

8.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

8.1.	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

8.2.	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

9.	VARIATION OF RIGHTS

The rights attached to Shares as specified in Clause 8 may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued Shares of that class.

10.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11.	REGISTERED SHARES

11.1.	The Company shall issue registered shares only.

11.2.	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

12.	TRANSFER OF SHARES

12.1.	The Company shall, on receipt of an instrument of transfer complying with Sub- Regulation 7.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

12.2.	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

CYBER ONE AGENTS LIMITED	Page 4

13.	AMENDMENT OF MEMORANDUM AND ARTICLES

Subject to Clause 9, the Company may amend its Memorandum or Articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders; or

(d)	to Clauses 8, 9 or 10 or this Clause 13.

Notwithstanding the foregoing no amendment may be made to the Memorandum or Articles without the approval of each Minority Shareholder (as defined in the Shareholders Agreement) holding 20% or more of the Shares on issue.

14.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

14.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Memorandum, and for the avoidance of doubt and without limiting the generality of this clause 14.1:

(a)	notwithstanding anything contained in the Memorandum, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in the Memorandum prevents an act being done that the Shareholders Agreement requires to be done.

14.2.	To the extent not prohibited by the Act if any provision of the Memorandum is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

CYBER ONE AGENTS LIMITED	Page 5

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 3rd day of July 2007 .

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

CYBER ONE AGENTS LIMITED	Page 6

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

CYBER ONE AGENTS LIMITED

A COMPANY LIMITED BY SHARES

1.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

1.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Articles and, for the avoidance of doubt and without limiting the generality of this Regulation 1:

(a)	notwithstanding anything contained in these Articles, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in these Articles prevents an act being done that the Shareholders Agreement requires to be done.

1.2.	To the extent not prohibited by the Act if any provision of these Articles is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

2.	REGISTERED SHARES

2.1.	Every Shareholder is entitled to a certificate signed by a director of the Company or under the Seal specifying the number of Shares held by him and the signature of the director and the Seal may be facsimiles.

2.2.	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

2.3.	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

CYBER ONE AGENTS LIMITED	Page 1

3.	SHARES

3.1.	Shares may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2.	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

3.3.	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

3.4.	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

3.5.	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

3.6.	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

3.7.	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

4.	REDEMPTION OF SHARES AND TREASURY SHARES

4.1.	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

CYBER ONE AGENTS LIMITED	Page 2

4.2.	The Company may only offer to acquire Shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

4.3.	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.4.	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

4.5.	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

4.6.	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

4.7.	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

5.	MORTGAGES AND CHARGES OF SHARES

5.1.	Shareholders may mortgage or charge their Shares.

5.2.	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

5.3.	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

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(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

5.4.	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

6.	FORFEITURE

6.1.	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

6.2.	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

6.3.	The written notice of call referred to in Sub-Regulation 6.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

6.4.	Where a written notice of call has been issued pursuant to Sub-Regulation 6.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

6.5.	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 6.4 and that Shareholder shall be discharged from any further obligation to the Company.

7.	TRANSFER OF SHARES

7.1.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company at the office of its registered agent for registration.

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7.2.	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

7.3.	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

7.4.	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1.	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

8.2.	Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

8.3.	The director convening a meeting shall give not less than seven days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4.	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

8.5.	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

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8.6.	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

8.7.	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

8.8.	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9.	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ Name of Company ]

I/We being a Shareholder of the above Company HEREBY APPOINT                      of                      or failing him                      of                      to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of ,          20     and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this     day of ,          20

Shareholder

8.10.	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11.	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

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8.12.	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares or class or series of Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders

8.13.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

8.14.	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

8.15.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.16.	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17.	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

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8.18.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

8.19.	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.20.	An action that may be taken by the Shareholders at a meeting may also be taken by a Resolution of Shareholders consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

9.	DIRECTORS

9.1.	The first directors of the Company shall be appointed by the first registered agent within six months of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or directors determine.

9.2.	No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

9.3.	The minimum number of directors shall be one and the maximum number shall be five.

9.4.	Each director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

9.5.	A director may be removed from office only in accordance with the Shareholders Agreement.

9.6.	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director shall resign forth with as a director if he is, or becomes, disqualified from acting as a director under the Act.

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9.7.	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8.	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10.	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.11.	The directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.12.	A director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2.	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

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10.3.	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4.	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5.	The continuing directors may act notwithstanding any vacancy in their body.

10.6.	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8.	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.	PROCEEDINGS OF DIRECTORS

11.1.	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3.	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4.	A director shall be given not less than three days’ notice of meetings of directors, but a meeting of directors held without three days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

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11.5.	A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated.

11.6.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only two directors in which case the quorum is two.

11.7.	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8.	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

11.9.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1.	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2.	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

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(c)	to delegate powers to a committee of directors;

(d)	to appoint directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3.	Sub-Regulation 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5.	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13.	OFFICERS AND AGENTS

13.1.	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2.	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

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13.3.	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4.	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5.	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Sub-Regulation 12.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14.	CONFLICT OF INTERESTS

14.1.	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2.	For the purposes of Sub-Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3.	Provided that the Board of directors of the Company has given prior authorisation by way of a Resolution of Directors (for which purposes the interested director shall not be able to vote), a director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

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15.	INDEMNIFICATION

15.1.	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

15.2.	The indemnity in Sub-Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5.	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16.	RECORDS

16.1.	The Company shall keep the following documents at the office of its registered agent:

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(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2.	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.3.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal, if any.

16.4.	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5.	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (No. 5 of 2001).

17.	REGISTERS OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

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(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1.	The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.2.	Dividends may be paid in money, shares, or other property.

19.3.	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 21.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4.	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

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20.	ACCOUNTS AND AUDIT

20.1.	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2.	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

20.4.	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by a Resolution of Shareholders.

20.5.	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.6.	The remuneration of the auditors of the Company:

(a)	in the case of auditors appointed by the directors, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by Resolution of Shareholders or in such manner as the Company may by Resolution of Shareholders determine.

20.7.	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.8.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

20.9.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

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20.10.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

21.	NOTICES

21.1.	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

21.2.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22.	VOLUNTARY WINDING UP AND DISSOLUTION

The Company may by a Resolution of Shareholders or by a Resolution of Directors appoint a voluntary liquidator.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

CYBER ONE AGENTS LIMITED	Page 18

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 3rd day of July 2007.

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

CYBER ONE AGENTS LIMITED	Page 19

Annexure B

Deed of Accession

Deed poll dated

By

[                                         ]

of [                                                 ] (Acceding Party)

Background

A	This document is supplemental to a Shareholders Agreement dated [****] between [****] and [****] (Agreement).

Declarations

1	Acceding party to be bound

The Acceding Party covenants with all parties to the Agreement from time to time (whether original or by accession) (Parties) to observe, perform and be bound by all the terms of the Agreement in so far as they remain to be observed and performed, as if the Acceding Party had been an original party to the Agreement as [Shareholder].

2	Financial Interest

The Financial Interest of the Acceding Party is [insert].

3	Copy of the Deed

The Acceding Party confirms that it has been supplied with a copy of the Agreement.

4	Representations and warranties

The Acceding Party represents and warrants to the Parties that:

(a)	(registration): it is a corporation, partnership, limited liability company, or other organization, as applicable, duly incorporated, formed, or organized, as applicable, and validly existing under the laws of the country of its registration, formation, or organization, as applicable;

(b)	(corporate power): it has the corporate, partnership, limited liability company, or other organizational, as applicable, power to enter into and perform its obligations under this document and to carry out the transactions contemplated by the Agreement.

(c)	(corporate action): it has taken all necessary corporate, partnership, limited liability company, or other organizational, as applicable, action to authorise the entry into and performance of this document and to carry out the transactions contemplated by the Agreement;

(d)	(binding obligation): the obligations in this document are valid and binding obligations of the Acceding Party.

This deed poll is governed by the laws applicable in Hong Kong.

Executed as a deed.

Annexure C

Confidentiality Deed

[Discloser]

[Recipient]

Confidentiality Deed

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	3

2	Confidential Information		4
	2.1	Duty of confidentiality	4
	2.2	Disclosure by holders of Upstream Securities	4
	2.3	Disclosure generally	4
	2.4	Exceptions	5
	2.5	Copies and extracts of Confidential Information	5

3	Return or destruction of Confidential Information		5
	3.1	Return or destruction	5
	3.2	Retained papers	6
	3.3	Obligations to continue after materials returned	6
	3.4	The Recipient must certify destruction of materials	6

4	Indemnity		6
	4.1	Indemnity	6

5	Liability		7
	5.1	Discloser does not warrant Confidential Information is accurate	7
	5.2	Liability	7
	5.3	Release	7

6	Injunctive relief		7

7	[Termination		7

8	General		8
	8.1	Severance	8
	8.2	Amendment	8
	8.3	Waiver and exercise of rights	8
	8.4	Governing law and jurisdiction	8
	8.5	Assignment	8
	8.6	Entire understanding	8
	8.7	Legal costs	9
	8.8	Rights cumulative	9
	8.9	Further steps	9
	8.10	Counterparts and facsimile copies	9
	8.11	Relationship of parties	9
	8.12	Ownership thresholds	9
	8.13	Agreement to Compulsory Transfer	9

9	Notices		10
	9.1	General	10
	9.2	How to give a communication	10
	9.3	Particulars for delivery of notices	10
	9.4	Communications by post	11
	9.5	Communications by fax	11
	9.6	After hours communications	11
	9.7	Receipt of notice	11

page i

Date

Parties

[●] of [●]; facsimile number: [●]; e-mail address: [●]; attention: [●] (Discloser)

[●] of [●]; facsimile number: [●]; e-mail address: [●]; attention: [●] (Recipient)

Background

A	The Discloser possesses Confidential Information.

B	The Discloser proposes to disclose Confidential Information to the Recipient.

C	The Recipient agrees to maintain the confidentiality of the Confidential Information that is disclosed to it, on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document, the following terms have the following meanings:

Affiliate has the meaning given to that term in the Shareholders’ Agreement.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Company means Cyber One Agents Limited, a company incorporated in the British Virgin Islands.

Competitor has the meaning given to that term in the Shareholders’ Agreement.

Confidential Information means any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group; provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)	becomes available to the receiving person on a non-confidential basis from a source other than the Discloser; provided that such source is not known by such person to be bound by a confidentiality agreement with the Discloser.

Effective Interest in Securities has the meaning given to that term in the Shareholders’ Agreement.

Financial Supporter has the meaning given to that term in the Shareholders’ Agreement.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group means the Company and the Company’s Subsidiaries from time to time.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency.

MCE means Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands.

Permitted Transferee has the meaning given to that term in the Shareholders’ Agreement.

Project Lender has the meaning given to that term in the Shareholders’ Agreement.

Security has the meaning given to that term in the Shareholders’ Agreement.

Shareholders’ Agreement means the agreement between MCE Cotai Investments Limited, New Cotai, LLC, MCE, and the Company dated [●] 2011, as amended from time to time.

Subsidiary has the meaning given to that term in the Companies Ordinance of Hong Kong (Cap 32 of the Laws of Hong Kong).

Unsuitable Person has the meaning given to that term in the Shareholders’ Agreement.

Upstream Securities has the meaning given to that term in the Shareholders’ Agreement.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	a party may give or withhold any consent to be given under this document in its absolute discretion and may impose any conditions on that consent;

(e)	“includes” means includes without limitation;

(f)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(g)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)	this or any other document includes the document as novated, varied or replaced in accordance with the terms of this document or the other document and despite any change in the identity of the parties;

(vi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(vii)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(viii)	this document includes all schedules and annexures to it;

(ix)	if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will be rounded up or down, as appropriate, with .5 or greater rounded up;

(h)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(i)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

2	Confidential Information

2.1	Duty of confidentiality

(a)	The Recipient must keep the Confidential Information disclosed by the Discloser to the Recipient confidential and must not disclose any Confidential Information except:

(i)	in the case where the Recipient is a holder of Upstream Securities, where permitted under clause 2.2, 2.3, or 2.4; or

(ii)	in any other case, where permitted under clause 2.3 or 2.4.

(b)	The Recipient must not knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their respective directors, officers, or employees.

2.2	Disclosure by holders of Upstream Securities

If the Recipient is a holder of Upstream Securities, the Recipient may disclose any Confidential Information:

(a)	received by the Shareholder applicable to such holder of Upstream Securities under clause 30.1 or 31.1(a)(i) of the Shareholders’ Agreement and disclosed to the Recipient in compliance with the Shareholders’ Agreement to any other holder of Upstream Securities that has an Effective Interest in Securities of 1% or more;

(b)	received by the Shareholder applicable to such holder of Upstream Securities under clauses 30.2, 30.4 or 31.1(a)(ii) of the Shareholders’ Agreement and disclosed to the Recipient in compliance with the Shareholders’ Agreement to any other holder of Upstream Securities that has an Effective Interest in Securities of 15% or more;

(c)	to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities, so long as those persons own Effective Interests in Securities of at least 4% in aggregate; or

(d)	to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to the Recipient or any of the other persons specified in the applicable paragraphs of this clause 2.2.

2.3	Disclosure generally

The Recipient may disclose any Confidential Information received by it:

(a)	if the Recipient is an investment fund, to any partner in that fund;

(b)	to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to the Recipient or any of the other persons specified in this clause 2.3;

(c)	to any Project Lender; and

(d)	to any Financial Supporter.

2.4	Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 2.4(b), the Recipient may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)	If the Recipient is required to disclose information under clause 2.4(a), the Recipient must use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

2.5	Copies and extracts of Confidential Information

(a)	The Recipient may only copy or extract any Confidential Information to the extent reasonably required by the Recipient.

(b)	Where the Recipient copies or extracts Confidential Information, the Recipient must comply with clause 3 in respect of any copy or extract.

3	Return or destruction of Confidential Information

3.1	Return or destruction

Subject to clause 3.2 and except as required by Law, the Recipient must within three Business Days of [the Discloser requesting in writing1/the Recipient ceasing to be a holder of Upstream Securities2] return to the Discloser (or if the Discloser requests, destroy) all material containing any Confidential Information that is in the possession or control of the Recipient (including any Confidential Information disclosed by that person under clause 2.2 or 2.3, as applicable) unless such Confidential Information is in electronic form, in which case the Recipient must use all reasonable endeavours to destroy such Confidential Information.

[1]	This will apply in the case where the Recipient is a Prospective Purchaser.
[2]	This will apply in all cases other than where the Recipient is a Prospective Purchaser.

3.2	Retained papers

The Recipient may retain board papers, board presentations, board minutes, and any reports containing Confidential Information but must ensure that such information is kept confidential and used only to the extent required by the Recipient.

3.3	Obligations to continue after materials returned

The obligations of the Recipient under this document will, from the date of this document, continue and be enforceable at any time by the Discloser and its Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), even if the materials containing the Confidential Information are returned to the Discloser or destroyed, pursuant to clause 3.1.

3.4	The Recipient must certify destruction of materials

If the Discloser requests the Recipient to destroy any materials containing Confidential Information pursuant to clause 3.1 :

(a)	without limiting clause 3.1, all electronic or computer data or programs containing Confidential Information must be permanently deleted from the magnetic or other storage media on which it is stored so that it cannot be recovered or reconstructed in any way; and

(b)	the Recipient must certify in writing to the Discloser within five Business Days that the Confidential Information has been permanently and irretrievably deleted.

4	Indemnity

4.1	Indemnity

(a)	The Recipient must indemnify and keep indemnified the Discloser from and against:

(i)	any cost, expense, loss, liability or damage; and

(ii)	any liability whatsoever in respect of any action, claim or proceeding brought or threatened to be brought (including all costs and expenses which the Discloser may suffer or incur in disputing any such action, claim or proceeding), in respect of or in connection with any breach of this document.

(b)	This indemnity survives termination of this document.

5	Liability

5.1	Discloser does not warrant Confidential Information is accurate

The Recipient acknowledges that:

(a)	the Discloser does not represent that the Confidential Information is accurate or complete; and

(b)	the Confidential Information may:

(i)	have been prepared without any particular standard of care;

(ii)	be speculative;

(iii)	be forward looking and relatively uncertain;

(iv)	be based on assumptions (stated or unstated) which may not be realised; and

(v)	contain material which has not been audited or verified.

5.2	Liability

Subject to any written agreement between the parties to the contrary, the Discloser is not liable to the Recipient or any other person in relation to the use of the Confidential Information by the Recipient or any other person.

5.3	Release

Subject to any written agreement between the parties to the contrary, the Recipient releases the Discloser to the fullest extent permitted by law from any claim regarding any person’s reliance on the Confidential Information.

6	Injunctive relief

The Recipient acknowledges that:

(a)	because of the nature of the Confidential Information, damages or an account of profit may be an inadequate remedy for the Discloser in the event of an unauthorised use or disclosure of the Confidential Information; and

(b)	the Discloser is entitled to seek an ex parte interlocutory or final injunction to restrain any actual or threatened unauthorised use or disclosure of the Confidential Information by the Recipient.

7	[Termination

(a)	The Discloser may terminate this document at any time by giving written notice to the Recipient.

(b)	Any notice given to terminate this document will be taken to be a request to return or destroy all material containing any Confidential Information in accordance with clause 3.1.] [3]

8	General

8.1	Severance

(a)	Subject to clause 8.1(b), if a provision of this document is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this document.

(b)	Clause 8.1(a) does not apply if severing the provision:

(i)	materially alters:

(A)	the scope and nature of this document; or

(B)	the relative commercial or financial positions of the parties; or

(ii)	would be contrary to public policy.

8.2	Amendment

This document may only be varied or replaced by a document executed by the parties.

8.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

8.4	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

8.5	Assignment

Neither party may assign any right or obligation under this document without the other party’s prior written consent. Any dealing in breach of this clause is of no effect.

8.6	Entire understanding

This document and the Shareholders’ Agreement (if applicable) contain the entire understanding between the parties as to the subject matter of this document.

[3]	This will apply where the Recipient is a Prospective Purchaser only.

8.7	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

8.8	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

8.9	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

8.10	Counterparts and facsimile copies

(a)	This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(b)	This document may be entered into and becomes binding on the parties upon one party (Sender) signing the document and sending a facsimile copy of the signed document to the other party (Receiver) and the Receiver either:

(i)	signing the document received by it and sending it by facsimile transmission to the Sender; or

(ii)	signing a counterpart of the document received by it and sending it by facsimile transmission to the Sender.

8.11	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

8.12	Ownership thresholds

In determining the number of Upstream Securities held by a person in an entity for the purposes of any threshold in this document, Upstream Securities held by an Affiliate of that person in that same entity shall be deemed to be held by that person.

8.13	Agreement to Compulsory Transfer

(a)	If the Recipient is a holder of Upstream Securities having an Effective Interest in Securities greater than 1%, the Recipient:

(i)	acknowledges and agrees that it has been provided with a copy of clause 27 of the Shareholders Agreement; and

(ii)	agrees to comply with clause 27 of the Shareholders’ Agreement with regard to the requirements of a holder of Upstream Securities to transfer interests in Upstream Securities in the circumstances set out in clause 27 of the Shareholders’ Agreement, and the Recipient agrees to be bound by the applicable provisions of such clause as if it was set out in full in this document.

(b)	Despite clause 8.13(a), if the Recipient is a holder of Upstream Securities as of the date of the Shareholders’ Agreement and either:

(i)	the Recipient or any Permitted Transferee to whom those Upstream Securities are transferred in accordance with the Shareholders’ Agreement becomes a Competitor or an Unsuitable Person; or

(ii)	the Recipient is the subject of any notice from a Governmental Agency under clause 27.2(b)(ii) of the Shareholders’ Agreement,

MCE and the Recipient will meet to agree on a process for resolving the issue.

(c)	The parties acknowledge and agree that the covenants in clauses 8.13(a) and 8.13(b) are given for the benefit of each of the parties to the Shareholders’ Agreement and each of the parties to that agreement may enforce those covenants despite not being a party to this document.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within three days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e- mail address for notices, and (v) the person or office to whom notices are to be addressed, are initially as set out opposite such party’s name at the commencement of this document.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.6, a communication is deemed given five days after being sent under clause 9.2(c).

9.5	Communications by fax

Subject to clause 9.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

9.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

Executed as a deed.

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Discloser] acting by	)

)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Recipient] acting by	)

)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Annexure D

Shareholder Loan Agreement

[Lender]

Cyber One Agents Limited

Shareholder Loan Agreement

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	3

2	Loan		4
	2.1	Loan	4
	2.2	Purpose	4

3	Interest		4
	3.1	Interest Periods	4
	3.2	Payment and rate	5
	3.3	Computation	5
	3.4	Capitalisation	5
	3.5	Merger	5

4	Repayment and prepayment		5
	4.1	Repayment	5
	4.2	Prepayment on Demand	5
	4.3	Voluntary Prepayment	5

5	Payments		6
	5.1	Place, manner and time of payment	6

6	Events of Default		6
	6.1	Nature	6
	6.2	Acceleration	6

7	Costs and expenses		6
	7.1	Reimbursement of costs and expenses	6

8	General		7
	8.1	Lender’s determination and certificate	7
	8.2	Supervening legislation	7
	8.3	Business Days	7
	8.4	Amendment	7
	8.5	Waiver and exercise of rights	7
	8.6	Approval and consent	8
	8.7	Assignment	8
	8.8	Governing law and jurisdiction	8
	8.9	Counterparts and facsimile copies	8

9	Notices		8
	9.1	General	8
	9.2	How to give a communication	8
	9.3	Particulars for delivery of notices	9
	9.4	Communications by post	9
	9.5	Communications by fax	9
	9.6	After hours communications	9
	9.7	Receipt of notice	9

Date

Parties

Cyber One Agents Limited a company incorporated in the British Virgin Islands, with its registered office at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands; facsimile number [●]; e-mail address: [●]; attention: [●] (Borrower)

[●] of [●]; facsimile number [●]; e-mail address: [●]; attention: [●] (Lender)

Agreed terms

1	Interpretation

1.1	Definitions

Any terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders’ Agreement. In this document:

Advance means the amount of [US$[●]/HK$[●]] advanced by the Lender to the Borrower under this document.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00 am and 5.00 pm.

[HIBOR means, with respect to the Interest Period, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page. If such rate does not appear on Reuters Screen HIBOR Page as of 11:00 a.m., Hong Kong time, on the applicable Quotation Date, the Lender shall request the principal Hong Kong office of any four prime banks in the Hong Kong interbank market selected by Lender to provide such banks’ quotations of the rates at which deposits in HK$ are offered by such banks at approximately 11:00 a.m., Hong Kong time, to prime banks in the Hong Kong interbank market for a three month period commencing on the first day of the related Interest Period and in a principal amount that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, HIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%).]

Insolvency Event means any of the following:

(a)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(b)	an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within 90 days;

(c)	a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them;

(d)	a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within 90 days or a person presents a petition against himself or herself;

(e)	a person presents a declaration of intention for bankruptcy; or

(f)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

Interest Payment Date means the last day of each Interest Period.

Interest Period means each period determined in accordance with clause 3.1.

Interest Rate means, in relation to each Interest Period until the Advance becomes due and payable, an interest rate equal to the sum of [LIBOR/HIBOR] and the Margin.

[LIBOR means, with respect to any Interest Period, the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%) for deposits in US$ for a three month period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable Quotation Date). If such rate does not appear on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the applicable Quotation Date, the Lender shall request the principal London office of any four prime banks in the London interbank market selected by Lender to provide such banks’ quotations of the rates at which deposits in U.S. Dollars are offered by such banks at approximately 11:00 a.m., London time, to prime banks in the London interbank market for a three month period commencing on the first day of the related Interest Period and in a principal amount that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%).]

Margin means 7% per annum.

Outstanding Principal means the aggregate of the unrepaid Advance.

Quotation Date means, in relation to any period for which an interest rate is to be determined, two [London/Hong Kong] Business Days before the first day of that period (or, for the first Interest Period, the first day of that period).

Repayment Date means the date which is the 7th anniversary of the date hereof.

Shareholders’ Agreement means the agreement between MCE Cotai Investments Limited, New Cotai, LLC and others dated [●] 2011, as amended to date.

Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty (other than a tax on the net overall income of the Lender) imposed by a Governmental Authority and any interest, penalty, fine or expense relating to any of them.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	a party may give or withhold any consent to be given under this document in its absolute discretion and may impose any conditions on that consent;

(e)	“includes” means includes without limitation;

(f)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(g)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)	this or any other document includes the document as novated, varied or replaced in accordance with the terms of this document or the other document and despite any change in the identity of the parties;

(vi)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(vii)	this document includes all schedules and annexures to it;

(viii)	time is to local time in Hong Kong; and

(ix)	[“US$” is a reference to the currency of United States of America/“HK$” is a reference to the currency of Hong Kong SAR];

(h)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(i)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

2	Loan

2.1	Loan

On the date of this document the Lender makes the Advance in [US$/HK$] to the Borrower.

2.2	Purpose

The Borrower may use the Advance for such purposes as it determines.

3	Interest

3.1	Interest Periods

(a)	Subject to clause 3.1(c):

(i)	each Interest Period must be a period of 90 days; and

(ii)	the first Interest Period for the Advance begins on the date of this document and has the duration described in clause 3.1(a)(i).

(b)	Each subsequent Interest Period for the Advance:

(i)	begins when the preceding Interest Period for the Advance ends; and

(ii)	has the same duration as the preceding Interest Period.

(c)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day and an Interest Period which would otherwise end after the Repayment Date ends on the Repayment Date.

3.2	Payment and rate

Subject to clauses 3.4 and 4, interest is payable at the Interest Rate and due on each Interest Payment Date.

3.3	Computation

Interest will:

(a)	accrue from day to day;

(b)	be computed from and including the day when the money on which interest is payable becomes owing to the Lender by the Borrower until but excluding the day of payment of that money; and

(c)	be calculated on the actual number of days elapsed on the basis of a [360/365] day year.

3.4	Capitalisation

To the extent Borrower is prohibited from making regular payments of interest pursuant to the terms of any debt financing advanced, from time to time, by Project Lenders, the Lender shall capitalise on each Interest Payment Date the interest due and payable by the Borrower on that date but which remains unpaid (and the amount so capitalised shall, from that date, be added to and form part of the Loan).

3.5	Merger

If the liability of the Borrower to pay to the Lender any money payable under this document becomes merged in any deed, judgment, order or other thing, the Borrower must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the rate payable under this document.

4	Repayment and prepayment

4.1	Repayment

The Borrower must, subject to the terms of the Shareholders Agreement, repay the Outstanding Principal together with all interest accrued thereon to the Lender on the Repayment Date.

4.2	Prepayment on Demand

Subject to the terms of the Shareholders’ Agreement, the Lender may at any time request that the Borrower prepays all or part of the Outstanding Principal and/or any interest accrued thereon to the Lender and the Borrower must comply with such request within 5 Business Days.

4.3	Voluntary Prepayment

(a)	The Borrower may prepay the Advance together with all interest accrued thereon or any part of it at any time without penalty or premium.

(b)	Any money prepaid may not be re-borrowed.

5	Payments

5.1	Place, manner and time of payment

The Borrower must make payments to the Lender under this document:

(a)	in accordance with the wiring instructions provided by the Lender;

(b)	by 11.00 am Hong Kong time; and

(c)	in immediately available funds and without set-off, counter claim, condition or, unless required by law, deduction or withholding.

6	Events of Default

6.1	Nature

Each of the following is an Event of Default (whether or not caused by anything outside the control of the Borrower):

(a)	non-payment: the Borrower does not pay any money due for payment by it under clauses 4.1 or 4.2;

(b)	void document: this document is void, voidable or otherwise unenforceable by the Lender or is claimed to be so by the Borrower; and

(c)	Insolvency Event: an Insolvency Event occurs in relation to the Borrower.

6.2	Acceleration

(a)	If an Event of Default subsists, the Lender may at any time by notice to the Borrower do either or both of the following:

(i)	cancel the Loan or any part of it specified in the notice; and

(ii)	make the Outstanding Principal and any unpaid accrued interest or fees either:

(A)	payable on demand; or

(B)	immediately due for payment.

(b)	On receipt of a notice under clause 6.2(a)(ii)(B), the Borrower must immediately pay in full the amounts referred to in that notice.

7	Costs and expenses

7.1	Reimbursement of costs and expenses

The Borrower must on demand pay and if paid by the Lender reimburse to the Lender:

(a)	the Lender’s costs and expenses (including reasonable legal costs and expenses on a full indemnity basis) in relation to:

(i)	the preparation, execution and stamping of this document and any variation, replacement or discharge of this document; and

(ii)	the exercise or attempted exercise or the preservation of any rights of the Lender under this document; and

(b)	any Taxes and registration or other fees (including fines and penalties relating to the Taxes and fees) which are payable in relation to this document or any transaction contemplated hereby.

8	General

8.1	Lender’s determination and certificate

A certificate by the Lender relating to this document is, in the absence of manifest error, conclusive evidence against the Borrower of the matters certified.

8.2	Supervening legislation

Any present or future legislation which operates to lessen or vary in favour of the Borrower any of its obligations in connection with this document or to postpone, stay, suspend or curtail any rights of the Lender under this document is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

8.3	Business Days

If the day on which anything, including a payment, is to be done by the Borrower under this document is not a Business Day, that thing must be done on the preceding Business Day.

8.4	Amendment

This document may only be varied or replaced by a document executed by the parties and approved by a Majority of the Minority Shareholders; provided, that any variation or replacement does not materially prejudice any of the Shareholders in a manner disproportionate to its ownership of Securities.

8.5	Waiver and exercise of rights

(a)	A right in favour of the Lender under this document, a breach of an obligation of the Borrower under this document or the occurrence of an Event of Default can only be waived by an instrument duly executed by the Lender. No other act, omission or delay of the Lender will constitute a waiver, binding, or estoppel against, the Lender.

(b)	A single or partial exercise or waiver by the Lender of a right relating to this document will not prevent any other exercise of that right or the exercise of any other right.

8.6	Approval and consent

The Lender may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

8.7	Assignment

Other than the granting of security by Lender to an external financier, a party must not assign or otherwise dispose of any right under this document without the written consent of the other.

8.8	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Each of the parties hereby submits to the exclusive jurisdiction of the courts of Hong Kong.

8.9	Counterparts and facsimile copies

(a)	This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(b)	This document may be entered into and becomes binding on the parties upon one party (Sender) signing the document and sending a facsimile copy of the signed document to the other party (Receiver) and the Receiver either:

(i)	signing the document received by it and sending it by facsimile transmission to the Sender; or

(ii)	signing a counterpart of the document received by it and sending it by facsimile transmission to the Sender.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder must also be sent by e-mail (which shall not constitute notice).

9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are as for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different to the delivery address), (iii) facsimile number for notices, (iv) e-mail address for notice, and (v) the person or office to whom notices are to be addressed, are initially as set out opposite such party’s name at the commencement of this document. A copy of any notice provided to Borrower hereunder shall also be provided to New Cotai and MCE.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.6, a communication is deemed given five days after being sent under clause 9.2(c).

9.5	Communications by fax

Subject to clause 9.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

9.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

Executed as an agreement

SIGNED by	)
)
)
for and on behalf of	)
CYBER ONE AGENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

SIGNED by	)
)
)
for and on behalf of	)
[Insert name of Lender]	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

Annexure E

Registration Rights Agreement

[omitted]

Annexure F-1

MCE Commitment Letter

EXECUTION VERSION

Melco Crown Entertainment Limited

6/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

Attention: Chief Legal Officer

Telecopy No.: +852-2537-3618

[●], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [●]

Fax No.: [●]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [●], 2011 and is entered into by and between Melco Crown Entertainment Limited (“MCE”) and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC, MCE Cotai Investments Limited (“MCE Cotai”) and MCE (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. MCE hereby agrees upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to MCE Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on MCE Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of MCE Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause MCE Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent MCE Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that MCE Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall MCE be required to provide such funds and/or such Financial Support in an amount exceeding MCE’s Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to MCE Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of MCE. For the purposes of clause (z), the obligation of MCE to take action under that clause shall include an obligation on MCE to exercise all of its rights (i) under the constituent documents of MCE Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of MCE Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in MCE Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect MCE Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require MCE to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means an amount equal to the lesser of (i) the amount of such Capital Call made on MCE Cotai or Financial Support required to be provided by MCE Cotai, as the case may be, and (ii) the Aggregate Remaining MCE Cotai Capital Commitment, and (b) “Aggregate Remaining MCE Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $480 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of MCE Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of MCE Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which MCE Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by MCE Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than MCE has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of MCE or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of MCE Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by MCE Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, MCE shall not have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

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4. Representations and Warranties. MCE hereby represents and warrants to the Company that (i) MCE is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by MCE and constitutes a legal, valid and binding obligation of MCE, enforceable against MCE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) MCE has and will have sufficient financial resources available to meet its obligations hereunder from time to time in an amount not less than the Aggregate Remaining MCE Cotai Capital Commitment, and (iv) no other approval is required for MCE to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of MCE and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by MCE) or (ii) MCE (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of MCE and (y) in connection with a Transfer or issuance of Upstream Securities in respect of MCE Cotai, MCE may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by MCE relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by MCE relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and MCE. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and MCE to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by MCE to its direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. MCE acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, MCE agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. MCE hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

4

12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

6

Sincerely,

MELCO CROWN ENTERTAINMENT LIMITED

By:
Name:
Title:

7

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

8

Annexure F-2

Silver Point Funds Commitment Letter

EXECUTION VERSION

Silver Point Capital Fund, L.P.

Silver Point Capital Offshore Master Fund, L.P.

c/o Silver Point Capital, L.P.

Two Greenwich Plaza

Greenwich, CT 06830

Fax No.: + 1 (203) 542-4128

[●], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [●]

Fax No.: [●]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [●], 2011 and is entered into by and among Silver Point Capital Fund, L.P. (“SPCF”), Silver Point Capital Offshore Master Fund, L.P. (“SPCOMF” and, together with SPCF, the “Silver Point Funds”), and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC (“New Cotai”), MCE Cotai Investments Limited and Melco Crown Entertainment Limited (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. Each of the Silver Point Funds hereby agrees, on a several but not joint basis, upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to New Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on New Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of New Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause New Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent New Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that New Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall the Silver Point Funds be required to provide such funds and/or such Financial Support in an amount exceeding such Silver Point Funds’ Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to New Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of the Silver Point Funds. For the purposes of clause (z), the obligation of each of the Silver Point Funds to take action under that clause shall include an obligation on each of the Silver Point Funds to exercise all of their rights (i) under the constituent documents of New Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of New Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in New Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect New Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require the Silver Point Funds to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means (i) with respect to SPCF, an amount equal to the lesser of (A) SPCF’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) SPCF’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (ii) with respect to SPCOMF, an amount equal to the lesser of (x) SPCOMF’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (y) SPCOMF’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (b) “Pro Rata Share”1 means (I) with respect to SPCF, [•]% and (II) with respect to SPCOMF, [•]% and (c) “Aggregate Remaining New Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $320 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which New Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by New Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than the Silver Point Funds has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Silver Point Funds or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of New Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

[1]	NTD: Pro Rata Share of the Silver Point Funds to equal 78% in aggregate; break down to be filled in at the Effective Time.

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3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by New Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, none of the Silver Point Funds shall have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

4. Representations and Warranties. Each of the Silver Point Funds hereby represents and warrants to the Company that (i) such Silver Point Fund is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by such Silver Point Fund and constitutes a legal, valid and binding obligation of such Silver Point Fund, enforceable against such Silver Point Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) such Silver Point Fund has and will maintain available capital in an amount not less than such Silver Point Fund’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iv) no other approval is required for such Silver Point Fund to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of each of the Silver Point Funds and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by the Silver Point Funds) or (ii) each of the Silver Point Funds (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of the Silver Point Funds and (y) in connection with a Transfer or issuance of Upstream Securities in respect of New Cotai, each Silver Point Fund may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by such Silver Point Fund relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by such Silver Point Fund relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

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7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and each of the Silver Point Funds. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and the Silver Point Funds to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by the Silver Point Funds to their direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. Each Silver Point Fund acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each Silver Point Fund agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each Silver Point Fund hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

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11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

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16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

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Sincerely,

SILVER POINT CAPITAL FUND, L.P.

By:	Silver Point Capital General Partner, LLC,
its general partner

By:	Silver Point Partners, LLC,
its managing member

By:	Silver Point Capital Holdings, LLC,
its managing member

By:
Name:
Title:	Authorized Signatory

SILVER POINT CAPITAL OFFSHORE MASTER FUND, L.P.

By:	Silver Point Capital, L.P.
its investment manager

By:
Name:
Title:	Authorized Signatory

7

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

8

Annexure F-3

Oaktree Funds Commitment Letter

EXECUTION VERSION

OCM Opportunities Fund V, L.P.

OCM Asia Principal Opportunities Fund, L.P.

OCM Opportunities Fund VI, L.P.

333 South Grand Avenue

Los Angeles, CA 90071

Attention: General Counsel

Telecopy No.: + 1 (213) 830-8545

[●], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [●]

Fax No.: [●]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [●], 2011 and is entered into by and among OCM Opportunities Fund V, L.P. (“OCM V”), OCM Asia Principal Opportunities Fund, L.P. (“OCM Asia”), and OCM Opportunities Fund VI, L.P. (“OCM VI” and, together with OCM V and OCM Asia, the “Oaktree Funds”), and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC (“New Cotai”), MCE Cotai Investments Limited and Melco Crown Entertainment Limited (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. Each of the Oaktree Funds hereby agrees, on a several but not joint basis, upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to New Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on New Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of New Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause New Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent New Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that New Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall the Oaktree Funds be required to provide such funds and/or such Financial Support in an amount exceeding such Oaktree Funds’ Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to New Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of the Oaktree Funds. For the purposes of clause (z), the obligation of each of the Oaktree Funds to take action under that clause shall include an obligation on each of the Oaktree Funds to exercise all of their rights (i) under the constituent documents of New Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of New Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in New Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect New Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require the Oaktree Funds to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means (i) with respect to OCM V, an amount equal to the lesser of (A) OCM V’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) OCM V’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (ii) with respect to OCM Asia, an amount equal to the lesser of (x) OCM Asia’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (y) OCM Asia’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iii) with respect to OCM VI, an amount equal to the lesser of (A) OCM VI’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) OCM VI’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (b) “Pro Rata Share”1 means (I) with respect to OCM V, [●]%, (II) with respect to OCM Asia, [●]%, and (III) with respect to OCM VI, [●]%, and (c) “Aggregate Remaining New Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $320 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which New Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by New Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

[1]	NTD: Pro Rata Share of the Oaktree Funds to equal 22% in aggregate; break down to be filled in at the Effective Time.

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2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than the Oaktree Funds has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Oaktree Funds or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of New Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by New Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, none of the Oaktree Funds shall have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

4. Representations and Warranties. Each of the Oaktree Funds hereby represents and warrants to the Company that (i) such Oaktree Fund is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by such Oaktree Fund and constitutes a legal, valid and binding obligation of such Oaktree Fund, enforceable against such Oaktree Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) such Oaktree Fund has and will maintain available capital in an amount not less than such Oaktree Fund’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iv) no other approval is required for such Oaktree Fund to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of each of the Oaktree Funds and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by the Oaktree Funds) or (ii) each of the Oaktree Funds (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of the Oaktree Funds and (y) in connection with a Transfer or issuance of Upstream Securities in respect of New Cotai, each Oaktree Fund may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by such Oaktree Fund relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by such Oaktree Fund relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

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7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and each of the Oaktree Funds. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and the Oaktree Funds to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by the Oaktree Funds to their direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. Each Oaktree Fund acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each Oaktree Fund agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each Oaktree Fund hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

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11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

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15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

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Sincerely,

OCM OPPORTUNITIES FUND V, L.P.

By:	OCM Opportunities Fund V GP, LLC
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:
Name:
Title:

By:
Name:
Title:

OCM ASIA PRINCIPAL OPPORTUNITIES FUND, L.P.

By:	OCM Asia Principal Opportunities Fund GP, L.P.
Its:	General Partner

By:	OCM Asia Principal Opportunities Fund GP LTD.
Its:	General Partner

By.	Oaktree Capital Management, L.P.
Its:	Director

By:
Name:
Title:

By:
Name:
Title:

7

OCM OPPORTUNITIES FUND VI, L.P.

By.	OCM Opportunities Fund VI GP, LLC
its General Partner

By:	Oaktree Capital Management, L.P.
its Managing Member

By:
Name:
Title:

By:
Name:
Title:

8

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

9

Annexure G

Other administrative matters

1	Definitions

For the purposes of this annexure G, Facility Operations Agreement and Facility Operation Revenue and Specified Affliate have the meaning given to those terms in the Implementation Agreement.

2	Acknowledgment

The parties acknowledge the operations referred to in clause 14.1(b) and 14.2(b) will take into account the alternative arrangements in this annexure G.

3	Fees

(a)	In the event the Facility Operations Agreement is not able to be amended or the other arrangements referenced in annexure G of the Implementation Agreement are not implemented, or in the event those agreements or arrangements are subsequently invalidated, terminated or breached or modified in a manner materially adverse to the Company (any such circumstance, a Failure to Amend), the parties nevertheless acknowledge that the Specified Affiliate must not retain any portion of the Facility Operation Revenue or otherwise be paid any fees in respect thereof, or if those amounts or fees are required to be retained by any third party, the parties agree to work together to agree and implement an arrangement reasonably satisfactory to the Majority of the Minority Shareholders to provide for the reimbursement to the Company of those fees.

(b)	The parties agree that if a Failure to Amend occurs and the parties are unable to reach a satisfactory arrangement on or before the date 120 days prior to the proposed Opening (or, in the case of a Failure to Amend that occurs after such date, within 60 days following the occurrence thereof) to provide for reimbursement to the Company of the fees referred to in paragraph 3(a), the relevant Group Company will be entitled to set-off any such amounts against any amounts payable to MCE or any of its Affiliates by any Group Company in respect of any services provided by MCE or its Affiliates to that Group Company. Any agreement as to the payment or reimbursement for the services to be provided by MCE or any of its Affiliates shall provide for such right of set-off and reimbursement of any fees remaining outstanding under this paragraph.

(c)	The parties further agree that if a Failure to Amend occurs, MCE must implement changes to its, the Company’s and/or the Specified Affiliate’s operations and flows of funds, and make such other accommodations as are necessary, in each case to ensure that the Company is no worse from an economic and credit risk perspective as if the amendments and other arrangements in annexure G of the Implementation Agreement had been implemented, as reasonably agreed by the Majority of the Minority Shareholders.

(d)	The parties further agree that under no circumstance will the Specified Affiliate be entitled to the payment of the fee upon the termination of the Facility Operations Agreement and MCE will procure the Specified Affiliate waives any right to such payment.

Annexure H

Additional administrative matters

1	Definitions

For the purposes of this annexure H, Facility Operation Fee, Facility Operations Agreement, Facility Items and Specified Affiliate have the meaning given to those terms in the Implementation Agreement.

2	Facility Operation Fees

(a)	The parties agree that if for any reason after the date of this document any of the Facility Operation Fees payable by the Specified Affiliate under the Facility Operations Agreement are increased, or new Facility Operation Fees are charged, in each case at any time on or following expiry of the Facility Operations Agreement in 2022 or 2032 (as applicable), MCE or the Specified Affiliate may by notice to the Company, charge to the Company, and the Company must pay prior to any amount owed by MCE or the Specified Affiliate becoming delinquent, the amount of increase of the Facility Operation Fees, or if new Facility Operation Fees are charged the amount of those additional Facility Operation Fees, in each case attributable to the period commencing 2033 (together, the Additional Facility Operation Fees) determined under paragraph 2(b).

(b)	The amount of Additional Facility Operation Fees payable by the Company equals the product of (i) the Additional Facility Operation Fees multiplied by (ii) a fraction (MSC Allocation), the numerator of which is the number of Facility Items at the MSC Property at the time payment is required to be made by the Company, and the denominator of which is the aggregate number of Facility Items allocated to the Specified Affiliate by the Macau government at that time. If, at any time during the term of the Facility Operations Agreement following the extension or renewal thereof in 2032, the MSC Allocation changes (for example, due to the opening of a new MCE Casino), there shall be an appropriate re-allocation of the Additional Facility Operation Fees (based on the proportion that the number of Facility Items at the MSC Property bears to the aggregate number of Facility Items allocated to the Specified Affiliate by the Macau government immediately following such change) and, to the extent required by such re-allocation, a reimbursement to the Company by the Specified Affiliate of Additional Facility Operation Fees actually paid by the Company pursuant to the preceding sentence.

(c)	The amounts payable or reimbursable under paragraph 2(b) must be paid or reimbursed, as the case may be, within twenty Business Days following request for payment by the party entitled to any such amounts.